As filed with the Securities and Exchange Commission on September 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital Music Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7900	20-3365526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1545 River Park Drive, Suite 210

Sacramento, CA 95815

(916) 239-6010

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mitchell Koulouris

Chief Executive Officer

1545 River Park Drive, Suite 210

Sacramento, CA 95815

(916) 239-6010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin K. Rooney, Esq. Hayden Bergman, Professional Corporation 150 Post Street, Suite 650 San Francisco, CA 94108 (415) 692-3310	Phillip J. Kushner, Esq. Greenberg Traurig, LLP 600 Three Galleria Tower 13155 Noel Road Dallas, TX 75240 (972) 419-1254

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock $0.01 par value	$36,000,000	$4,238

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Includes shares of common stock to be sold upon exercise of the underwriters’ over-allotment option, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated September 29, 2005

PROSPECTUS

Shares

Common Stock

This is our initial public offering of common stock. We are selling all of the shares.

We expect the public offering price to be between $             and $             per share. Currently, no public market exists for the shares. After pricing the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol “DMGI.”

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “ Risk Factors” beginning on page 4.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Digital Music Group, Inc.	$	$

The underwriters may also purchase up to an additional              shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2005.

I-Bankers Securities, Inc.

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Digital Music Group, Inc., DMG, Digital Musicworks International, Inc. and Digital OnRamp are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our unaudited pro forma combined financial statements and related notes and the financial statements and related notes of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC appearing elsewhere in this prospectus before you decide to invest in our common stock. References in this prospectus to “we,” “us” and “our” refer to Digital Music Group, Inc. on a combined basis including Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC, unless the context requires otherwise.

Our Company

We provide digital music recordings to online music stores. We have rights to sell over 200,000 music recordings in digital format. We purchase and license music recordings in digital format from record labels, artists and other content owners. We process these recordings through our digital music processing system for delivery to online music stores. In September 2005, we acquired more than half of these music recordings and currently have more than 17,000 music recordings available for sale through leading and selected specialty online music stores, such as Apple iTunes Music Store, RealNetworks, Napster, Wal-Mart Music, MSN Music and Yahoo! Music. Our goal is to make the remaining of these music recordings and others that we acquire available for sale at online music stores as quickly as possible.

We believe the recorded music industry is undergoing significant change, with the primary means of music distribution transitioning from physical formats such as compact disc to digital formats over the Internet and wireless and cable networks. We believe this is occurring as a result of the popularity of portable digital music players, as well as consumer acceptance and the music industry’s endorsement of legitimate digital music sales. Industry sources estimate that the worldwide recorded music market was approximately $32 billion in 2004 and that the digital music segment represented approximately 1% in 2004 and is expected to represent approximately 25% in 2009.

As of September 1, 2005, more than two million music recordings were available at iTunes, the leading online music store. By comparison, Gracenote, the leading industry music database, lists approximately 51 million music recordings in its database. We believe that many owners of music recordings have yet to make their recordings available for purchase in digital format because of the time, effort and cost involved. In addition, many online music stores are reluctant to enter into relationships with holders of small numbers of music recordings.

Through online music stores, we provide consumers with access to music recordings, many of which are not readily accessible in traditional music retailers or otherwise available in digital format. In addition, we provide a means for music and other sound recording content owners to make their content available to consumers in online music stores with minimal effort on their behalf. Further, we reduce the burden for online music stores of managing individual relationships with numerous smaller content owners.

Our rights generally allow us to electronically distribute, market, promote and sell our music recordings, including by digital download and by digital transmission such as streaming media and downloads to mobile phones. The Internet and mobile technology now make it economically feasible for online music stores to make virtually an unlimited number of music recordings available to consumers for purchase at any time. We believe that sophisticated online search tools will permit consumers of music and other sound recordings to identify and purchase many previously inaccessible recordings and that market demand for such recordings exists.

Our strategy is to rapidly acquire by purchase or license the digital rights to as many music and other sound recordings as possible. Our focus is on acquiring rights to back catalogue, out-of-print recordings, past hits and independent label recordings, including those that are not currently available for sale in traditional music retailers. Other recordings we may acquire include music and audio from live performances not previously commercially available, radio and television productions, and other sources that we identify.

Digital Music Group, Inc. was incorporated as Online Music Corporation in April 2005 to become a leading owner and distributor of digital rights to music and other sound recordings. In September 2005, we changed our name to Digital Music Group, Inc. Concurrent with the completion of the offering of shares under this prospectus, we have agreed to acquire Digital Musicworks International, Inc., a California corporation, and certain assets of Rio Bravo Entertainment LLC, a Delaware limited liability company, doing business as Psychobaby. The assets of Rio Bravo Entertainment LLC to be acquired consist solely of agreements for digital distribution rights to music recordings and agreements with online music stores. See “Certain Relationships and Related Transactions—Our Acquisition of Digital Musicworks International, Inc. and Certain Assets of Rio Bravo Entertainment LLC” for further information on Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC and these acquisitions.

Our principal executive offices are located at 1545 River Park Drive, Suite 210, Sacramento, California 95815, and our telephone number at that address is (916) 239-6010. Our web site is located at www.digitalmusicgroupinc.com. The information contained on our web site and that of Digital Musicworks International, Inc. and Psychobaby does not constitute a part of this prospectus.

The Offering

Common stock offered by us in this offering	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million. We intend to use the net proceeds as follows:

•	approximately $ million for acquisition of digital rights to music recordings;

•	approximately $ million for acquisition of property, plant and equipment;

•	approximately $500,000 to reimburse the advancement of offering expenses; and

•	the remainder for general corporate purposes, including working capital and other operating expenses.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Proposed Nasdaq National Market symbol	DMGI

Unless we indicate otherwise, all information in this prospectus: (1) assumes no exercise of the over-allotment option granted to the underwriters; (2) assumes the completion of the acquisition by us of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC; (3) is based on                      shares to be outstanding upon completion of this offering; (4) gives effect to a dividend of 1,249 shares of our common stock for each share of our common stock held as of September 8, 2005; and (5) excludes 1,200,000 shares of common stock available for future option grants under our 2005 Stock Plan.

Acquisition Consideration

The total consideration to be paid by us in the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC consists of 2,000,000 and 25,000 shares of our common stock, respectively, each of which was determined by arms-length negotiations between us and representatives of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC. For a more detailed description of these transactions, see “Certain Relationships and Related Transactions—Our Acquisition of Digital Musicworks International, Inc. and Certain Assets of Rio Bravo Entertainment LLC.”

RISK FACTORS

You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history and a history of net losses and we can not assure you when, if ever, we will become profitable.

You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development in a rapidly evolving industry. Digital Music Group, Inc. was formed in April 2005 and has had no operations to date other than with respect to the acquisitions and this offering. We have entered into agreements to acquire Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC concurrently with, and as a condition to, the sale of shares of our common stock in this offering. Digital Musicworks International, Inc. has limited operations. As a pro forma combined entity, we have experienced net losses of approximately $1.52 million since inception through June 30, 2005. Given the significant operating expenses associated with our business, we anticipate continuing losses for the foreseeable future. We have not yet been able to generate positive cash flow from operations, and we cannot be certain that we will be able to generate positive cash flow from operations in the future.

As a result of our limited operating history, we may fail to meet or exceed our forecasts or the expectations of securities analysts or investors, which could cause our stock price to decline.

Our limited operating history and the rapidly evolving nature of our industry make forecasting quarterly operating results difficult. We may not be able to quickly reduce spending if our revenue is lower than we project. In addition, we rely on the reporting of the online music stores to determine our revenue, which is typically provided to us only 30 days following the end of the month or quarter depending on the particular store. Any significant increase in our expenses or shortfall in our revenue would be detrimental to our business, operating results and financial condition and could cause our results of operation to fall below the expectation of public market analysts and investors. As a result, you should not rely on our historical results as an indicator of our future performance.

If we are unable to successfully integrate the operations of Digital Musicworks International, Inc. and the acquired assets of Rio Bravo Entertainment LLC, our financial condition and results of operations could be materially adversely effected.

There can be no assurance that we will be able to successfully combine the acquired operations of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC or integrate the systems and procedures, including accounting, financial reporting and information technology of the combined entity. Our pro forma combined financial results cover periods during which we were not under common control or management and, therefore, may not be indicative of our future financial or operating results. Our failure to integrate Digital Musicworks International, Inc. and the acquired assets of Rio Bravo Entertainment LLC could have a material adverse effect on our financial condition and results of operations.

Our business depends on our ability to identify and locate the holders of digital rights to additional music recordings, and failure to do so will have a material adverse effect on our business.

We must continue to acquire digital rights to music recordings in order to increase our revenue. Ownership of music recordings is highly fragmented and not organized in a common marketplace. There is no registry or directory of the holders of digital rights to music recordings that we may wish to acquire. Finding the owners of music recordings and associated digital rights can be difficult and time-consuming. We rely on our network of relationships and market research to locate content owners. Our inability to identify and locate such content owners will have a material adverse effect on our business.

Our inability to enter into agreements to acquire additional digital rights to music recordings on commercially favorable terms will have a material adverse effect on our revenue and operating income.

Our business is dependent on our ability to acquire digital rights to additional music recordings. Even if we are able to locate additional content owners, they may not be willing to sell or license the digital rights to their music recordings or we may not be able to negotiate terms that are commercially favorable to us. While we believe that our experience and knowledge in the music industry and our operating history allows us to determine commercially reasonable prices, we may be unable to objectively determine fair market value for the digital rights to music recordings that we acquire because of unknown consumer demand for such recordings, unknown number of additional owners of digital rights to such recordings in certain cases and absence of independent valuations for these music recordings. If these content owners are unwilling to sell or license their rights on terms that we have determined are commercially favorable to us, our revenue and operating income will be affected adversely.

We face competition from companies seeking to acquire the digital rights to music recordings, which could adversely impact our ability to acquire additional digital rights to music recordings.

The market for acquiring digital rights from content owners is competitive. The number of commercialized music recordings available for acquisition is large, but limited. We expect to face competition in our pursuit to acquire additional music recordings, which may limit the number of available music recordings for sale or license and may lead to higher acquisition prices. Competitors that acquire exclusive digital rights to music recordings prevent us from either temporarily or permanently acquiring rights to those music recordings. Our competitors may from time to time offer better terms of acquisition to content owners. Several of our competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to acquiring digital rights to music recordings. In addition, our competitors may form strategic alliances with music labels and online music stores that could adversely affect our ability to obtain additional digital rights to music recordings on favorable terms, or at all, or to distribute our music recordings through the online music stores. Increased competition for the acquisition of digital rights to music recordings may result in a reduction in our operating margins, market share and brand.

We may acquire companies that own rights to music recordings in order to acquire their digital rights, and if we are unable to successfully acquire and integrate these companies, our business could be adversely affected.

Another way for us to acquire digital rights to music recordings is by acquisition of companies that own rights to music recordings. There can be no assurance that we will be able to identify, locate, acquire or profitably manage additional businesses or successfully integrate them. Further, acquisitions involve a number of specific risks, including failure of the acquired business to achieve expected results, diversion of management’s attention, failure to retain key personnel of the acquired business, failure to obtain valid consents to assignment of contracts and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our business, financial condition and results of operations. Content owners or online music stores dissatisfaction or performance problems at an acquired company due to integration or otherwise could have an adverse effect on our reputation generally.

If the digital rights to the music recordings that we provide to the online music stores do not appeal to consumers’ tastes and preferences, our revenue will decrease.

Our success depends on our ability to offer music recordings that appeal to consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. We do not own rights to current popular hits and may never acquire rights to these music recordings. We cannot accurately assess or control consumer demand for our music recordings. Our historical sales are based on a limited library of music recordings available for purchase at the online music stores. We cannot assure you that all of our music recordings and the music recordings we acquire in the future will experience similar demand. Any reduction in the number of downloads of our music recordings will adversely impact our revenue.

We do not control the prices of our music recordings charged to consumers, and are vulnerable to discounting, price-reductions and pricing structure changes in the industry. Any reduction in the price paid to us by the online music stores per download of our music recordings could have a material adverse impact on our revenue.

We receive revenue based on the wholesale prices determined by the online music stores based, to a large extent, on the price charged to consumers by the online music stores. Currently the largest online music store, iTunes, charges consumers $0.99 per music recording download. We believe two of the four major record labels in the music industry are attempting to change the online pricing model so that the price for current popular hits will be over $1.00, while older or less popular music recordings will be sold for less. Because we are focused on acquiring or licensing the digital rights to independent label, back catalogue and out-of-print music recordings, we have not acquired rights to any current popular hits and are subject to any such pricing changes. For example, one of our agreements with an online music store provides for a three tiered price model based on how we classify our music recordings as either “frontline,” “mid-line” or “budget.” For this store we classified all of our music recordings as “frontline,” but we may not be able to do so for this or other stores in the future. We do not have the ability to influence the pricing models of the online music stores. If the online music stores adopt a lower pricing model for our music recordings or if there is a pricing structure change to a flat-fee subscription or other similar pricing models, we may receive substantially less per download for our music recordings, which could have a material adverse impact on our revenue.

There are no assurances that other parties do not also have digital rights to our music recordings, and any duplicates of our music recordings available for purchase at the online music stores could have an adverse effect on our revenue.

We generally acquire all of the digital rights that the content owner of music recordings has available to grant; however, the holders of such rights may not possess exclusive rights to those music recordings. We are unable to determine the number of additional holders of rights to our music recordings. Aside from copyright law, the rights to music recordings are contractual in nature. There is no central registry that evidences the chain of title to the rights of music recordings other than copyright registration, which is voluntary. Given the age of many of the music recordings we may acquire, there is often a lack of documentation to evidence the chain of title of rights we acquire. In addition, there is a common practice in the music industry of licensing rights in various formats or in certain compilations and to grant the same rights to different parties for the same or different geographic regions. Our agreements contain representations, warranties and indemnities only with respect to the digital rights granted to us and not with respect to the rights held by other parties. We have encountered at least one instance where we purchased rights that we already held. Additionally, we are aware of numerous instances where other parties have digital rights to the same music recordings we have digital rights. If copies of our music recordings are available at the online music stores from alternative sources, our revenue will be reduced to the extent these copies are purchased by consumers instead of ours.

There are no assurances that we receive legal title to the digital rights of music recordings that we have paid money to acquire, and any determination that we don’t hold such rights may subject us to damages for revenue received.

Our agreements contain representations, warranties and indemnities with respect to the digital rights granted to us. In at least one instance, we purchased digital rights that were determined not to be held by the holder from whom we acquired those rights and we are awaiting a refund of the purchase price we paid for those rights. If we were to acquire and make available for purchase music recordings from a person who did not actually own such rights, our business would be adversely affected. We would lose the rights to sell such music and might be subject to copyright infringement lawsuits for selling such music recordings without the right to do so. Finally, it could materially impact our reputation with content owners and our relationships with online music stores, which could adversely affect our business.

If there are long delays in the time it takes to receive the music recordings that we acquire rights to, our revenue and cash flow will be affected adversely.

To succeed, we must increase the number of music recordings available for purchase by consumers at the online music stores. Our purchase and long-term license agreements typically require the content owners of the music recordings to deliver to us their music recordings. Under our short-term license agreements, there are no delivery terms. Certain of the music recordings we acquire may be in older physical formats such as audio tape or vinyl records that require processing onto compact disc prior to being delivered to us. In addition, our agreements require that certain descriptive information required by the online music stores for each music recording be delivered with the music recordings, such as recording title, album title, artist name, genre, copyright information, label name, unique product identifier, artwork, biographical information, sales information and date of release. Historically, it has at times taken several months or longer after we have entered into an agreement before we have received delivery of all of the music recordings acquired. Although we generally specify delivery dates and make certain advance payments by us conditional upon delivery, we do not have control over the timing for receipt of the music recordings acquired. If there are long delays in the time it takes for the content owners to deliver to us the music recordings in physical format and the related descriptive information, it will delay our ability to begin the process of converting the music recordings into the digital formats required by the online music stores. Any delay in making our music recordings available for purchase at the online music stores will adversely affect the timing of our revenue and cash flow.

We have limited term agreements with the online music stores that sell our music recordings and any changes in our relationship with the online music stores, and in particular with the Apple iTunes Music Store, could have a material adverse effect on our revenue.

We rely on online music stores to sell our music recordings. More than 80% of our revenue since inception has been generated through iTunes. Our agreement with iTunes terminates April 2007. If we are not able to renew our relationships with iTunes and other online music stores that offer our music recordings for sale on similar economic terms, our ability to generate revenue will be materially adversely affected.

Historically, we have entered into multi-year agreements for digital rights to music recordings and if we are unable to renew these agreements on commercially favorable terms once they expire, our revenue will be affected adversely.

Our long-term success depends upon, among other things, our ability to renew our non-perpetual rights to music recordings once they expire. If any of our competitors offer better terms, it will cause us to spend more money or grant better terms, or both, to acquire the rights we previously held. If we are unable to renew the non-perpetual rights to our music recordings on commercially favorable terms, our revenue will be affected adversely.

If we are not able to scale our reporting and payment processes, we may experience delays providing reports to the content owners and paying required royalties that could have a negative effect on our brand identity and harm our business.

We receive regular sales reports from online music stores on behalf of the content owners that contain sales information for each of their music recordings. Based on these reports, we provide summary reports to the content owners. When we acquire the perpetual digital rights to music recordings and in certain of our license agreements, we may assume the obligations of the content owner to pay any required royalty payments to the artists according to the terms of the existing agreements. In addition, we may be required to pay statutory publishing royalties on behalf of the content owner according to the terms of our agreements. We have not implemented the systems required to process these royalties. We have accrued for future payment of royalties based on our calculations of such amounts due, but have not paid any of these amounts. As we acquire digital rights to additional music recordings and enter into relationships with more content owners, we may experience difficulties in preparing and distributing sales reports for the content owners or process and paying artist and publishing royalties in a timely fashion. If we are not able to expand our processing capability or introduce technology to allow us to determine and pay royalty amounts due and automate these tasks, we may experience delays as we increase the number of our music recordings and relationships with content owners, which could have a negative effect on our business and brand identity.

The loss of one or more of our key personnel, or our failure to attract, assimilate and retain other highly qualified personnel in the future, could seriously harm our business.

We depend on the continued services and performance of our key personnel. Although we have employment agreements with our executive officers, there is no guarantee that they will continue their employment. As we grow, our business will be dependent on our ability to recruit, employ and retain additional skilled personnel. The loss of the services of any of our key personnel or the failure to attract other key personnel could have a material adverse effect on our business or our business prospects.

Piracy will continue to have an adverse effect on our business.

All of our revenue comes from the sale of our music recordings, which is subject to unauthorized consumer copying and widespread dissemination on the Internet without an economic return to us. The global organized commercial pirate trade is a significant threat to the music industry generally and to us. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales of recorded music and have put pressure on the price of legitimate sales.

We face a potential loss of music recordings if it is determined that recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act.

The U.S. Copyright Act provides authors and their heirs a right to terminate licenses or assignments of rights in their copyrighted works that were not “works made for hire”. If any of our music recordings were determined not to be “works made for hire”, then the recording artists or their heirs could have the right to terminate the rights we hold. These residual author rights generally survive for five years after the end of the 35-year period from the date of a post-1977 license or assignment, and in the case of a pre-1978 grant in a pre-1978 recording, five years after the end of the 56-year period from the date of creation or January 1, 1978, whichever is later. Any termination of our rights to our music recordings could have an adverse effect on our business.

We may need to raise additional capital to accomplish our objectives of acquiring the digital rights to music recordings or for working capital purposes, and if we are unable to raise such money as needed our business could be adversely affected.

We intend to use our common stock and cash, if necessary, for the consideration for future acquisitions of additional music recordings. If our common stock does not maintain a sufficient market value or content owners are unwilling to accept common stock as part of the consideration for the sale of the digital rights to their music recordings or of their businesses or as consideration for licensed rights to their music recordings, we may be required to utilize more of our cash resources, if available. If we do not have sufficient cash resources, our ability to acquire additional rights to music recordings could be limited unless we are able to obtain additional capital through future debt or equity financings. Using cash to finance acquisitions could substantially limit our financial flexibility, using debt could result in financial covenants that limit our operations and financial flexibility, and using equity may result in dilution of the ownership interests of our then existing stockholders. There can be no assurance that we will be able to obtain financing if and when it is needed or that, if available, it will be available on terms that we deem acceptable. As a result, we may be unable to pursue our acquisition strategy successfully, which could have an adverse effect on our business.

If the Internet and portable digital music players cease to be the medium accepted by the mass market for digital music, our business could be affected adversely.

Our success depends to a substantial extent on the willingness of consumers to increase their use of online services as a method of purchasing music. Approximately 1% of music was purchased by digital download in 2004, according to industry sources. The use of the Internet to select and download purchased music is still evolving, and it is uncertain whether this market will achieve and sustain high levels of demand and market acceptance. If the use of the Internet to select and purchase music recordings does not gain in popularity and market acceptance, our business could be affected adversely. Much of our revenue is tied to the adoption of portable digital music players like the iPod by Apple Computer and other digital music listening devices. If the market penetration by these devices does not continue, the number of consumers purchasing digital music may decrease or not grow and our business could be adversely affected.

Any significant disruption in service on the web sites of the online music stores that offer our music recordings for sale could result in a loss of revenue to us.

Consumers purchase our music recordings at the online music stores that offer our music recordings for sale. Any interruption in the systems that make these web sites available could hinder our ability to generate revenue. In addition, the servers of the online music stores are subject to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in offering our music recordings for sale, misuse or theft of data. Any attempts by hackers to disrupt these web sites or the occurrences of other interruptions or delays, could cause a reduction in our revenue.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, in particular, the use of our name.

We have only recently changed our name to Digital Music Group, Inc. and intend to use both this name and DMG when dealing with the public in the future. We recently filed a trademark registration for both Digital Music Group and DMG, which has not yet been approved. In addition, Digital Musicworks International, Inc. recently filed a trademark registration for its logo, which we licensed rights to for purposes of this offering. There can be no assurance that such trademark registrations will be accepted or that they won’t be contested in the future. If there is a successful claim of trademark infringement against us, our business and competitive position may be affected materially and adversely. We cannot predict whether third parties will assert claims of trademark infringement against us. If we are forced to defend ourselves against any such claim, whether they are with or without merit or are determined in our favor, we may face costly litigation, or diversion of management personnel. As a result of a dispute, certain or all of the online music stores we work with may suspend or seek to amend their relationships with us. Any litigation could have an adverse affect on our business.

Risks Related to this Offering

Our officers and directors and their affiliates will exercise significant control over us.

After the completion of this offering, our officers and directors and their immediate family members will beneficially own, in the aggregate, approximately       % of our outstanding common stock. In addition, Mitchell Koulouris, our President, Chief Executive Officer and one of our directors, will beneficially own approximately       % of our outstanding common stock, Cliff Haigler, our Chief Financial Officer, will beneficially own

approximately       % of our outstanding common stock, Anders Brown, our Chief Operating Officer, will beneficially own approximately       % of our outstanding common stock, Peter Koulouris, our Vice President of Business Development, will beneficially own approximately       % of our outstanding common stock, Richard Rees, our Vice President of Business Development and Secretary, will beneficially own approximately       % of our outstanding common stock, Steve Colmar, one of our directors, will beneficially own approximately       % of our outstanding common stock, and Clayton Trier, our Chairman of the Board and one of our directors, will beneficially own approximately       %, of our outstanding common stock. These significant stockholders may have interests that are different from yours. As a result of their shareholdings, these individuals will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

New investors in our common stock will experience immediate and substantial dilution of approximately $             per share.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $             in net tangible book value per share of common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated acquisition and offering expenses payable from the initial public offering price. See “Dilution.”

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Following this offering, our charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they:

•	authorize our board of directors, without stockholder approval, to issue up to 1,000,000 shares of undesignated preferred stock; and

•	establish advance notice requirements for proposing matters to be approved by stockholders at stockholder meetings.

As a Delaware corporation, we are also subject to the Delaware anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on this provision to prevent or delay an acquisition of us. For a description of our capital stock, see “Description of Capital Stock.”

Our stock price could be volatile and could decline following this offering.

Prior to this offering, there has been no public market for shares of our common stock. An active market may not develop following completion of this offering, or if developed, may not be maintained.

The market prices of the securities of development stage companies, and in particular those companies with no significant history of profits, have been extremely volatile. The price at which our common stock will trade after this offering could fluctuate substantially due to the following factors, some of which are beyond our control:

•	variations in our operating results;

•	variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

•	announcements of developments affecting our business, systems or expansion plans by us or others; and

•	conditions and trends in online commerce industries, particularly in the online digital music market.

As a result of these and other factors, investors in our common stock may not be able to resell their shares at or above the initial offering price.

In the past, securities class action litigation often has been instituted against companies following periods of volatility in the market price of their securities. This type of litigation, if directed at us, could result in substantial costs and a diversion of management’s attention and resources.

Future sales of our common stock, including those purchased in this offering, may depress our stock price.

Sales of substantial amounts of our common stock in the public market following this offering by our existing stockholders may adversely affect the market price of our common stock. Shares issued upon the exercise of outstanding options also may be sold in the public market. Such sales could create the perception to the public of difficulties or problems with our business. As a result, these sales might make it more difficult for us to sell securities in the future at a time and price that we deem necessary or appropriate.

Upon completion of this offering, we will have outstanding                      shares of common stock, assuming no exercise of the underwriters’ over-allotment option. Of these shares, only shares sold in this offering to persons not subject to a lock-up agreement with our underwriters are freely tradable without restriction immediately following this offering. After certain of the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional                      shares will be eligible for sale in the public market,                      of which are currently held by non-affiliate investors in Digital Musicworks International, Inc., and are subject to volume limitations under Rule 144 of the Securities Act and certain other restrictions. After additional lock-up agreements pertaining to this offering expire 540 days from the date of this prospectus, an additional                      shares will be eligible for sale in the public market,                      of which are currently held by directors, officers and other affiliates, and are subject to volume limitations under Rule 144 of the Securities Act and certain other restrictions. I-Bankers Securities, Inc. may also, in its sole discretion, permit our officers, directors and current stockholders to sell shares prior to the expiration of the lock-up agreements. See “Shares Eligible for Future Sale” for more information regarding shares of our common stock that may be sold by existing stockholders after the completion of this offering.

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

We do not intend to pay dividends. You will not receive funds without selling shares, and you may lose the entire amount of your investment.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. We cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

Increased costs associated with corporate governance compliance may significantly affect our results of operations.

The Sarbanes-Oxley Act of 2002 will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require a thorough documentation and evaluation of our internal control procedures. We expect this to increase our legal compliance and financial reporting costs. This could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur higher costs to obtain coverage. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur in this regard.

Our internal controls over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

We are in the process of documenting and evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our such controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the Securities Exchange Commission thereunder, which we refer to as Section 404. Section 404 requires a reporting company to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. We will be required to comply with Section 404 for our fiscal year ending December 2007. We are currently performing the system and process documentation, evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we may identify areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management’s time. We cannot be certain as to the timing of completion of our documentation, evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such actions could adversely affect our results.

FORWARD-LOOKING STATEMENTS

You should not place undue reliance on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify such forward-looking statements. Forward-looking statements include statements regarding our acquisition of Digital Musicworks International, Inc. and certain of the assets of Rio Bravo Entertainment LLC, our business strategy, future operating performance, the size of the market for our music recordings and our prospects. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 4 and elsewhere in this prospectus. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

This prospectus contains various estimates related to the music industry and digital music sales within the music industry. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

USE OF PROCEEDS

The net proceeds to us from the sale of             shares being offered by us at an assumed initial public offering price of $             per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, including approximately $500,000 which has been advanced in the form of a promissory note by one of our stockholders (see “Certain Relationships and Related Transactions—Our Formation and Organization”) that will be repaid upon completion of this offering, are estimated to be approximately $             million, or approximately $             million if the underwriters’ over-allotment option is exercised in full.

We expect to use the balance of the net proceeds from this offering as follows:

•	an estimated $ million to acquire digital rights to additional music recordings;

•	an estimated $ million for acquisition of property, plant and equipment; and

•	the remainder of the net proceeds will be used for general corporate purposes, including working capital and other operating expenses.

In addition, we may use a portion of the net proceeds to acquire companies that own digital rights to music recordings or companies with complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

The amounts set forth above are estimates, and the exact amounts that we will spend for any of these uses cannot yet be determined. The actual amount expended for content acquisition may vary significantly depending on a number of factors, including our ability to locate content, enter into binding acquisition agreements on favorable terms and the negotiated purchase price. In addition, the net proceeds we actually expend for fixed assets or general corporate purposes may vary significantly depending on a number of factors, including future revenue growth, profitability and our cash flows. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering. Pending use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain our future earnings for future growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board or directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of August 31, 2005 for Digital Music Group, Inc., and as of June 30, 2005 for Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, to reflect the respective period ends of the companies:

•	on an actual basis assuming the effect of a dividend of 1,249 shares of our common stock for each share of our common stock held as of September 8, 2005;

•	on a pro forma combined basis assuming:

•	completion of the sale of Series B preferred stock by Digital Musicworks International, Inc. and receipt of net proceeds in the amount of $2,278,256;

•	completion of the acquisition of Digital Musicworks International, Inc. and the conversion of all of the shares of Digital Musicworks International, Inc. capital stock into 2,000,000 shares of our common stock;

•	completion of the acquisition of certain assets of Rio Bravo Entertainment LLC and the issuance of 25,000 shares of our common stock to Rio Bravo Entertainment LLC assuming a valuation of $250,000;

•	issuance of 100,000 shares of common stock to one of our directors and the Chairman of the Board in September 2005; and

•	Digital Musicworks International, Inc. is designated as the acquiror for accounting purposes.

•	on a pro forma combined as adjusted basis to reflect the sale of shares of our common stock at the assumed initial public offering price of $ per share, less the underwriting discounts and commissions and estimated offering expenses payable by us, including approximately $500,000 which has been advanced in the form of a promissory note by one of our stockholders (see “Certain Relationships and Related Transactions—Our Formation and Organization”) that will be repaid upon completion of this offering.

You should read this information in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited pro forma combined financial statements and related notes and the financial statements and related notes of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC appearing elsewhere in this prospectus.

	Actual	Pro Forma Combined	Pro Forma Combined As Adjusted
		(unaudited)	(unaudited)
Cash and cash equivalents	$45,000	$2,820,878	$—

Capitalization:
Note payable to related party	$100,000	$500,000	$—
Capital lease	—	70,532	—

Total indebtedness	$100,000	$570,532	$—

Stockholders’ equity (deficit):
Convertible preferred stock; $0.01 par value: no shares authorized (actual); no shares issued and outstanding (actual); 1,000,000 shares authorized (pro forma combined and pro forma combined as adjusted) and no shares issued or outstanding (pro forma combined and pro forma combined as adjusted)	$—	$—	—
Common stock, $0.01 par value: 20,000,000 shares authorized (actual); 2,575,000 shares issued and outstanding (actual); 20,000,000 shares authorized (pro forma combined and pro forma combined as adjusted): 4,700,000 shares issued and outstanding (pro forma combined) and shares issued and outstanding (pro forma combined as adjusted)	25,750	47,000
Additional paid-in capital	—	4,234,937
Accumulated deficit	(44,078)	(1,587,050)

Total stockholders’ equity (deficit)	(18,328)	2,694,887

Total capitalization	$81,672	$3,265,419

The shares of common stock to be outstanding in the pro forma combined and pro forma combined as adjusted column excludes up to                      shares of common stock that could be sold to the underwriters upon exercise of their option to purchase additional shares to cover over-allotments.

DILUTION

If you invest in our stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma combined net tangible book value per share of our common stock after this offering.

The pro forma combined net tangible book value of our common stock on September 30, 2005 was $             or $             per share of common stock. Pro forma combined net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, and after deducting the underwriting discounts, commissions and estimated offering and acquisition expenses payable by us, our pro forma combined as adjusted net tangible book value would be approximately $            , or approximately $             per share. This represents an immediate increase in pro forma combined net tangible book value of $             per share to existing stockholders and an immediate dilution in pro forma combined net tangible book value of $             per share to new investors purchasing our common stock in this offering.

The following table illustrates the per share dilution:

Estimated public offering price per share		$
Pro forma combined net tangible book value per share as of September 30, 2005	$
Increase in pro forma combined net tangible book value per share attributable to this offering	$

Pro forma combined net tangible book value per share as adjusted after this offering		$

Dilution per share to new investors		$

If the underwriters over-allotment option is exercised in full, there will be an increase in pro forma combined as adjusted net tangible book value to $             per share to existing stockholders and an immediate dilution in pro forma combined as adjusted net tangible book value of $             per share to new investors in this offering.

The following table sets forth, on a pro forma combined basis as of September 30, 2005, giving effect to the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC at September 30, 2005, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by our existing stockholders, shareholders of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC and by the new investors, before deducting estimated offering and acquisition expenses payable by us, using the estimated public offering price of $             per share.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Our existing stockholders and shareholders of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC(1)	4,700,000%		$	%	$
New investors		%	$	%	$

Total		100.0%		$100.0%

(1)	See “Certain Relationships and Related Transactions—Our Formation and Organization” for a discussion of the issuance of common stock to our shareholders and the shares of common stock issuable to the shareholders of Digital Musicworks International, Inc. and to Rio Bravo Entertainment LLC upon completion of the acquisitions.

If the underwriters over-allotment option is exercised in full, our existing stockholders and shareholders of Digital Musicworks International, Inc. and members of Rio Bravo Entertainment LLC would own         % and our new investors would own         % of the total number of shares of our common stock outstanding after the completion of the acquisitions and this offering.

SELECTED PRO FORMA COMBINED FINANCIAL DATA

The following table sets forth unaudited selected combined financial data for the period from inception to December 31, 2004 and the period from inception to June 30, 2004 and the six months ended June 30, 2005, on a pro forma combined basis assuming the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC. We will acquire Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC concurrently with, and as a condition to, the completion of this offering. For financial statement presentation purposes, however, Digital Musicworks International, Inc. has been identified as the accounting acquiror, as its shareholders will represent our largest voting interest. Digital Music Group, Inc. and Digital Musicworks International Inc. had no operations prior to January 1, 2004. Digital Music Group, Inc. had no operations prior to June 30, 2005 other than in connection with the acquisitions and this offering. The historical results are not necessarily indicative of results to be expected for any future period. Additionally, the assets to be acquired from Rio Bravo Entertainment LLC were not owned by Rio Bravo Entertainment LLC prior to January 1, 2004. During the periods presented below, we and Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC had no intercompany transactions and were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by us. The following pro forma combined selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and are qualified by reference to the financial statements and notes thereto appearing elsewhere in this prospectus.

	From Inception to December 31, 2004	From Inception to June 30, 2004	For the Six Months Ended June 30, 2005
	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$73,020	$1,726	$223,672
Cost of revenue	43,045	1,267	212,756

Gross profit	29,975	459	10,916
Operating expenses	(666,831)	(8,693)	(871,527)
Other income and expenses, net	(1,291)	(800)	(5,561)

Net loss	$(638,147)	$(9,034)	$(866,172)

Pro forma shares outstanding excluding offering(1)	4,700,000	4,700,000	4,700,000
Pro forma loss per share(1)	$(0.14)	$(0.00)	$(0.18)

Balance Sheet Data:
Cash and cash equivalents	$735,837	$170,984	$97,622
Working capital (deficit)	675,121	170,543	(79,323)
Total assets	1,456,280	445,234	900,698
Capital lease obligations	88,553	—	70,532
Notes payable	—	—	230,000
Convertible preferred stock	1,695,496	200,000	1,695,496
Stockholders’ equity	1,283,658	444,792	414,709

(1)	Pro forma shares outstanding assumes all of the shares of Digital Music Group, Inc. issued through September 29, 2005 totalling 2,675,000 and the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC and issuance of an aggregate of 2,025,000 shares of our common stock as consideration in the acquisitions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited pro forma combined financial statements and related notes and the financial statements and related notes of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC contained elsewhere in this prospectus. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 4 and elsewhere in this prospectus.

Overview

Our Company

We provide digital music recordings to online music stores. We have rights to sell over 200,000 music recordings in digital format. We purchase and license music recordings in digital format from record labels, artists and other content owners. We process these recordings through our digital music processing system for delivery to online music stores. Currently, we have more than 17,000 music recordings available for sale through leading and selected specialty online music stores, including Apple iTunes Music Store, RealNetworks, Napster, Wal-Mart Music, Yahoo! Music and MSN Music.

Online Music Corporation was organized as a Delaware corporation in April 2005 to create a leading owner and distributor of digital rights to music and other sound recordings. In September 2005, we changed our name to Digital Music Group, Inc. and entered into a merger agreement to acquire Digital Musicworks International, Inc. and an asset purchase agreement to acquire certain assets of Rio Bravo Entertainment LLC. The assets of Rio Bravo Entertainment LLC to be acquired consist solely of agreements for digital distribution rights to music recordings and its agreements with online music stores. Both of these acquisitions will be completed concurrently with, and as a condition to, the completion of this offering. This discussion is a pro forma combined analysis assuming the completion of these acquisitions.

Digital Musicworks International, Inc. was founded in February 2004 and began operations with the intention of selling its music catalog through online music stores. Its business model initially consisted of three distinct approaches to the recorded music market. The first approach was to acquire digital music content through the purchase or long-term license of digital rights to existing music recordings. The second approach was to acquire digital music content through short-term distribution agreements with content owners. The final approach was to create original music recordings through its record label and promote these artists through online music stores. Rio Bravo Entertainment LLC has been in business since 1998 and is a general entertainment company. The assets we are acquiring consist solely of contracts for distribution rights to digital music recordings and its agreements with online music stores. These operations began in March 2004.

Our revenue began in the second quarter of 2004 when we began entering into short-term distribution agreements with music content owners in March 2004, we currently have the rights to distribute over 7,000 music recordings through the online music stores.

We entered into our first major content acquisition agreement in July 2004. Since then we have executed four other license and acquisition agreements. These agreements provide us with long-term or perpetual digital rights to over 193,000 music recordings. In June 2004, we began to create original music recording for artists and currently represent 10 artists. While we still recognize minimal revenue from the sales of these existing recordings, our focus will be primarily on acquiring digital rights to music recordings by purchase or license.

Our plans are to use the net proceeds from this offering to acquire the digital rights to additional music and other sound recordings. In particular, we will use the proceeds from this offering to make upfront payments to acquire the perpetual or long-term digital rights to music recordings and acquire labels or companies with digital rights to music recordings. We will also use the proceeds of this offering to further develop our content processing and accounting operations, pay our existing indebtedness and expand our royalty payment systems and for general corporate purposes. See “Use of Proceeds.”

Our revenue is derived primarily from online music stores that offer our music recordings on a pay-per-download or subscription basis. iTunes currently accounts for more than 80% of our revenue. We also have agreements with ten other online music stores. The amount paid to us per download is negotiated in advance at the time we enter into an agreement with an online music store. Although we negotiate with each store separately, our experience is that the percentage of the retail price paid to rights holders does not vary significantly across music stores. For subscription-based online music stores, we typically receive a percentage of the subscription revenue realized by the online music stores based on the number of times our music recordings are listened to or downloaded as compared to other available music recordings during the relevant time period.

Cost of revenue consists of (i) royalties to artists and publishers, (ii) revenue sharing payments based on our agreements, and (iii) amortization of payments made to acquire digital rights to music recordings. Royalty payments to the artist and publisher are stipulated in the original recording contract. In some cases, as part of our negotiation, the content owner from whom we license content will pay these royalties. We purchase or license the digital rights to previously recorded music and have no influence over the historical terms of the contracts between the content owner and artists or publishers. Our experience is that these artist royalty obligations have historically been between 0% and 15% of our revenue. The publisher royalties are a statutory rate in the United States of America, which is currently $0.085 per music recording sold. Beginning in January 2006, the statutory rate will increase to $0.091. We capitalize the acquisition costs of our perpetual and long-term digital rights and we amortize these amounts over the shorter of seven years or the length of the contract period which we believe reasonably relates the amount of amortization to the revenue expected to be generated. In the case of some of our licenses, we make royalty advances, which we capitalize as a prepaid expense that is expensed as cost of revenue as the related revenue is earned.

We have incurred significant losses since our inception. As of June 30, 2005, combined losses totalled approximately $1,523,000. Although we expect an increase in our revenue, we may continue to incur losses as a result of higher operating expenses. These increased operating expenses will be caused by adding personnel dedicated to business development, accounting functions, operations, management and other general and administrative expenses. We also expect to incur significant costs related to being a public company. In addition, our business model requires substantial capital to continue to acquire digital rights to music recordings.

Basis of Presentation

Digital Music Group, Inc. does not have an operating history separate from the operations of Digital Musicworks International, Inc. and the digital music distribution operations of Rio Bravo Entertainment LLC, both to be acquired concurrently with, and as a condition to, this offering. We will acquire Digital Musicworks International, Inc. by way of a merger with us and purchase certain assets of Rio Bravo Entertainment LLC consisting of agreements with content owners to distribute their music recordings in digital format and its agreements with online music stores. We believe a pro forma combined presentation assuming the completion of the acquisitions is more meaningful than a discussion of the individual results of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC. Accordingly, the following discussion will reference the unaudited pro forma combined financial statements of Digital Music Group, Inc. that assume the completion of these acquisitions. The unaudited pro forma combined financial statements are derived from the historical financial statements of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC for the period from inception to December 31, 2004 and of Digital Music Group, Inc. for the period from inception to August 31, 2005. Rio Bravo Entertainment LLC began its online music operations in March 2004 and Digital Musicworks International, Inc. was incorporated in February 2004 and did not have any operations prior to 2004.

The fair market value of the assets of Rio Bravo Entertainment LLC purchased by Digital Music Group, Inc. will be determined upon completion of this offering. Management estimates that this fair market value will be between $250,000 and $300,000. This amount will be amortized and expensed to costs of revenue by Digital Music Group, Inc. over the remaining terms of these assets, which are distribution agreements. Because the remaining terms of these agreements following the completion date of this offering is uncertain, the valuation is uncertain and not all of these assets were owned by Rio Bravo Entertainment LLC at the beginning of the period presented, accordingly amortization has not been included as an expense to cost of revenue on a historical pro forma combined basis. These amounts will be amortized and expensed to cost of revenue on a straight-line basis over the remaining term of the agreements following the completion of this offering. A preliminary estimate by management of this amortization expense to cost of revenue will be approximately $30,000 to $50,000 per quarter subsequent to this offering.

Key Trends Affecting Demand for Digital Music Recordings

We believe that the recorded music industry is undergoing a significant change, with the primary means of music distribution transitioning from physical formats like compacts disc to digital formats over the Internet and wireless and cable networks. The recorded music industry has undergone two previous format transitions over the last 30 years. The first transition was from vinyl records to cassette tapes from approximately 1979 to 1988 and the second transition was from cassette tapes to compact discs from approximately 1988 through 1997. In both cases this format transition was complete within approximately 7 to 10 years, and in both cases the recorded music market at the end of the transition was larger than the recorded music market at the beginning of the transition.

Today, we believe that we are at the beginning of the transition from physical formats like compact disc to digital formats. We believe this is a direct result of the popularity of portable digital music players like the Apple iPod and consumer acceptance and the music industry’s endorsement of legitimate digital music sales. We believe this transition is just beginning and the market share of digital music will increase until digital formats are the predominant way consumers purchase and listen to music.

Seasonality

Our limited operating history has not allowed us to identify seasonality in our business. We expect that our revenue will be seasonal, with revenue being the highest in the first quarter, reflecting higher consumer holiday spending on portable digital music players and recorded music in general.

Critical Accounting Policies and Estimates

Our unaudited pro forma combined financial statements have been derived from the financial statements of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC that were prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements require us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to customer revenue, bad debts, intangible assets, income taxes, contingencies and litigation. We base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We derive our revenue from the online music stores that sell to consumers the digital music recordings that we acquired or control through licenses with artists, publishers or other content owners. We receive revenue from online music stores that charge consumers on a per download basis for each download of a music recording. In addition, we receive revenue from subscription-based online music stores calculated as a percentage of the subscription price paid by the consumer based on the percentage of times our digital music recordings are listened to or downloaded as compared to other music recordings during the relevant time period. Our revenue is directly related to the number of times our digital music recordings are listened to or downloaded from the online music stores. Each online music store reports our revenue, generally on a monthly basis, pursuant to the terms of our agreement with such online music store. We recognize revenue in the month the transaction occurs when persuasive evidence of a sale exists, delivery and acceptance have occurred, the price is fixed or determinable and collectibility is reasonably assured.

Acquisition Costs for Digital Music Rights

We capitalize the acquisition costs of acquiring or licensing the digital rights to music recordings, which are amortized using the straight-line method over the shorter of the term of the related agreement or seven years which we believe reasonably relates the amount of amortization to the revenue expected to be generated.

Royalty Advances

Royalty advances are cash amounts paid to content owners for the right to sell digital music recordings for a specific period of time. These advances are recorded as prepaid expenses and, on a monthly basis, as each online music store reports the number of downloads and calculates our revenue, the portion of revenue allocated to each content owner is expensed and the royalty advance account is reduced.

Valuation of Capitalized Digital Music Rights and Royalty Advances

On a quarterly basis, we review the carrying value of capitalized digital rights to music recordings, royalty advances and capitalized music recording costs, for evidence of impairment by comparing the undiscounted cash flows generated from those assets and the carrying value of the assets. We determined that the costs were recoverable as of December 31, 2004. In the six month period ended June 30, 2005, we determined that $75,183 related to capitalized music recording costs were not recoverable and reduced their carrying value accordingly. Future adverse changes in market conditions or poor operating results of our music recording assets could result in losses or an inability to recover the carrying value of the asset that may not be reflected in an asset’s current carrying value, thereby possibly requiring an impairment charge in the future. Capitalized digital music rights and royalty advances amounted to $375,455 as of June 30, 2005.

Accounting for Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred tax assets will more likely than not be realized from the results of operation. At December 31, 2004 and June 30, 2005, we recorded a full valuation allowance against deferred income taxes.

Allowance for Doubtful Accounts

We establish allowances for doubtful accounts based on credit profiles of the online music stores that offer our music recordings for sale, current economic trends, contractual terms and conditions and historical payment experience, as well as for known or expected events. We have not experienced any bad debts. At December 31, 2004 and June 30, 2005, no allowance for doubtful accounts had been recorded.

Results of Operations

The following table sets forth our unaudited pro forma combined results of operations expressed as a percentage of pro forma combined revenue for the periods presented:

	For the Period from Inception to December 31, 2004 (unaudited)		For the Period from Inception to June 30, 2004 (unaudited)		For the Six Months Ended June 30, 2005 (unaudited)
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
Revenue	$73,020	100.0%	$1,726	100.0%	$223,672	100.0%
Cost of revenue	43,045	58.9	1,267	73.4	212,756	95.1

Gross profit	29,975	41.1	459	26.6	10,916	4.9
Operating expenses	(666,831)	(913.2)	(8,693)	(503.7)	(871,527)	(389.6)
Other income and expense, net	(1,291)	(1.8)	(800)	(46.3)	(5,561)	(2.5)

Net loss	$(638,147)	(873.9)%	$(9,034)	(523.4)%	$(866,172)	(387.3)%

Comparison of Period from Inception to June 30, 2004 and Six Months Ended June 30, 2005

Revenue.    Revenue grew from $1,726 for the for the period from inception to June 30, 2004 to $223,672 for the six months ended June 30, 2005. From inception to June 30, 2004, our revenue was insignificant because we were beginning our operations and focused on acquiring our initial digital rights to music recordings, establishing relationships with online music stores and identifying artists to sign to our record label. Our revenue from inception to June 30, 2004 was primarily from iTunes for the small number of music recordings we had available for purchase. We did not receive any revenue from the sale of music recordings by artists signed to our record label during this time period. We had less than 220 music recordings available for purchase at the online music stores as of June 30, 2004 compared to 12,000 available for purchase at the online music stores as of June 30, 2005. For the six months ended June 30, 2005, approximately 60% of our revenue was derived from sales of music recordings that we distributed pursuant to short-term licenses, approximately 35% of our revenue was derived from sales of music recordings that we purchased or acquired by long-term license and the remaining approximate 5% of our revenue was derived from sales of music recordings under our record label. We expect our revenue to increase as the digital music industry grows and we make additional music recordings available for purchase at the online music stores.

Cost of Revenue.    Cost of revenue increased from $1,267, or 73.4% of revenue, for the period from inception to June 30, 2004 to $212,756, or 95.1% of revenue, for the six months ended June 30, 2005. The cost of revenue for the six months ended June 30, 2005 was negatively impacted by a write-down of $75,183 related to a contract entered into in January 2005 with an artist under our record label. At June 30, 2005, we determined that costs incurred to acquire digital music rights for and royalty advances made to this artist were not recoverable. Our contract with this artist was subsequently terminated in July 2005. Excluding this item, our cost of revenue would have been $137,573 or 61.5% of revenue, for the six months ended June 30, 2005. Cost of revenue for the period from inception to June 30, 2004 was higher as a percentage of revenue than for the six months ended June 30, 2005, adjusting for the write-down, because all of our music recording sales from inception to June 30, 2004 were from short-term distribution agreements, which have a higher cost of revenue than long-term license agreements which represented 35% of revenue during the six months ended June 30, 2005. As a percentage of revenue, we expect our cost of revenue to decrease as we increase the proportion of our music recordings acquired on a perpetual or long-term basis.

Operating Expenses.    Operating expenses increased from $8,693, or 503.7% of revenue, for the period from inception to June 30, 2004, to $871,527, or 389.6 % of revenue, for the six months ended June 30, 2005. Our operating expenses from inception to June 30, 2004 were nominal due to our operations beginning during that period. Operating expenses increased significantly in the first half of 2005 because of a substantial increase in payroll costs, professional fees, travel related costs and other expenses. In addition, approximately 53.9% of payroll costs for the first half of 2005 was attributable to personnel directly responsible for to the signing, promoting and marketing of artists signed to exclusive recording agreements on our record label. These individuals were not in our payroll during the period from inception to June 30, 2004. In May 2005, we reduced our personnel from 15 to 7 and reduced our focus on signing new artists to our record label. Although some of our revenue is associated with this portion of our business, we have no personnel focused on this portion of our business today. We expect our operating expenses to increase substantially as we expand business development, operations and management, implement accounting controls and other general and administrative expenses. We also expect to incur significant costs related to being a public company. However, we expect operating expenses to decline as a percentage of revenue in the future.

The following table sets forth the individual components of operating expenses for the period from inception to June 30, 2004 and for the six months ended June 30, 2005.

	For the Period from Inception to June 30, 2004 (unaudited)		For the Six Months ending June 30, 2005 (unaudited)
Category	Amount	Percentage of Total	Amount	Percentage of Total
Personnel-related expenses	$—	—	$469,986	54.0%
Professional Fees	7,957	89.7%	136,077	15.6
Travel-related expenses	—	—	68,764	7.9
Other	736	10.3	196,700	22.6

Total	$8,693	100.0%	$871,527	100.0%

Period Ended December 31, 2004

Revenue.    Revenue was $73,020 for the period from inception to December 31, 2004. Approximately 50% of our revenue was derived from sales of music recordings that we purchased or acquired by long-term license. For the period from inception to December 31, 2004, approximately 40% of our revenue was derived from sales of music recordings that we distributed pursuant to short-term licenses and approximately 10% of our revenue was derived from sales of music recordings under our record label. During this period, we were primarily focused on acquiring digital rights to music recordings, processing our music recordings for delivery to the online music stores and signing artists to our recording label. We expect our revenue to increase as the digital music industry grows and consumers purchase music recordings in digital format at online music stores. In addition, we expect to substantially increase the number of our music recordings in digital format.

Cost of Revenue.    Cost of revenue was $43,045 for the period from inception to December 31, 2004, or 58.9% of revenue. We expect the cost of revenue to decrease as a percentage of revenue as we increase the proportion of our revenue derived from music recordings to which we hold perpetual and long-term license rights, which have a lower cost of revenue than our short-term license rights.

Operating Expenses.    Operating expenses were $666,831 for the period from inception to December 31, 2004, or 913% of revenue. Operating expenses for the year consisted of payroll costs, professional fees, travel related costs and other expenses. Although our operating expenses from inception to June 30, 2004 were minimal, upon financing in September 2004, we hired additional personnel to support our operations and support the promotion and marketing of artists signed to our record label. In 2004, approximately 50% of our personnel were dedicated to our record label.

Operating expenses consist primarily of salaries and benefits for management, sales and administrative personnel, travel, consulting and other costs related to the identification of and negotiations with potential sellers and licensors of digital rights to music recordings.

The following table sets forth the individual components of operating expenses for the period from inception to December 31, 2004.

Category	Amount	Percentage of Total
Personnel-related expenses	$319,791	48.0%
Professional fees	180,354	27.0
Travel-related expenses	69,891	10.5
Other	96,795	14.5

Total	$666,831	100.0%

We expect our operating expenses to increase substantially for the following reasons:

•	Digital Music Processing. We will continue to invest in developing our digital music processing operations. We will incur expenses for software development and information technology personnel, operations management, depreciation and amortization associated with fixed assets, and digital music rights and royalty advances.

•	Accounting and Reporting. We expect the number of our accounting personnel to increase substantially upon completion of this offering to comply with the obligations of being a public company. We will continue to expand our accounting operations to accommodate increasing numbers of our music recordings and to improve our royalty payment processing and reporting systems.

•	Business Development. We will hire additional business development personnel to focus on acquiring music recordings. We expect the percentage of operating expenses associated with content acquisition personnel to increase in the foreseeable future.

•	Public company. We expect that our operational costs will increase due to being a public company.

Income Taxes.    At December 31, 2004, we had available federal and state unused net operating loss carry-forwards of approximately $733,000 and $642,000, respectively, to offset future federal and state taxable income. The federal and state unused net operating loss carry-forwards expire in 2019 and 2014, respectively. In addition to potential expiration, there are several factors that could limit or eliminate our ability to use these federal and state tax loss carry-forwards. For example, under Section 382 of the Internal Revenue Code of 1986, as amended, use of prior net operating loss carry-forwards is limited after an ownership change. We may be subject to limitations on the use of our net operating loss carry-forwards as provided under Section 382 because of prior or future sales of securities or the sale or issuance of the shares offered hereby. Accordingly, we cannot assure you that a significant amount of the existing net operating loss carry-forwards will be available for our use. As a result, we have recorded full valuation allowance against these net operating loss carry-forwards. If we achieve profitability, which may not happen, the use of net operating loss carry-forwards that have not expired would have the effect of reducing our tax liability and increasing our net income and available cash resources in the future. When all net operating loss carry forwards have been used or have expired, we would become subject to increased tax expense, which will result in reduced earnings.

Selected Quarterly Results of Operations

The following table sets forth unaudited pro forma quarterly combined statement of operations data for each of the six quarters through June 30, 2005, on a pro forma combined basis assuming the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC. We will acquire Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC simultaneously with, and as a condition to, the consummation of this offering. For financial statement presentation purposes, however, Digital Musicworks International, Inc. has been identified as the accounting acquiror, as its shareholders will represent our largest voting interest. Digital Music Group, Inc. and Digital Musicworks International, Inc. had no operations prior to January 1, 2004. This data should be read in conjunction with the unaudited pro forma combined financial statements and related notes and the financial statements and related notes of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC included elsewhere in this prospectus. Additionally, the assets to be acquired from Rio Bravo Entertainment LLC were not owned by Rio Bravo Entertainment LLC prior to January 1, 2004. During the periods presented below, we and Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC had no intercompany transactions and were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by us. These unaudited pro forma combined unaudited quarterly operating results are not necessarily indicative of the operating results for any future period.

	For the quarters ended (unaudited)
	3/31/04(1)	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05
Combined Statement of Operations Data:
Revenue	$—	$1,726	$17,627	$53,667	$100,412	$123,260
Cost of revenue	—	1,267	12,106	29,672	57,431	155,325	(2)

Gross profit (loss)	—	459	5,521	23,995	42,981	(32,065	)(2)
Operating expenses	64	8,629	153,601	504,537	531,743	339,784

Loss from operations	(64)	(8,170)	(148,080)	(480,542)	(488,762)	(371,849)
Interest income	—	—	381	1,921	2,296	602
Interest expense	—	—	—	(2,793)	(3,339)	(4,320)

Loss before income taxes	(64)	(8,170)	(147,699)	(481,414)	(489,805)	(375,567)
Income taxes	—	(800)	—	—	800	—

Net loss	$(64)	$(8,970)	$(147,699)	$(481,414)	$(490,605)	$(375,567)

As a percentage of revenue:
Cost of revenue(2)	—	73.4%	68.7%	55.3%	57.2%	126.0	%(2)
Gross profit margin(2)	—	26.6%	31.3%	44.7%	42.8%	(26.0	)%(2)

(1)	For the period from inception to March 31, 2004.
(2)	Cost of revenue in the quarter ended June 30, 2005 includes a charge of $75,183 write-off related to a contract entered into in January 2005 with an artist under our record label that was terminated in July 2005. Without this change, cost of revenue in the quarter ended June 30, 2005 would have been $80,142, or 65% of revenue, and gross profit would have been $43,118, or 35% of revenue.

	For the quarters ended (unaudited)
	3/31/04(1)	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05
Additional Operating Data:
Number of tracks available for sale (approximate)	—	220	1,200	3,150	4,500	8,000
Number of downloads per quarter (approximate)	—	2,500	27,000	82,500	154,000	189,000

(1)	For the period from inception to March 31, 2004.

Our revenue increased in every quarter on a year-over-year basis and on a sequential quarter-over-quarter basis. The general increase in revenue is due to general industry growth, continued acquisition of perpetual and long-term rights to music recordings and acquisition of short-term distribution rights. Each quarter we have added music recordings available for sale at the online music stores. More than 80% of our revenue was derived from iTunes. We expect our revenue to continue to grow on a quarter-to-quarter basis as the number of music recordings acquired and processed by us increases and as we make these music recordings available for sale. We expect our revenue from exclusively signed artists to our record label to continue to decline as a percentage of revenue.

Cost of revenue as a percentage of revenue has fluctuated on a quarter-to-quarter basis from 55.3% to 73.4% over the six quarters through June 30, 2005. These expenses as a percentage of revenue will vary depending on the mix of revenue received from our music recordings held on a perpetual or long-term basis and under our short-term distribution agreements.

Operating expenses have increased in absolute amount on a quarter-to-quarter basis from inception to the quarter ended March 31, 2005 due to expansion of our operations. In the quarter ended June 30, 2005, there was a decrease in operating expenses to $339,784 from $531,743 in the prior quarter as a result of a reduction in our personnel associated with the promotion of artists exclusively signed to our record label. We expect to continue to expand operations and anticipate operating expenses to increase in absolute dollars in future periods. We expect an increase in absolute dollars from ongoing investments related to music processing infrastructure, royalty processing, marketing, business development, marketing and content acquisition.

Due to the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of our common stock would likely be materially adversely affected.

Liquidity and Capital Resources

We have funded our operations from inception to June 30, 2005 primarily through private sales of equity securities and promissory notes totaling $1,933,256. Subsequently, we completed an additional equity financing in September 2005 which resulted in net proceeds of $2,278,256.

Our operating activities resulted in net cash outflows of $690,350 for the six months ended June 30, 2005 and in net cash outflows of $581,435 for the period from inception to December 31, 2004, primarily as a result of net losses from operations.

Our investing activities resulted in net cash outflows of $184,843 for the six months ended June 30, 2005 and in net cash outflows of $322,758 for the period from inception to December 31, 2004 to purchase fixed assets, digital rights to music recordings and cash advances for license rights.

Financing activities provided cash of $236,978 during the six months ended June 30, 2005, primarily from the issuance of a subordinated promissory note of $230,000 and common stock of $25,000, offset by $18,022 related to payment of lease obligations. Financing activities provided cash of $1,540,030 during the period from inception to December 31, 2004, primarily from the issuance of preferred stock of $1,670,496 and common stock of $3,250, offset by $133,716 related to payment of lease obligations.

As of June 30, 2005, we had cash and cash equivalents of $97,622 and a working capital deficit of $77,323. In a subsequent event in September 2005, Digital Musicworks International, Inc. sold 9,241,565 shares of its Series B preferred stock at $0.262 per share for net proceeds of $2,278,256. The proceeds included conversion of promissory notes with principal amount of $230,000 together with accrued interest of $2,205, that converted at a discount of 35% (representing an aggregate discount of $125,033) to the per share sale price and $18,000 of issuance costs.

On August 31, 2005, we borrowed $100,000 from Business Ventures Corp., a former stockholder of ours, and issued to Business Ventures Corp. an unsecured promissory note in the principal amount of $500,000 that bears a per annum interest rate equal to the “Prime Rate” announced from time to time by Bank of America and is due, with accrued interest, on the earlier of the completion of this offering or February 28, 2006. Subsequently, we borrowed an additional $400,000 under that promissory note.

The following table summarizes our contractual obligations and other commitments as of June 30, 2005, and the effect such obligations and commitments are expected to have on our liquidity and cash flows in future periods.

Contractual Obligations	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Short-term debt obligations	$230,000	$230,000	$—	$—	$—
Capital lease obligations	70,532	50,497	20,035	—	—
Operating lease obligations	22,292	22,292	—	—	—
Digital rights purchase obligations	69,750	69,750	—	—	—
Royalty advances	450,000	45,000	90,000	90,000	225,000

Total	$830,574	$417,539	$110,035	$90,000	$225,000

We expect to devote substantial resources to acquiring digital rights to additional music recordings and to expanding our operations. Although we anticipate our current cash and cash equivalents and cash flows from operations will be sufficient to fund our activities for at least the next 12 months and the foreseeable future, we cannot assure you that we will not require additional financing within this time period or that additional funding, if needed, will be available on terms acceptable to us or at all. Failure to generate sufficient revenue or raise additional capital could have a material adverse effect on our ability to achieve our intended business objectives.

We anticipate using the proceeds of the offering to acquire digital music rights, expand our operations, acquire or invest in complementary businesses and to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of assets, businesses or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transactions, other than the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC.

Off-Balance Sheet Arrangements

As of June 30, 2005, we had no off-balance sheet arrangements.

Recent Accounting Pronouncements

Emerging Issues Task Force Issue 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings per Share (EITF 04-08), became effective for fiscal periods ending after December 15, 2004. EITF 04-08 requires the inclusion of shares related to certain contingently convertible debt instruments for computing diluted earnings per share using the if-converted method, even when a market price contingency has not been met. Management considers the shares related to convertible notes to represent nominal issuances. Accordingly, we included the convertible notes payable in the calculation of diluted earnings per share.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company early adopted SFAS No. 123R in 2004.

Qualitative and Quantitative Disclosures About Market Risk

The primary objective of our investment activities is to preserve principal, while at the same time maximizing income we receive from investments without significantly increasing risk. Some of the securities we invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the value of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit with maturities of less than thirteen months. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

BUSINESS

Our Company

We provide digital music recordings to online music stores. We have rights to sell over 200,000 music recordings in digital format. We purchase and license music recordings in digital format from record labels, artists and other content owners. We process these recordings through our digital music processing system for delivery to online music stores. In September 2005, we acquired more than half of these music recordings and currently have more than 17,000 music recordings available for sale through leading and selected specialty online music stores, including Apple iTunes Music Store, RealNetworks, Napster, Wal-Mart Music, MSN Music and Yahoo! Music. Our goal is to make the remaining of these music recordings and others that we acquire available for sale at online music stores as quickly as possible.

We were incorporated as Online Music Corporation in April 2005 to become a leading owner and distributor of digital rights to music and other sound recordings. In September 2005, we changed our name to Digital Music Group, Inc. Concurrent with the completion of this offering, we have agreed to acquire Digital Musicworks International, Inc., a California corporation, and certain assets of Rio Bravo Entertainment LLC, a Delaware limited liability company, doing business as Psychobaby. The assets of Rio Bravo Entertainment LLC to be acquired consist solely of agreements for digital distribution rights to music recordings and agreements with online music stores. See “Certain Relationships and Related Transactions—Our Acquisition of Digital Musicworks International, Inc. and Certain Assets of Rio Bravo Entertainment LLC.”

There is increasing demand for the purchase of distributed digital music through online music stores and wireless channels, such as mobile phones. Online music stores offer the ability to make large numbers of recordings available to consumers for purchase at any time. We believe that sophisticated online search tools will permit consumers of music and other sound recordings to identify and purchase many previously inaccessible recordings. However, only a fraction of known music recordings are currently available for purchase in digital format. We believe that many owners of music recordings have yet to make their recordings available in digital format because of the time, effort and cost involved. In addition, we believe many online music stores are reluctant to enter into relationships with holders of small numbers of music recordings.

Through online music stores, we provide consumers with access to music recordings, many of which are not readily accessible in traditional music retailers or otherwise available in digital format. In addition, we provide a means for music and other sound recording content owners to make their content available to consumers at online music stores with minimal effort on their behalf. Further, we reduce the burden for online music stores of managing individual relationships with numerous smaller content owners.

We receive revenue from the online music stores that pay us a share of their proceeds from the sale of our music recordings. We pay a portion of our revenue to the content owner for each music recording sold through us, and if applicable we also pay a royalty to the artist and publisher of the music recording.

Our rights generally allow us to electronically distribute, market, promote and sell our music recordings, including by digital download and by digital audio transmission formats such as streaming media and downloads to mobile phones. Our digital music rights are from various genres and time periods and include past hits, foreign music, live performances and music that may no longer be readily available from traditional music retailers. Other recordings we may acquire include music and audio from live performances not previously commercially available, radio and television productions, and other sources as they are identified by us. We actively seek out the owners of music and other sound recordings for purposes of acquiring their digital rights.

Market Overview

We believe the recorded music industry is undergoing significant change, with the primary means of distribution transitioning from physical formats like compact disc to digital formats over the Internet and wireless and cable networks. We believe this change is occurring as a result of the popularity of portable digital music players and consumer acceptance and the music industry’s endorsement of legitimate digital music sales.

The legitimate digital music industry emerged in 2003 with the introduction of iTunes and other online music stores. Since iTunes introduction, there have been over 21 million iPods sold, with 6.2 million sold in the quarter ended June 25, 2005. iTunes is the dominant online music store with over 75% market share. The digital music market consists of primarily five significant online music stores offering music recordings in over 20 countries.

Industry sources estimate that the worldwide recorded music market was approximately $32 billion in 2004 and the digital music segment of this market represented approximately 1% in 2004 and it is expected to represent approximately 25% in 2009.

The emergence of digital music has created additional outlets such as the purchase of digital music and other sound recordings through mobile phones.

Consumer Demand and Access to Digital Music

Consumers now purchase music in many different formats, including physical formats such as compact disc from traditional music and e-commerce retailers and digital formats through download or subscription services from online music stores.

Purchase of music in digital format offers many advantages to consumers over compact disc. Online music stores generally offer a larger music selection than traditional music retailers and also:

•	offer the ability to sample all of their digital music selections before purchase;

•	are accessible 24-hours every day;

•	offer the ability to purchase digital music as a single instead of an entire album; and

•	enable the purchase of music in an easily portable format.

When a consumer purchases digital music, they download a music recording from a digital music store and are then able to listen to the music recording on their computer, transfer the music recording to a portable digital music player or transfer a copy of the music recording to compact disc for listening on traditional music players. Currently a digital music download from iTunes costs $0.99. Other online download stores, such as Wal-Mart Music and MSN Music, offer their music recordings for prices that currently range from $0.88 to $0.99.

Other online music stores, such as Napster, Yahoo! Music and RealNetworks, also offer their music recordings on a subscription basis that allows consumers access to all of that store’s recordings for prices that typically range from $4.99 to $9.99 per month. Following the termination of their subscription, consumers are not able to play their music recordings.

Consumers can also purchase music through their mobile phone by downloading a music recording or ring tone to their mobile phone from their service provider. Recent offerings allow consumers to purchase and playback entire music recordings and music videos for a typical purchase price per recording ranging from $1.99 to $2.99.

Gracenote, the leading industry music database, lists approximately 51 million music recordings in its database. However, only approximately two million music recordings are available at iTunes. We believe that a significant number of music recordings are not currently available in digital format. In addition, we believe that many of these music recordings are held by a disparate, fragmented group of content owners. Our experience is that these owners possess digital rights to libraries ranging from 100 recordings to tens of thousands of recordings.

Accessing the Digital Music Market by Content Owners

The digital music market represents a new opportunity for owners of music recordings, but also presents significant challenges.

To access this market, the content owner may be required to enter into separate agreements with each online music store they wish to sell their music recordings through. The leading online music stores have taken steps to limit the number of content owners with which they have direct relationships by, in certain cases, increasing the minimum number of music recordings required to establish a relationship. Our experience is that this threshold at the leading online music stores for holders of back catalogue, out-of-print recordings, past hits and independent label recordings is approximately 1,000 music recordings.

If a content owner is able to enter into an agreement with an online music store, they must then compile their music recordings’ descriptive information, including for example: music recording title, album title, artist name, copyright information, songwriter information, publisher information and other related information required by the online music store. In addition, the music recordings may exist in physical formats based on old technologies, such as audio tape and vinyl records, that often must be converted to compact disc for processing.

Once their music recordings are available for purchase in digital format, each online music store delivers unique sales reports to the content owners that provide revenue and music recording usage data. Based on such reports, the owners of the music recordings must make royalty and other payments for publishing and other rights with respect to each digital music recording sold.

Depending on the available resources of the content owner, these processing steps may be inconvenient and time consuming. As a result, many owners of music recordings have not yet undertaken the digitization and processing efforts necessary to offer their music recordings at the online music stores.

Our Solution

We increase the selection of music recordings available for purchase by consumers, we provide a means for content owners to access the digital music market with minimal effort on their behalf and we increase the number of music recordings for sale by the online music stores.

We address the needs of these market participants in the following manner:

•	Consumers. We increase the breadth of music and other sound recordings available to consumers for purchase by making available vintage content, music recordings that are out-of-print and music and other sound recordings that are no longer available or were never previously available in traditional music retailers or online music stores.

•	Content Owners. We offer a convenient means by which they can access the digital music market. Content owners typically deliver to us the physical media containing their music recordings to convert into the unique digital formats required by the various online music stores. Historically, we have received all music recordings on compact disc. We intend to assist content owners with any delivery and physical format conversion efforts by receiving the music recordings in their current state at the content owner’s location for processing by us. We also receive the periodic reports from the online music stores on behalf of the content owners that contain sales information for each of their recordings. Based on these reports, we prepare and provide summary reports to the content owners and pay the required royalties.

•	Online Music Stores. We act as a volume supplier that aggregates digital music recordings from numerous content owners for the online music stores. We remove the need for online music stores to enter into and maintain relationships with the many independent labels and other music owners from whom we have acquired digital music rights. We also increase the number and diversity of music recordings available for sale by the online music stores.

Our Strategy

We seek to acquire perpetual or long-term license of digital rights to as many music and other sound recordings as possible, on terms that we deem commercially reasonable. Once acquired, we seek to make available these recordings to consumers by placing them on leading and selected specialty online music stores.

We attempt to meet these objectives by pursuing the following strategies:

•	Expand our content of digital music and other sound recordings. We actively seek to identify the owners of music and other sound recordings and attempt to acquire the digital rights to such recordings worldwide. We focus on acquisition by purchase or license of music recordings from owners of large numbers of recordings. We also allow smaller content owners to provide us with their music recordings for distribution in a cost-effective manner through our web-based self-service application called the Digital OnRamp. We use our network of contacts in the music industry to identify and locate owners of content.

•	Increase sales channels. We generate revenue from our digital music rights by entering into agreements with online music stores that sell our music recordings to consumers. We currently have contractual relationships with leading online music stores, including those offering digital downloads and digital music subscription services. We intend to pursue other outlets for our digital rights as they become commercially viable.

•	Repackaging our digital music content. We create theme-based compilations and other combinations of our digital music recordings for sale at the online music stores to increase the number of digital downloads of certain of our music recordings. Our experience has been that such efforts have provided a competitive advantage when negotiating agreements with content owners and have increased the placement of our content on certain of the online music stores.

•	Develop and expand our technologies. We seek to purchase additional technology and expand and develop our own technologies for use in our business to process and market our content and prepare summary reports.

Content Acquisition and Revenue

We receive revenue from each download from the online music stores that offer our music recordings on a pay-per-download basis, such as iTunes. The amount paid to us per download is negotiated in advance at the time we enter into an agreement with an online digital music store. For subscription-based online music stores, such as Napster and RealNetworks, we typically receive a percentage of the subscription price paid by the consumer based on the number of times our music recordings are listened to or downloaded as compared to other music recordings listened to or downloaded during the relevant time period.

We acquire digital rights to music recordings and generate revenue as follows:

•	Purchase of digital rights. We purchase perpetual digital rights for a fixed sum of money that we capitalize. We keep all of the revenue received from the online music stores after payment of any required artist and statutory publishing royalties.

•	Long-term license. We obtain long-term digital rights for a fixed sum of money in the form of an advance against future sales royalties or fees paid to the content owner. We pay a portion of the revenue we receive from the online music stores to the content owner in accordance with the terms of our agreement with the content owner. We seek to enter into licenses with terms of seven years or longer.

•	Distribution. We obtain short-term digital rights typically with no upfront payment. In these cases, we retain a distribution fee and pay the remainder of the revenue we receive from the online music stores to the content owner in accordance with the terms of our agreement with the content owner. This amount we pay to the content owner on a per download basis is larger than for our long-term licenses. We seek to enter into distribution agreements with a two-year term.

•	Acquisition. We may acquire companies or competitors that own digital rights to music recordings.

Our Content

As of September 29, 2005, we have entered into five agreements for the perpetual and long-term license rights to over 193,000 music recordings and more than 90 agreements for distribution rights to over 7,000 music recordings. Of these, over 17,000 of our music recordings have been made available by us to leading and selected specialty online music stores for purchase by consumers, and the remainder are either not yet received by us from the content owners or not yet processed by us for delivery to the online music stores.

Of our approximately 200,000 music recordings, approximately 35,000 of these recordings are rights in perpetuity, approximately 158,000 of these recordings are long-term license rights and the remaining approximately 7,000 are short-term distribution rights.

The music rights that we acquire are contractual and based upon the rights granted to us by the content owner who may not be the original rights owner. Our agreements with the content owners require that they assure us that they have proper title and ownership to the digital rights acquired by us. We perform what we believe to be a reasonable amount of diligence on the ownership of music recordings by the labels and catalog owners from whom we acquire digital rights. We also rely on representations and warranties and indemnities provided to us by the owners as to ownership. Given the contractual nature of our rights and our acquisition of older music recordings, there are no assurances that we may not receive a claim from a third party challenging our rights and be required to incur expense to defend those rights and be liable for any damages.

Our music recordings are available at leading online music stores, including iTunes, Real Networks, Napster, Wal-Mart Music, Yahoo! Music and MSN Music, and other online music stores. These online music stores collectively offer music recordings in over 20 countries. Our music recordings are currently offered in some, but not all, of these countries. More than 80% of our revenue since inception has been generated through iTunes.

The following music recordings represented our top 50 recordings purchased by consumers in the United States at iTunes in the month of June 2005, listed in alphabetic order by title:

Artist	Title	Genre
Fats Domino	Ain’t That a Shame	Soul
The Tams	Be Young, Be Foolish, Be Happy	Soul
Fats Domino	Blueberry Hill	Soul
The Foundations	Build Me Up Buttercup	Pop
Yellowcard	Cigarette	Alternative
Jan & Dean	Dead Man’s Curve	Rock
Joshua Radin	Do You Wanna	Folk
Carol Douglas	Doctor’s Orders	Dance
Joshua Radin	Don’t Look Away	Folk
Eddy Grant	Electric Avenue	Pop
O.B. McClinton	Family Tradition	Country
The Vogues	Five O’Clock World	Rock
Joshua Radin	Girlfriend In a Coma	Folk
Al Hirt	Gonna Fly Now	Jazz
Oliver	Good Morning Starshine	Pop
Fats Domino	I’m Walking	Rock
Chuck Berry	Johnny B. Goode	Pop
Jan & Dean	Little Old Lady from Pasadena	Rock
Johnny Winter	Louie Louie	Rock
Chingon	Malaguena Salerosa	Latin
Starbuck	Moonlight Feels Right	Pop
Chuck Berry	My Ding a Ling	Rock
Yellowcard	October Nights	Alternative
Ron Dante	Old Time Rock & Roll / Mony, Mony	Pop
The Platters	Only You	Soul
Jackopierce	Please Come to Boston	Folk
Eddy Grant	Romancing the Stone	Pop
Yellowcard	Rough Draft	Alternative
Big Joe Turner	Shake Rattle and Roll	Blues
Al Wilson	Show and Tell	Soul
Jan & Dean	Side Walk Surfin’	Rock
Over It	Siren On the 101	Rock
Love and Rockets	So Alive	Rock
Yellowcard	Struck	Alternative
The Archies	Sugar Sugar	Pop
Jan & Dean	Surf City	Rock
Aaron Neville	Tell It Like It Is	Pop
Paper Lace	The Night Chicago Died	Pop
Joshua Radin	The One You Knew	Folk
Herman’s Hermits	There’s a Kind of Hush	Pop
The Kings	This Beat Goes On / Switchin’ to Glide	Rock
Joshua Radin	Today	Folk
Brian Poole	Twist and Shout	Rock
Buddy Rich	West Side Story Medley ‘75	Jazz
Percy Sledge	When a Man Loves a Woman	Soul
The Troggs	Wild Thing	Rock
Bobby Rydell	Wildwood Days	Pop
Joshua Radin	Winter	Folk
The Platters	With This Ring	Soul
The Vogues	You’re the One	Rock

The above music recordings are not representative of all of our music recordings, and are listed solely as the top selling music recordings from our collection that were available for sale in the United States at iTunes during June 2005.

Content Processing and Operations

Upon entering into an agreement with the content owner, the following principal steps are involved to make our music recordings available for purchase at an online music store:

•	We must receive the content. The content owner is required to deliver to us the physical copies of their music recordings. Our perpetual and long-term license rights agreements generally provide for delivery of the music recordings in batches or over time. Our goal is to add internal resources and offer to assist the content owner to deliver to us their music recordings.

•	The music recordings must be processed by us and delivered to the online music stores. Following receipt of the music recordings, we convert the music recordings into unique digital formats required by the online digital stores. We then compile the required music recording descriptive information, such as music recording title, album title, artist name, copyright information, songwriter information, publisher information and other related information required by the online music stores. Once complete, we deliver these music recordings in digital format together with their associated descriptive information to the online music stores.

•	The online music stores then make these available for purchase by consumers. Upon receipt, the online music stores review our music recordings and descriptive information to ensure that they are in the proper format for their store. Once approved, the recordings are then made available online for purchase by consumers.

We receive periodic sales reports from the online music stores and prepare and deliver regular summary reports to the owners of the music recordings from whom we obtained license and distribution rights. Based on these reports, we pay, distribute or accrue, when required, the statutory rate of $0.085 per music recording download payable in the United States to the artist or publisher of such recordings. Beginning in January 2006, the statutory rate will increase to $0.091.

Distribution and Marketing

We distribute our digital music recordings primarily to leading online music stores and to selected specialty online music stores that offer our music recordings for sale to consumers. We believe we have strong business relationships with iTunes and other online music stores with whom we work. Our music recordings have received premium placement on certain online music stores.

The flexibility of the digital format allows us to market our music recordings in creative ways by mixing-and-matching our individual recordings to create digital music albums. With this flexibility, we are able to offer our music recordings in new compilation albums to attract consumers of a particular lifestyle or age group or related to an event type or holiday, for example.

We expect to enter into co-marketing agreements with certain consumer or retail companies in order to market our music recordings directly to consumers, who will be encouraged to purchase these recordings at an online music store. We expect these co-marketing programs to be structured in various ways and incorporate revenue-sharing arrangements. In addition, we expect to market our services to content owners through advertising in trade publications, attendance at trade shows and event sponsorships.

Competition

We compete with numerous companies to acquire digital rights to music recordings and with traditional music retailers and online music distributors for consumer purchases of music recordings.

We compete with The Orchard Enterprise, Inc., Independent Online Distribution Alliance, Digital Rights Agency, IRIS and other companies to acquire rights to distribute, license and acquire music and other sound recordings. We compete on the basis of payment terms, processing services, marketing ability and reporting services. We are unable to anticipate which other companies are, or are likely to be, seeking to acquire digital rights to the same music recordings we may wish to acquire. We believe that the proceeds we will receive in this offering will allow us to compete favorably in the acquisition of additional digital rights to music recordings.

We compete with the four major record labels, Warner Music Group, EMI Group, Universal Music Group and Sony BMG Music Entertainment, who together represent approximately 75% of the music market, as well as the other larger labels that directly place their music recordings in online music stores on the basis of music recording selection and product placement. The music recordings for which we hold digital rights and to which we seek to acquire digital rights are not the current mainstream and popular hits held by these major and other record labels, and we do not believe that there is similar consumer demand for our music recordings. In addition, these competitors have significantly larger brand recognition, longer operating histories and significantly greater financial, marketing and other resources than us, and may have entered into strategic or commercial relationships with the online music stores that are competitively beneficial to them.

The market for digital music recordings is currently only a small percentage of total revenue from the sale of music recordings. The compact disc remains the predominant media for music distribution. The digital music format will compete with the compact disc and other physical media for the foreseeable future.

New technologies and the continued enhancement of existing technologies may also increase competitive pressures on our company. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See “Risk Factors.”

Employees

As of September 29, 2005, we had 10 full-time employees. Among these employees, three were in business development, three were in operations and four were general or administrative employees. None of these employees are covered by a collective bargaining agreement and we have never experienced a work stoppage. We consider our relations with our employees to be good. We intend to increase the number of our personnel following this offering.

Intellectual Property

We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers and others to establish and protect our proprietary rights. We have filed a trademark application for the name Digital Music Group and Digital Musicworks International and we have licensed our logo design from Digital Musicworks International, Inc. pending the closing of this offering. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our music recordings are made available online, including the United States.

To date, we have relied on a combination of commonly available and proprietary processes to digitize music recordings, deliver the music recordings to the online music stores and process reports received from the online music stores. We intend to develop or purchase proprietary technology to help further automate the process of converting the physical formats of music recordings that we receive from the content owners into the unique digital formats required by the online music stores.

Facilities

Our executive offices are located in Sacramento, California. We lease approximately 3,500 square feet under an agreement that expires in October 2005. We are in discussions to extend the term of this lease through the end of 2006. We expect the terms of such extension to be on similar terms as our existing lease.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth certain information with respect to our executive officers, directors and key employees as of September 29, 2005.

Name	Age	Position
Mitchell Koulouris(1)	45	President, Chief Executive Officer and Director
Cliff Haigler	49	Chief Financial Officer
Anders M. Brown	35	Chief Operating Officer
Peter Koulouris	53	Vice President of Business Development
Richard Rees(4)	44	Vice President of Business Development and Secretary and Director
Clayton Trier(2)(3)	53	Chairman of the Board and Director
David E. Altschul(1)	58	Director
Roger Biscay(1)(2)(3)	37	Director
Steve Colmar(4)	49	Director

(1)	Elected as a member of the board of directors to be effective upon the completion of this offering.
(2)	Will become a member of the audit committee effective upon the completion of this offering.
(3)	Will become a member of the compensation committee effective upon the completion of this offering.
(4)	Will resign as a director effective upon the completion of this offering.

Mitchell Koulouris has served our President and Chief Executive Officer since August 2005 and will become one of our directors effective upon the completion of this offering. Since February 2004, Mr. Koulouris has been the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Digital Musicworks International, Inc. From January 1992 to December 2003, Mr. Koulouris was Chief Executive Officer and Chairman of the Board of Informant Communications Group, Inc. (ICG), a magazine publisher focused on the information technology and software development issues and practices. While with ICG, Mr. Koulouris developed a number of software development magazines for companies such as Borland International, Oracle Corporation and Microsoft Corporation. From 1977 to 1990, Mr. Koulouris held a number of roles with MTS Incorporated (Tower Records). During his tenure with Tower Records he was also responsible for the planning, installation, and training of the company’s point-of-sale retail systems and back-end computer and reporting systems worldwide. Mr. Koulouris attended the San Jose State school of Journalism specializing in broadcast journalism (radio and television). Mr. Koulouris is the brother of Peter Koulouris, our Vice President of Business Development.

Cliff Haigler has served as our Chief Financial Officer since August 2005. From October 2004 to August 2005, Mr. Haigler was Senior Vice President of Strategic Business Development for Mphasis Corporation, one of India’s largest public outsourcing firms serving Fortune 500 clients. From February 2004 to September 2004, Mr. Haigler was Chief Financial Officer of Steve and Barry’s University Sportswear, a national apparel retailer. From 1994 to February 2004, Mr. Haigler, through his firm, Haigler Investments, provided consulting services to various corporations in a range of industries, often serving as the clients’ Chief Financial Officer. In that capacity he worked on numerous transactions involving initial public offerings, acquisitions and consolidations. From 1992 to 1994, he was Director of Research for Southcoast Capital Corporation, a securities broker-dealer in Austin, Texas. From 1990 to 1992, Mr. Haigler was Portfolio Manager for Austin, Calvert, & Flavin, a money manager to high net worth individuals and pension firms in San Antonio, Texas. From 1985 to 1990, Mr. Haigler served as both Sell-side and Buy-side Equity Securities Analyst for securities broker-dealers and money management firms in Houston, Texas and Boston, Massachusetts. Mr. Haigler holds an MBA from the Harvard Business School and a B.A. in Finance from the University of Texas at Austin. Mr. Haigler is a chartered Financial Analyst and a member of the Chartered Financial Institute.

Anders M. Brown has served as our Chief Operating Officer since August 2005. Since June 2005, Mr. Brown has served as the Chief Operating Officer of Digital Musicworks International, Inc. and has served as a director of Digital Musicworks International, Inc. since September 2005. In this capacity, Mr. Brown leads our initiatives to improve our operations, sales and marketing processes. From October 2004 to June 2005, Mr. Brown served as Vice President, Business Strategy for Digital Musicworks International where he was responsible for leading strategic planning and developing music processing infrastructure. From December 1997 to June 2004, Mr. Brown served in a number of capacities at Microsoft Corporation, including roles in marketing, planning, operations and business development. Most recently at Microsoft, Mr. Brown was responsible for leading planning and marketing programs to support growth of the Microsoft Office business unit. Prior to that, Mr. Brown served in the Operations Group of Merix Corporation, a global printed circuit board provider. In this capacity, Mr. Brown was responsible for manufacturing operations, planning, and capital equipment management. Mr. Brown holds a B.S. and M.S. in Mechanical Engineering from the University of Washington.

Peter Koulouris has served as our Vice President of Business Development since August 2005. Since February 2004, Mr. Koulouris has been the Executive Vice President, Business Affairs and Corporate Secretary of Digital Musicworks International, Inc., responsible for the identification and acquisition of music recordings. Mr. Koulouris managed the business affairs of simpleworld, a rock group from 2002 until 2004. From 1994 until February 2004, Mr. Koulouris practiced law in California as a sole practitioner. Mr. Koulouris has a Juris Doctorate degree from the Humphreys College School of Law, and attended college at San Jose State University and San Joaquin Delta College. Mr. Koulouris is the brother of Mitchell Koulouris, our President and Chief Executive Officer.

Richard Rees has served as our Vice President of Business Development and as one of our directors since April 2005. Mr. Rees will cease to be one of our directors effective upon completion of this offering. Since 1998 Mr. Rees has been a member and president of Rio Bravo Entertainment LLC, doing business as Psychobaby, a record label and digital music distributor. From 1991 to 1997, Mr. Rees was a co-founder, General Partner and President of Rees-Slaymaker Broadcasting LP, which owned radio station KNNC-FM in Austin, TX and co-founder and President of Monarch Broadcasting, Inc., which owned radio station KENZ-FM in Salt Lake City. KENZ-FM was sold to Citadel Broadcasting Corporation and KNNC-FM to Simmons Broadcasting, Inc. In 1984, Richard was the co-founder of one of the first commercial alternative radio stations in America, KCGL-FM in Salt Lake City. KCGL-FM was sold in 1986. From 1987 to 1990, Mr. Rees was a consultant to several radio stations.

Clayton Trier has served as one of our directors and our Chairman of the Board since September 2005. Mr. Trier is a private investor. He was a founder of U.S. Delivery Systems, Inc., which was listed on the NYSE from 1994 until its acquisition in 1996, and served as its Chairman, President and Chief Executive Officer from 1993 to 1997. From 1991 to 1993, Mr. Trier headed Trier & Partners, a private investment banking firm focused on financings and mergers and acquisitions activity for both public and private environmental companies. From 1987 to 1991, Mr. Trier served as President and Co-Chief Executive Officer of Allwaste, Inc., an environmental services firm. Mr. Trier serves on the Board of Directors of U.S. Physical Therapy, Inc. (Nasdaq: USPH) and Creative Master (Bermuda) Ltd., a company listed on the Singapore Exchange. Mr. Trier has a BBA degree in accounting from Lamar University.

David E. Altschul will become one of our directors effective upon the completion of this offering. Since January 2004, Mr. Altschul has been a partner in Altschul & Olin, LLP, a law firm, where his practice is primarily focused upon representing individuals and companies in the worldwide music industry. From January 2003 to December 2003, Mr. Altschul practiced law as a sole practitioner. From March 2002 to July 2002, Mr. Altschul served as an independent consultant to the Record Industry Association of America. From November 1980 to December 2001, Mr. Altschul was employed in various positions for Warner Bros. Records, including serving as General Counsel from 1986 to 1995 and both Vice Chairman and General Counsel from 1995 to 2001. Mr. Altschul has a JD degree from Yale Law School and a BA from Amherst College.

Roger Biscay will become one of our directors upon the completion of this offering. Mr. Biscay serves as Senior Director and Assistant Treasurer of Cisco Systems, where he is responsible for the management of its $12 billion fixed income and equity portfolios. Mr. Biscay is also the investment advisor for the Cisco Foundation and a member of the company’s 401k committee. Prior to joining Cisco in 1999, he held senior trading and sales positions in the areas of fixed income, foreign exchange and equity capital markets with major global financial institutions including Lehman Brothers, Paribas Capital Markets and Royal Bank of Canada. Mr. Biscay holds a B.S. in Finance and an MBA from the University of San Francisco.

Steve Colmar has served as one of our directors since April 2005 and was our Chairman of the Board from April 2005 until September 2005. Mr. Colmar will cease to be one of our directors effective upon completion of this offering. Since 1999, Mr. Colmar has served as President of Business Ventures Corp., a research and private equity firm. Prior to 1999, Mr. Colmar served as a co-founder or co-sponsor of a number of industry consolidations, including Quanta Services, Inc., a New York Stock Exchange company, which is a leading provider of specialized contracting services for the electric power and telecommunications industries. Mr. Colmar has a B.A. degree in Marketing, Management and Communications from the University of Tulsa.

Board Committees

We established an audit committee and compensation committee effective as of the completion of the offering.

Our audit committee will consist of Messrs. Trier, Biscay and             . The audit committee will be responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board of directors, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs.

Our compensation committee will consist of Messrs. Trier, Biscay and             . The compensation committee will be responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans.

Compensation Committee Interlocks and Insider Participation

No member of our board of directors or compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Directors who are also our employees or employees of any of our subsidiaries will not receive additional compensation for serving as directors. Each director who is not also one of our employees or an employee of our subsidiaries will receive a fee of $36,000 per year, plus $1,000 per committee meeting attended. All of our directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors. We plan to grant our non-employee directors an initial option to purchase 24,000 shares of our common stock upon the completion of this offering or such person’s initial election to the board of directors that will vest in equal monthly installments over 24 months beginning on the date of grant. In addition, we plan to grant our non-employee directors a grant of 6,000 shares for each year of service on our board of directors thereafter that will vest in equal monthly installments over 12 months. See “—2005 Stock Plan.”

Executive Compensation

We were incorporated in April 2005 and have not conducted any operations other than raising capital and those activities related to the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment, LLC, as well as this offering. To date we have not paid any salaries. Following completion of this offering, the annualized base salaries of our most highly compensated executive officers will be $150,000 for Mr. Mitchell Koulouris, our President and Chief Executive Officer, $130,000 for Mr. Cliff Haigler, our Chief Financial Officer, $130,000 for Mr. Anders Brown, our Chief Operating Officer, $120,000 for Mr. Peter Koulouris, our Vice President of Business Development and $120,000 for Mr. Richard Rees, our Vice President of Business Development and Secretary. In addition, Messrs. Mitchell Koulouris, Brown and Peter Koulouris are each entitled to a cash bonus under a bonus plan to be created and approved by the compensation committee of our board of directors. These bonuses are to be between 30% and 75% of each such individual’s annual salary if the individual’s performance meets certain milestones to be determined by the compensation committee of our board of directors.

As part of Messrs. Mitchell Koulouris’, Brown’s and Peter Koulouris’ employment arrangement with us, each were sold and issued 200,000 shares of our common stock in August 2005 at a purchase price of $0.01 per share. As part of Mr. Rees employment arrangement with us, he was sold and issued 75,000 shares of our common stock in August 2005 at a purchase price of $0.01 per share. See “—Employment Agreements and Change in Control Agreements” and “Certain Relationship and Related Transactions—Our Formation and Organization.”

Employment Agreements and Change in Control Arrangements

In connection with this offering, we have entered into employment agreements with Messrs. Mitchell Koulouris, Haigler, Brown, Rees and Peter Koulouris, which agreements will become effective upon the completion of this offering. Each agreement has a term of two years following the date this offering is completed, unless earlier terminated by us without cause upon 30 days written notice or upon written notice for cause, subject to a 60-day notice period where such cause is curable by the employee. In addition, each officer may terminate the agreement upon written notice for good reason or no reason. All agreements provide that if the officer’s employment is terminated for cause by us or voluntarily by the officer, such officer will be entitled to receive compensation and benefits through the date of termination in accordance with the terms of our benefit plans. In addition, all agreements provide that if the agreement is terminated by us without cause or by the officer for good reason, the officer will be entitled to receive compensation and benefits for a period following the date of termination in accordance with the terms of our benefit plans. For Messrs. Haigler and Rees this period is three months, for Messrs. Brown and Peter Koulouris, this period is six months and for Mr. Mitchell Koulouris it is 12 months. Each of these officers and each of our other employees have entered into at-will employment, confidential information, invention assignment and arbitration agreements that become effective upon the completion of the offering and prohibit such individuals from disclosing our confidential information and trade secrets, assigns all intellectual property developed by them in the course of employment to us and prohibit these individuals from soliciting our employees for a period of one year following termination of employment. Each agreement provides for employment on an at-will basis that allows either party to terminate the employment relationship at any time without reason and without notice.

In connection with the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC, we entered into non-competition and non-solicitation agreements with Messrs. Mitchell Koulouris, Brown, Peter Koulouris and Rees that will become effective upon the completion of the acquisitions and prohibit any of them from competing with us anywhere in the United States or soliciting our employees for a period of three years following the completion of the acquisitions. There is an exception in Mr. Rees’ agreement that allows Rio Bravo Entertainment LLC to continue to provide services to a third party pursuant to an existing agreement provided that it receives no economic benefit from such relationship and pays all monies received from such third party, after reasonable expenses, to us and Mr. Rees is obligated to transfer such agreement to us as soon as reasonably practicable.

As a result of the acquisition of Digital Musicworks International, Inc., none of the options under the Digital Musicworks International, Inc. 2004 Stock Plan will be assumed or substituted and in accordance with the terms of the plan each outstanding option will vest fully and become immediately exercisable. Any unexercised options will terminate upon the completion of this offering.

After a change in control, including the completion of the acquisition of Digital Musicworks International, Inc., pursuant to Mr. Mitchell Koulouris’ restricted stock purchase agreement with Digital Musicworks International, Inc., if, within 12 months, he is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in that agreement, the lesser of 16 2/3% of his total shares or the remaining of his unvested shares under such agreement shall be released from our repurchase option. Pursuant to the terms of a restricted stock purchase agreement with us, if Mr. Koulouris is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in that agreement, the remaining of his unvested shares under such agreement shall be released from our repurchase option. In addition, pursuant to an employment agreement with us, if Mr. Koulouris is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in the restricted stock purchase agreement, he is entitled to payment of his then base salary and employee benefits, and bonus if applicable, for a period of 12 months following termination.

In connection with the acquisition of Digital Musicworks International, Inc., options held by Mr. Brown to acquire common stock of Digital Musicworks International, Inc. will fully vest and be exercisable by Mr. Brown prior to the completion of the acquisition. Pursuant to the terms of a restricted stock purchase agreement with us, if Mr. Brown is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in that agreement, the remaining of his unvested shares under such agreement shall be released from our repurchase option. In addition, pursuant to an employment agreement with us, if Mr. Brown is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in the restricted stock purchase agreement, he is entitled to payment of his then base salary and employee benefits, and bonus if applicable, for a period of six months following termination.

After a change in control, including the completion of the acquisition of Digital Musicworks International, Inc., pursuant to Mr. Peter Koulouris’ restricted stock purchase agreement with Digital Musicworks International, Inc., if, within 12 months, he is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in that agreement, the lesser of 16 2/3% of his total shares or the remaining of his unvested shares shall be released from our repurchase option. Pursuant to the terms of a restricted stock purchase agreement with us, if Mr. Koulouris is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in that agreement, the remaining of his unvested shares under such agreement shall be released from our repurchase option. In addition, pursuant to an employment agreement with us, if Mr. Koulouris is terminated involuntarily other than for cause or he quits for good reason, as such terms are defined in the restricted stock purchase agreement, he is entitled to payment of his then base salary and employee benefits, and bonus if applicable, for a period of six months following termination.

Compensation Plans

Digital Musicworks International, Inc. 2004 Stock Plan

Digital Musicworks International, Inc.’s 2004 Stock Plan was adopted by its board of directors and approved by its stockholders in 2004. The 2004 Stock Plan provides that in the event of a merger or sale of substantially all of the assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including those which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate if not exercised prior to the expiration of the 15-day period. We do not intend to assume the 2004 Stock Plan in the acquisition of Digital Musicworks International, Inc. Optionees of Digital Musicworks International Inc. will be mailed notice of the board of director and shareholder approval of the acquisition on or about October 7, 2005, together with instructions for conditionally exercising such options upon completion of the acquisition.

2005 Stock Plan

We have reserved 1,200,000 shares of our common stock for issuance under a 2005 Stock Plan to be adopted by our board of directors and approved by our stockholders prior to completion of this offering. Our 2005 Stock Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, performance units and performance shares to our employees, directors and consultants.

In addition, our 2005 Stock Plan will provide for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our fiscal year 2006, equal to the lesser of:

•	5% of the outstanding shares of our common stock on the first day of the fiscal year;

•	200,000 shares; and

•	such other amount as our board of directors may determine.

Limitations on Directors’ Liability and Indemnification

Our certificate of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.

We have entered into agreements to indemnify certain of our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Formation and Organization

We were incorporated in Delaware as Online Music Corporation in April 2005 and changed our name in September 2005 to Digital Music Group, Inc. The following individuals and entity collectively acted as our co-founders and performed services as consideration for 1,600,000 shares of our common stock: Steve Colmar, Craig Colmar, Cliff Haigler, Richard Rees and Austin Trust. Each of Messrs. Craig Colmar, Haigler and Rees received 400,000 shares of our common stock, Mr. Steve Colmar received 250,000 shares of our common stock and Austin Trust received 150,000 shares of our common stock. In April 2005, Registrant issued and sold 300,000 shares of common stock to Business Ventures Corp., Registrant’s bridge lender for expenses in connection with the offering in exchange for non-cash consideration including services rendered to Registrant. Mr. Steve Colmar, one of our directors, is a shareholder of Business Ventures Corp. and a trustee of Austin Trust. Business Ventures Corp. has transferred its shares of our common stock received to a group of individuals, including Mr. Steve Colmar.

In August 2005, Registrant issued and sold 200,000 shares of common stock to each of Messrs. Mitchell Koulouris, Brown and Peter Koulouris for which such individuals paid cash and performed services for Registrant and Registrant issued and sold 75,000 shares of common stock to Mr. Richard Rees for which he performed services for the Registrant.

In August 2005, we borrowed $100,000 to pay for expenses associated with this offering and the acquisition described below from Business Ventures Corp. and issued a promissory note in principal amount of $500,000. In September 2005, we borrowed an additional $400,000 under the promissory note. This note matures on the earlier of the completion date of this offering and February 28, 2006 and bears a per annum interest rate equal to the “Prime Rate” announced from time to time by Bank of America.

In September 2005, Registrant issued and sold 100,000 shares of common stock to Clayton Trier, one of our directors and our Chairman of the Board, for services performed.

Our Acquisition of Digital Musicworks International, Inc. and Certain Assets of Rio Bravo Entertainment LLC

In September 2005 we entered into agreements to acquire the entire business of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC.

Concurrently with and as a condition to the completion of this offering, we will acquire all of the issued and outstanding capital stock of Digital Musicworks International, Inc. through the merger of Digital Musicworks International, Inc. with and into us, in exchange for the issuance by us of 2,000,000 shares of our common stock to the shareholders of Digital Musicworks International, Inc. We are not assuming any options outstanding under Digital Musicworks International, Inc.’s 2004 Stock Plan or outstanding warrants to purchase common stock, and as a result all of the shares subject to those options and warrants may be exercised prior to the completion of the acquisition. All unexercised Digital Musicworks International, Inc. options and warrants on the date of completion of the acquisition and this offering will be cancelled. The acquisition and related agreement have been approved in September 2005 by the board of directors and shareholders of Digital Musicworks International, Inc., in accordance with the applicable provisions of California law and the articles of incorporation and bylaws of Digital Musicworks International, Inc.

In addition, concurrently with the completion of this offering, we will acquire certain of the assets of Rio Bravo Entertainment LLC, in exchange for the issuance by us of 25,000 shares of our common stock to Rio Bravo Entertainment LLC. These assets consist solely of agreements with content owners to distribute music recordings in digital format and agreements with the online music stores. We are not assuming any liabilities of Rio Bravo Entertainment LLC, other than the contractual obligations under the acquired agreements. The asset acquisition and related agreement have been approved in September 2005 by the members of Rio Bravo Entertainment LLC, in accordance with the applicable provisions of Delaware law and the articles of organization and operating agreement of Rio Bravo Entertainment LLC.

The completion of the acquisition of Digital Musicworks International, Inc. and purchase of certain assets of Rio Bravo Entertainment LLC is subject to certain conditions. These conditions include, among others:

•	the satisfaction or waiver of all of the conditions in favor of the underwriters in this offering contained in the underwriting agreement;

•	a certain minimum public offering price in this offering in the case of the acquisition of Digital Musicworks International, Inc.;

•	the accuracy on the closing date of the acquisitions of the representations and warranties of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, respectively, and of us;

•	the performance by each of the parties of their respective covenants in those agreements; and

•	the absence of a material adverse change in the business, results of operations or financial condition of Digital Musicworks International, Inc. or Rio Bravo Entertainment LLC, respectively.

The agreements relating to the acquisitions may be terminated under certain circumstances prior to the completion of this offering. Specifically, the agreements may be terminated (i) by the mutual consent of our board of directors and the board of directors of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, respectively, (ii) if this offering and the acquisitions are not completed by February 28, 2006, or (iii) if a material breach or default under the agreements shall exist and is not cured or waived.

There can be no assurance that the conditions to the closing of the acquisitions will be satisfied or waived or that the agreements relating to the acquisitions will not be terminated prior to the closing. However, if the acquisitions are not completed, this offering will not be completed.

In connection with the acquisitions, Messrs. Mitchell Koulouris, Brown, Peter Koulouris and Rees entered into non-competition and non-solicitation agreements with us that prohibit any of them from competing with us anywhere in the United States or soliciting our employees for a period of three years following the completion of the acquisitions. See “Certain Relationships and Related Transactions—Employment Agreements and Change in Control Agreements.”

The following table sets forth the number of shares of our common stock that will be received by individuals who are or will become our executive officers or directors in the acquisitions in exchange for their interests in the acquired companies.

Name	Shares of Common Stock
Mitchell Koulouris(1)
Anders M. Brown(1)
Peter Koulouris(1)
Richard Rees(2)	20,000

(1)	Assumes the exercise of all outstanding options and warrants and conversion of all shares of Series A preferred stock and Series B preferred stock of Digital Musicworks International, Inc. into shares of common stock of Digital Musicworks International, Inc. The shareholders of Digital Musicworks International, Inc. will receive an aggregate of 2,000,000 shares of our common stock in the acquisition.

(2)	Rio Bravo Entertainment LLC, of which Mr. Rees holds an 80% membership interest, will receive 25,000 shares of our common stock in the acquisition.

PRINCIPAL STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of our common stock as of September 29, 2005, by the following individuals or groups:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

•	each of our officers;

•	each of our directors and nominees for director; and

•	all of our directors and officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have advised us that they have sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Because all options granted under the Digital Musicworks International, Inc. 2004 Stock Plan become exercisable as a result of the acquisition, all of the shares of our common stock underlying options held by our executive officers, directors and director nominees are deemed to be beneficially owned by such person. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Digital Music Group, Inc., 1545 River Park Drive, Suite 210, Sacramento, CA 95815.

Applicable percentage ownership in the following table is based on 4,700,000 shares of common stock outstanding as of September 29, 2005, as adjusted assuming conversion of all outstanding shares of preferred stock of Digital Musicworks International, Inc. and the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC upon the completion of this offering.

To the extent that any shares are issued upon exercise of options, warrants or other rights granted in the future or reserved for future issuance under our 2005 Stock Plan, there will be further dilution to new public investors.

Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
		Before Offering	After Offering
Mitchell Koulouris(1)	562,876	12.0%

Richard Rees(2)	495,000	10.5%

Steve Colmar(4)	460,000	9.8%

Peter Koulouris(3)	441,917	9.4%

Craig Colmar	400,000	8.5%

Cliff Haigler	400,000	8.5%

Anders Brown(5).	247,350	5.3%

Clayton Trier	100,000	2.1%

All directors, director nominees and officers as a group (7 persons)(6)	2,707,143	57.6%

(1)	Assumes 362,876 shares issuable upon the completion of the acquisition of Digital Musicworks International, Inc. concurrently with this offering.

(2)	Includes 20,000 shares issuable upon the completion of the acquisition of certain assets of Rio Bravo Entertainment LLC concurrently with this offering.

(3)	Assumes 241,917 shares issuable upon the completion of the acquisition of Digital Musicworks International, Inc. concurrently with this offering.

(4)	Includes 150,000 shares held by Austin Trust. Mr. Colmar disclaims beneficial ownership of the shares held by Austin Trust.

(5)	Assumes 47,350 shares issuable upon the completion of the acquisition of Digital Musicworks International, Inc. concurrently with this offering.

(6)	Includes, without duplication, the shares listed in footnotes (1) through (5) above.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

As of September 29, 2005, our authorized capital stock consisted of 20,000,000 shares of common stock, $.01 par value per share and 1,000,000 share of preferred stock, $.01 par value per share. Upon completion of this offering, there will be                      shares of common stock outstanding and no shares of preferred stock outstanding. The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

As of September 29, 2005, there were 2,675,000 shares of common stock outstanding which were held of record by 14 stockholders and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	impairing dividend rights of the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of us without further action by the stockholders.

Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

Digital Musicworks International, Inc. granted under a stockholders agreement certain of its stockholders, including Mitchell Koulouris and Peter Koulouris, rights with respect to registration of their shares under the Securities Act. Following the completion of the acquisition of Digital Musicworks International, Inc., we will assume the following obligations provided to those stockholders. Beginning six months following the completion of this offering and subject to applicable lock-up periods, if holders of at least 50% of the then outstanding registrable securities, other than Mitchell Koulouris and Peter Koulouris, request that an amount of registrable securities having a reasonably anticipated aggregate offering price to the public, before deduction of underwriter discounts and commissions, greater than $15,000,000 be registered, we may be required, on up to one occasion, to register up to all of the registrable securities for public resale. Depending on market conditions, however, we may defer such registration for up to 90 days but we may only so defer twice in any one-year period. Furthermore, if the underwriters request that we reduce the number of shares of common stock that we include in the registration statement due to market conditions, we may reduce the number of shares proposed to be registered once we have removed all of our shares from the registration. Also, beginning six months following the completion of this offering and subject to applicable lock-up periods, holders of registrable securities may request, but only if no registration has been effected in the preceeding 12-month period pursuant to the rights set forth above, while they hold their registrable securities, but no more than twice within any 12-month period, that we register their shares for public resale on, if available, Form S-3 or similar short-form registration if the value of the securities to be registered is at least $3,000,000. Depending on market conditions, however, we may defer such registration for up to 90 days but we may only so defer twice in a one-year period. In addition, after the completion of the offering and subject to applicable lock up periods, if we propose to register any shares of our capital stock, holders of registrable securities will be entitled to notice of the registration and have the right to include their shares in the registration. Furthermore, if the underwriters request that we reduce the number of shares of common stock that we include in the registration statement due to market conditions, we may reduce the number of their registrable securities proposed to be registered but not below 30% of the shares included in the registration. These registration rights were waived with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the completion of this offering, or, with respect to any particular holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

Anti-Takeover Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	acquisition of control of us by means of a proxy contest or otherwise; and

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

No Cumulative Voting.    Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Amendment of Provisions in the Certificate of Incorporation.    The certificate of incorporation will generally require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock in order to amend any provisions of the certificate of incorporation concerning:

•	the required vote to amend the certificate of incorporation;

•	management of the business by the board of directors;

•	the authority of stockholders to act by written consent;

•	calling of a special meeting of stockholders;

•	procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders;

•	number of directors and structure of the board of directors;

•	removal and appointment of directors;

•	director nominations by stockholders;

•	personal liability of directors to us and our stockholders; and

•	indemnification of our directors, officers, employees and agents.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation. Its address is 1745 Gardena Avenue, Glendale, California 91204, and its telephone number is (818) 502-1404.

Nasdaq National Market Listing

We have applied for listing on the Nasdaq National Market under the symbol “DMGI.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely effect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering, we will have              shares of our common stock outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options after the date of this offering. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act or affiliates of Digital Musicworks International, Inc. or Rio Bravo Entertainment LLC at the time such shareholders approved the acquisitions, may only be sold in compliance with the limitations described below. The remaining shares of our common stock will be deemed “restricted shares” as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. Subject to the lock-up agreements described in “Underwriting” and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:

Eligibility of Shares for Sale in Public Market

Days after Date of this Prospectus	Shares Eligible for Sale	Comment
Upon completion of this offering		Shares sold in this offering.

Upon completion of this offering		Shares salable under Rule 144(k) that are not subject to lock-up.

90 days		Shares salable under Rule 144 that are not subject to lock-up.

180 days		Shares that become salable under Rule 144 or 144(k) upon expiration of 180-day lock-up.

180 days to 540 days		Restricted securities held for one year or less that are not subject to 540-day lock-up.

540 days		Shares that become salable under Rule 144 or 144(k) upon expiration of 540-day lock-up.

Lock-Up Agreements

All of our officers, certain of our directors and certain stockholders of Digital Music Group, Inc. have agreed that, without prior written consent of I-Bankers Securities, Inc., they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable for shares of our common stock, or warrants or other rights to purchase our common stock during the 540-day period following the date of this prospectus. One of our non-employee directors has agreed to the same lock-up with respect to half of his shares for 180 days following the date of this prospectus and the balance for 365 days following the date of this prospectus. The shareholders of Digital Musicworks International, Inc., other than our officers, directors and director nominees, and members of Rio Bravo Entertainment LLC are obligated to enter into a lock-up agreements with I-Bankers Securities, Inc. pursuant to their stock purchase agreements with Digital Musicworks International, Inc. containing similar restrictions with respect to shares of our common shares during the 180-day period following the date of this prospectus. See “Underwriting—No Sales of Similar Securities.”

I-Bankers Securities, Inc., may, in its sole discretion, permit early release of shares subject to the lock-up agreements. In considering any request to release shares subject to lock-up agreements, I-Bankers Securities, Inc. will consider the possible impact of the release of the shares on the trading price of the stock sold in the offering. I-Bankers Securities, Inc. does not have any present intention or any understandings, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up periods described above.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate of Digital Music Group, Inc. would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding which will be equal to approximately shares immediately after this offering; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate of Digital Music Group, Inc., is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 145

In general, under Rule 145 promulgated under the Securities Act as currently in effect, the affiliates of Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC at the time the acquisitions were consented to by such shareholders will only be able to sell shares of our common stock if:

•	such securities are sold 90 days after the date of this prospectus, current public information about us exists and the sale is made in accordance with the volume and manner of sale provisions of Rule 144;

•	such person is not an affiliate of us at the time of sale, current public information about us exists and the person has beneficially owned the restricted shares for at least one year in accordance with Rule 144; or

•	such securities may be sold in accordance with Rule 144(k).

Stock Options

Following the effectiveness of this offering, we will file a registration statement on Form S-8 registering shares of common stock reserved for future issuance under our 2005 Stock Plan to be adopted.

Registration Rights

Holders of up to              shares of our outstanding common stock will have rights to participate in future registrations of securities by us. Subject to the lock-up agreements, beginning 180 days after the date of this prospectus, holders of              restricted shares will be entitled to certain demand registration rights for sale in the public market, and beginning 540 days after the date of this prospectus, holders of an additional              restricted shares will be entitled to certain demand registration rights for sale in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates, immediately upon the effectiveness of such registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock—Registration Rights” and “Underwriting—Warrants.”

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered under this prospectus. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. I-Bankers Securities, Inc. is acting as sole book-running manager of this offering and is acting as the representative of the underwriters.

Underwriter	Number of Shares
I-Bankers Securities, Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the over-allotment option described below unless and until this over-allotment option is exercised.

We have agreed to indemnify the underwriters against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the underwriters and the underwriters’ right to reject orders in whole or in part.

Commissions and Discounts

Shares sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The total expenses of the offering, payable by us, not including the underwriting discounts and commissions, will be approximately $            .

Warrants

We have agreed to sell to the representative of the underwriters, for $100.00, a warrant to purchase up to a total of                      shares of our common stock. The shares issuable upon exercise of the warrant are identical

to those offered by this prospectus except that the exercise price of the shares underlying warrant is equal to $            . This warrant cannot be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the date of this prospectus except to officers, directors, employees and partners of the representative of the underwriters and members of the selling group and or their officers and partners. The warrant grants to holders demand and “piggy back” rights for a period of three years from the date of this prospectus. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, if any, which will be paid by the holders themselves. The warrant exercise price may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Over-Allotment Option

We have granted an option to the underwriters to purchase up to              additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our officers, certain directors, and certain stockholders have agreed, subject to limited exceptions, not to sell or transfer any common stock for 540 days after the date of this prospectus without first obtaining the written consent of I-Bankers Securities, Inc. One of our non-employee directors has agreed to the same lock-up with respect to 50,000 shares for 180 days following the date of this prospectus and the balance of 50,000 for 365 days following the date of this prospectus. The shareholders of Digital Musicworks International, Inc. that are not included in the above group and Rio Bravo Entertainment LLC are bound to agree to enter into an agreement with I-Bankers Securities, Inc. not to sell or transfer any of our common stock that they receive in the acquisitions for 180 days after the date of this prospectus without first obtaining the written consent of I-Bankers Securities, Inc. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

If during the period that begins on the date that is 15 calendar days plus three business days before the last day of a lock-up period and ends on the last day of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or prior to the expiration of the lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the applicable lock-up period will be extended until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news release or material event occurs.

Quotation on the Nasdaq National Market Listing

We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol “DMGI.”

Before this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representative. In addition to prevailing market conditions, the principal factors considered in determining the initial public offering price include:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, its past and present operations, and the prospects for, and timing of, our future revenue;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than five percent of the shares being offered in this offering to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the representative makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Hayden Bergman, Professional Corporation, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Greenberg Traurig LLP, Dallas, Texas. As of the date of this prospectus, Bay Bridge Partners I and Bay Bridge Partners II, investment partnerships composed of certain individual attorneys of Hayden Bergman, Professional Corporation, beneficially own an aggregate of              shares of our common stock.

EXPERTS

The financial statements of Digital Music Group, Inc. as of August 31, 2005, the financial statements of Digital Musicworks International, Inc. as of December 31, 2004, and the financial statements of Rio Bravo Entertainment LLC as of December 31, 2003 and December 31, 2004, and for each of the periods included in such financial statements have been included in this prospectus in reliance upon the report of Perry-Smith, LLP, independent registered accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission’s public reference rooms, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission’s public reference rooms, and the Web site of the Commission referred to above.

DIGITAL MUSIC GROUP, INC.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2005

The following unaudited pro forma combined balance sheet at June 30, 2005 and the unaudited pro forma combined statements of operations for the six months ended June 30, 2005 are based on the historical financial statements of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, after giving effect to the merger of Digital Music Group, Inc. and Digital Musicworks International, Inc. as a purchase of Digital Musicworks International, Inc. by Digital Music Group, Inc. using the purchase method of accounting, with Digital Musicworks International, Inc. designated as the acquiror for accounting purposes, and the purchase of certain assets of Rio Bravo Entertainment LLC by Digital Music Group, Inc. by adjusting for the removal of the assets and liabilities not acquired by Digital Music Group, Inc., and the other assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet as of June 30, 2005 and the unaudited pro forma combined statement of operations for the six months ended June 30, 2005 is presented to give effect to the proposed merger of Digital Music Group, Inc. and Digital Musicworks International, Inc. and acquisition of certain assets of Rio Bravo Entertainment LLC as if the acquisitions occurred on January 1, 2005.

Because these unaudited pro forma combined financial statements have been prepared based on preliminary estimates of fair values and do not include liabilities, if any, which are not presently estimable, the actual amounts recorded as of the completion of the merger and purchase of assets may differ materially from the information presented in these unaudited pro forma combined financial statements. The impact of ongoing integration activities, the timing of completion of the merger and asset purchase and any changes in the net tangible and intangible assets acquired from Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC prior to completion of the acquisitions could cause material differences in the information presented.

The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC contained elsewhere in this prospectus. The unaudited pro forma combined financial statements are not intended to represent or be indicative of the combined results of operations or financial condition of Digital Music Group, Inc. that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial condition of Digital Music Group, Inc.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

June 30, 2005

	Digital Music Group, Inc. Historical	Digital Musicworks International, Inc. Historical	Rio Bravo Entertainment LLC Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
Assets
Current assets:
Cash and cash equivalents	$—	$97,622	$39,208	$(39,208	)(a)	$97,622
Accounts receivable	—	29,009	21,376	(21,376	)(a)	29,009
Current portion of advance royalties	—	31,000				31,000
Prepaid expenses and other current assets	—	1,000				1,000

Total current assets	—	158,631	60,584	(60,584)		158,631
Furniture and equipment, net	—	135,538				135,538
Digital music rights, net	—	219,892		250,000	(b)	469,892
Royalty advances, less current portion	—	124,563				124,563
Other assets	—	12,074				12,074

Total assets	$—	$650,698	$60,584	$189,416		$900,698

Liabilities and Members’/ Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$32,363	$54,479	$(54,479	)(c)	$32,363
Accrued liabilities	—	95,186	—	—		95,186
Royalties payable	—	28,485	—	—		28,485
Payable to DMI Music Publishing, Inc.	—	—	—	—		—
Notes payable to member	—	—	102,150	(102,150	)(c)	—
Accrued compensation and benefits	—	29,423	—	—		29,423
Current portion of capital lease obligations	—	50,497	—	—		50,497

Total current liabilities	—	235,954	159,629	(159,629)		235,954
Capital lease obligations, less current portion	—	20,035	—	—		20,035
Subordinated convertible notes payable	—	230,000	—	—		230,000

Total liabilities	—	485,989	159,629	(159,629)		485,989

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, no par value, 10,200,000 shares authorized at June 30, 2005:
Series A—8,801,409 shares issued and outstanding at June 30, 2005 (liquidation preference of $1,729,299 at June 30, 2005)	—	1,695,496	—	(1,695,496	)(d)	—
Common stock, no par value, 40,000,000 shares authorized 8,589,166 shares issued and outstanding at June 30, 2005	—	6,479	—	(6,479	)(d)	—
Common stock, $0.01 par value, 20,000,000 shares authorized 1,900,000 shares issued and outstanding at June 30, 2005	19,000	—	—	28,000	(d)	47,000
Members’ deficit	—	—	(4,000)	4,000	(e)	—
Additional paid-in capital	—	4,706	—	1,923,975	(b)(d)(f)	1,928,681
Accumulated deficit	(19,000)	(1,541,972)	(95,045)	95,045	(g)	(1,560,972)

Total members’/shareholders’ equity	—	164,709	(99,045)	349,045		414,709

Total liabilities and members’/shareholders’ equity	$—	$650,698	$60,584	$189,416		$900,698

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2005

	Digital Music Group, Inc. Historical	Digital Musicworks International, Inc. Historical	Rio Bravo Entertainment LLC Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
Revenues:
Digital music sales	$—	$95,040	$128,632	$—		$223,672
Recorded music sales	—	—	13,814	(13,814	)(h)

Total revenues	—	95,040	142,446	(13,814)		223,672
Cost of revenues:
Cost of digital music sales	—	115,326	97,430	—		212,756
Cost of recorded music	—	—	21,112	(21,112	)(i)

Total cost of revenues	—	115,326	118,542	(21,112)		212,756
Gross profit (loss)	—	(20,286)	23,904	7,298		10,916
Operating expenses:
Selling, general and administrative	—	871,527	7,887	(7,887	)(j)	871,527

Income (loss) from operations	—	(891,813)	16,017	15,185		(860,611)
Interest income	—	2,898	—	—		2,898
Interest expense	—	(7,659)	—	—		(7,659)

Income (loss) before income taxes	—	(896,574)	16,017	15,185		(865,372)
Income taxes	—	(800)		—		(800)

Net income (loss)	$—	$(897,374)	$16,017	$15,185		$(866,172)

Net loss per common share—basic	$—	$(0.10)		$(0.08	)(k)(d)	$(0.18)

Net loss per common share—fully diluted	$—	$(0.03)		$(0.15	)(l)(d)	$(0.18)

Weighted average common shares outstanding—basic	—	8,589,166		(3,889,166	)(k)(d)	4,700,000

Weighted average common shares outstanding—fully diluted	—	27,779,924		(23,079,924	)(l)(d)	4,700,000

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2005

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma combined financial statements present the pro forma combined balance sheet at June 30, 2005 and results of operations for the six months ended June 30, 2005 of Digital Music Group, Inc. following the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC concurrent with, and as a condition to, the completion of this offering based upon the historical financial statements of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, after considering the effects of the adjustments described in these footnotes.

The fair value of the assets of Rio Bravo Entertainment LLC purchased by Digital Music Group, Inc. will be determined upon completion of this offering. Management estimates that this fair value will be between $250,000 and $300,000. This amount will be amortized and expensed to costs of revenue by Digital Music Group, Inc. over the remaining terms of these assets, which are distribution agreements. Because the remaining term of these agreements following the completion date of this offering is uncertain, the valuation is uncertain and not all of these assets were owned by Rio Bravo Entertainment LLC at the beginning of the period, management believes that it would be misleading to include this amortization as an expense to cost of revenue on a historical pro forma combined basis. These amounts will be amortized and expensed to cost of revenue on a straight-line basis over the remaining term of the agreements following the completion of this offering. A preliminary estimate by management of this amortization expense to cost of revenue will be approximately $30,000 to $50,000 per quarter subsequent to this offering.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies, restructuring costs or the amortization costs of the acquired assets mentioned above which may result from the integration of Digital Musicworks International, Inc. operations and certain assets of Rio Bravo Entertainment LLC. Further, actual results may be different from these unaudited pro forma combined financial statements.

2.	PRO FORMA ADJUSTMENTS

(a)	Represents the assets of Rio Bravo Entertainment LLC that will not be acquired by Digital Music Group, Inc. as part of this offering.

(b)	Represents the preliminary estimated fair value of the assets of Rio Bravo Entertainment LLC that will be acquired by Digital Music Group, Inc. as part of this offering.

(c)	Represents the liabilities of Rio Bravo Entertainment LLC that will not be assumed by Digital Music Group, Inc. as part of this offering.

(d)	Represents the 4,700,000 shares of Digital Music Group, Inc. issued and outstanding assuming all of the 2,675,000 shares issued by Digital Music Group, Inc. through September 29, 2005 and 2,000,000 shares and 25,000 shares issued as consideration for the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC, respectively, were issued and outstanding as of January 1, 2005.

(e)	Represents the members’ deficit not related to the purchase of certain assets and corresponding liabilities of Rio Bravo Entertainment LLC.

(f)	Represents the estimated additional paid in capital as a result of the merger with Digital Musicworks International, Inc. and the asset purchase of certain assets of Rio Bravo Entertainment LLC as part of this offering.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2005—(Continued)

(g)	Represents the accumulated net loss of Rio Bravo Entertainment LLC that has resulted from the recorded music sales segment of business. This segment of business will not be acquired as part of this offering.

(h)	Represents revenue earned by Rio Bravo Entertainment LLC for recorded music sales. This segment of business will not be acquired as part of this offering.

(i)	Represents cost of revenue incurred by Rio Bravo Entertainment LLC for recorded music sales. This segment of business will not be acquired as part of this offering.

(j)	Represents selling, general and administrative expenses incurred by Rio Bravo Entertainment LLC related to the recorded music sales segment of business. This segment of business will not be acquired as part of this offering.

(k)	Represents the adjustment and elimination of the basic number of shares of common stock of Digital Musicworks International, Inc. which will be converted into 2,000,000 shares of Digital Music Group, Inc. upon closing of this offering.

(l)	Represents the adjustment and elimination of the fully diluted number of shares of Digital Musicworks International, Inc. which will be converted into 2,000,000 shares of Digital Music Group, Inc. upon closing of this offering.

3.	FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF DIGITAL MUSIC GROUP, INC. AND DIGITAL MUSICWORKS INTERNATIONAL, INC.

The unaudited pro forma combined financial statements assume that the merger of Digital Music Group, Inc. and Digital Musicworks International, Inc. qualifies as a tax-free reorganization for federal income tax purposes.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For the Period from Inception to December 31, 2004

The following unaudited pro forma combined balance sheet at December 31, 2004 and the unaudited pro forma combined statements of operations for the period from inception to December 31, 2004 are based on the historical financial statements of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, after giving effect to the merger of Digital Music Group, Inc. and Digital Musicworks International, Inc. as a purchase of Digital Musicworks International, Inc. by Digital Music Group, Inc. using the purchase method of accounting, with Digital Musicworks International, Inc. designated as the acquiror for accounting purposes, and the purchase of certain assets of Rio Bravo Entertainment LLC by Digital Music Group, Inc. by adjusting for the removal of the assets and liabilities not acquired by Digital Music Group, Inc., and the other assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet as of December 31, 2004 and the unaudited pro forma combined statement of operations for the period from inception to December 31, 2004 is presented to give effect to the proposed merger of Digital Music Group, Inc. and Digital Musicworks International, Inc. and acquisition of certain assets of Rio Bravo Entertainment LLC as if the acquisitions occurred on January 1, 2004.

Because these unaudited pro forma combined financial statements have been prepared based on preliminary estimates of fair values and do not include liabilities, if any, which are not presently estimable, the actual amounts recorded as of the completion of the merger and purchase of assets may differ materially from the information presented in these unaudited pro forma combined financial statements. The impact of ongoing integration activities, the timing of completion of the merger and asset purchase and any changes in the net tangible and intangible assets acquired from Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC prior to completion of the acquisitions could cause material differences in the information presented.

The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC contained elsewhere in this prospectus. The unaudited pro forma combined financial statements are not intended to represent or be indicative of the combined results of operations or financial condition of Digital Music Group, Inc. that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial condition of Digital Music Group, Inc.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

December 31, 2004

	Digital Music Group, Inc. Historical	Digital Musicworks International, Inc. Historical	Rio Bravo Entertainment LLC Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
Assets
Current assets:
Cash and cash equivalents	$—	$735,837	$16,875	$(16,875	)(a)	$735,837
Accounts receivable, net	—	12,385	7,376	(7,376	)(a)	12,385
Current portion of advance royalties	—	21,000	—	—		21,000
Prepaid expenses and other current assets	—	15,980	—	—		15,980

Total current assets	—	785,202	24,251	(24,251)		785,202
Furniture and equipment, net	—	147,113	—	—		147,113
Digital music rights, net	—	176,174	—	250,000	(b)	426,174
Royalty advances, less current portion	—	85,717	—	—		85,717
Other assets	—	12,074	—	—		12,074

Total assets	$—	$1,206,280	$24,251	$225,749		$1,456,280

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$23,979	$23,913	$(23,913	)(c)	$23,979
Accrued liabilities	—	34,530	—	—		34,530
Royalties payable	—	8,436	—	—		8,436
Payable to DMI Music Publishing, Inc.	—	8,801	—	—		8,801
Accrued compensation and benefits	—	8,323	—	—		8,323
Current portion of capital lease obligations	—	44,012	—	—		44,012

Total current liabilities	—	128,081	23,913	(23,913)		128,081
Capital lease obligations, less current portion	—	44,541	—	—		44,541
Notes payable to member	—	—	112,400	(112,400	)(c)	—

Total liabilities	—	172,622	136,313	(136,313)		172,622

Commitments and contingencies

Members’/shareholders’ equity:
Convertible preferred stock, no par value, 10,200,000 shares authorized at December 31, 2004:
Series A—8,801,409 shares issued and outstanding at December 31, 2004 (liquidation preference of $1,729,299)	—	1,695,496	—	(1,695,496	)(d)	—
Common stock, no par value, 40,000,000 shares authorized 8,589,166 shares issued and outstanding	—	6,479	—	(6,479	)(d)	—
Common stock, $0.01 par value, 20,000,000 shares authorized at June 30, 2005	—	—	—	47,000	(d)	47,000
Members’ deficit	—	—	(1,000)	1,000	(e)	—
Additional paid-in capital	—	1,281	—	1,904,975	(b)(d)(f)	1,906,256
Subscription receivable	—	(25,000)	—	—		(25,000)
Accumulated deficit	—	(644,598)	(111,062)	111,062	(g)	(644,598)

Total members’/shareholders’ equity	—	1,033,658	(112,062)	362,062		1,283,658

Total liabilities and members’/shareholders’ equity	$—	$1,206,280	$24,251	$225,749		$1,456,280

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Period From Inception to December 31, 2004

	Digital Music Group, Inc. Historical	Digital Musicworks International, Inc. Historical	Rio Bravo Entertainment LLC Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
Revenues:
Digital music sales	$—	$37,268	$35,752	$—		$73,020
Recorded music sales	—	—	74,961	(74,961	)(h)	—

Total revenues	—	37,268	110,713	(74,961)		73,020
Cost of revenues:
Cost of digital music sales	—	13,744	29,301	—		43,045
Cost of recorded music sales	—	—	51,339	(51,339	)(i)	—

Total cost of revenues	—	13,744	80,640	(51,339)		43,045
Gross profit	—	23,524	30,073	(23,622)		29,975
Operating expenses:
Selling, general and administrative	—	666,831	22,337	(22,337	)(j)	666,831

Income (loss) from operations	—	(643,307)	7,736	(1,285)		(636,856)
Interest income	—	2,302	—	—		2,302
Interest expense	—	(2,793)	—	—		(2,793)

Income (loss) before income taxes	—	(643,798)	7,736	(1,285)		(637,347)
Income taxes	—	(800)	—	—		(800)

Net income (loss)	$—	$(644,598)	$7,736	$(1,285)		$(638,147)

Net loss per common share—basic	$—	$(0.08)		$(0.06	)(k)(d)	$(0.14)

Net loss per common share—fully diluted	$—	$(0.02)		$(0.02	)(l)(d)	$(0.14)

Weighted average common shares outstanding—basic	—	8,461,706		(3,761,706	)(k)(d)	4,700,000

Weighted average common shares outstanding—fully diluted	—	27,779,924		(23,079,924	)(l)(d)	4,700,000

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For the Period From Inception to December 31, 2004

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma combined financial statements present the pro forma combined balance sheet at December 31, 2004 and results of operations for the period from inception to December 31, 2004 of Digital Music Group, Inc. following the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC concurrent with, and as a condition to, the completion of this offering based upon the historical financial statements of Digital Music Group, Inc., Digital Musicworks International, Inc. and Rio Bravo Entertainment LLC, after considering the effects of the adjustments described in these footnotes.

The fair value of the assets of Rio Bravo Entertainment LLC purchased by Digital Music Group, Inc. will be determined upon completion of this offering. Management estimates that this fair value will be between $250,000 and $300,000. This amount will be amortized and expensed to costs of revenue by Digital Music Group, Inc. over the remaining terms of these assets, which are distribution agreements. Because the remaining term of these agreements following the completion date of this offering is uncertain, the valuation is uncertain and not all of these assets were owned by Rio Bravo Entertainment LLC at the beginning of the period, management believes that it would be misleading to include this amortization as an expense to cost of revenue on a historical pro forma combined basis. These amounts will be amortized and expensed to cost of revenue on a straight-line basis over the remaining term of the agreements following the completion of this offering. A preliminary estimate by management of this amortization expense to cost of revenue will be approximately $30,000 to $50,000 per quarter subsequent to this offering.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies, restructuring costs or the amortization costs of the acquired assets mentioned above which may result from the integration of Digital Musicworks International, Inc. operations and certain assets of Rio Bravo Entertainment LLC. Further, actual results may be different from these unaudited pro forma combined financial statements.

2.	PRO FORMA ADJUSTMENTS

(a)	Represents the assets of Rio Bravo Entertainment LLC that will not be acquired by Digital Music Group, Inc. as part of this offering.

(b)	Represents the preliminary estimated fair value of the assets of Rio Bravo Entertainment LLC that will be acquired by Digital Music Group, Inc. as part of this offering.

(c)	Represents the liabilities of Rio Bravo Entertainment LLC that will not be assumed by Digital Music Group, Inc. as part of this offering.

(d)	Represents the 4,700,000 shares of Digital Music Group, Inc. issued and outstanding assuming all of the 2,675,000 shares issued by Digital Music Group, Inc. through September 29, 2005 and 2,000,000 shares and 25,000 shares issued as consideration for the completion of the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment LLC, respectively, were issued and outstanding as of inception.

(e)	Represents the members’ deficit not related to the purchase of certain assets and corresponding liabilities of Rio Bravo Entertainment LLC.

(f)	Represents the estimated additional paid in capital as a result of the merger with Digital Musicworks International, Inc. and asset purchase of certain assets of Rio Bravo Entertainment LLC as part of this offering.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For the Period From Inception to December 31, 2004—(Continued)

(g)	Represents the accumulated net loss of Rio Bravo Entertainment LLC that has resulted from the recorded music sales segment of business. This segment of business will not be acquired as part of this offering.

(h)	Represents revenue earned by Rio Bravo Entertainment LLC for recorded music sales. This segment of business will not be acquired as part of this offering.

(i)	Represents cost of revenue incurred by Rio Bravo Entertainment LLC for recorded music sales. This segment of business will not be acquired as part of this offering.

(j)	Represents selling, general and administrative expenses incurred by Rio Bravo Entertainment LLC related to the recorded music sales segment of business. This segment of business will not be acquired as part of this offering.

(k)	Represents the adjustment and elimination of the basic number of shares of common stock of Digital Musicworks International, Inc. which will be converted into 2,000,000 shares of Digital Music Group, Inc. upon closing of this offering.

(l)	Represents the adjustment and elimination of the fully diluted number of shares of Digital Musicworks International, Inc. which will be converted into 2,000,000 shares of Digital Music Group, Inc. upon closing of this offering.

3.	FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF DIGITAL MUSIC GROUP, INC. AND DIGITAL MUSICWORKS INTERNATIONAL, INC.

The Unaudited Pro Forma Combined Financial Statements assume that the merger of Digital Music Group, Inc. and Digital Musicworks International, Inc. qualifies as a tax-free reorganization for federal income tax purposes.

DIGITAL MUSIC GROUP, INC.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors

Digital Music Group, Inc.

Austin, Texas

We have audited the accompanying balance sheet of Digital Music Group, Inc. as of August 31, 2005, and the related statements of operations, shareholders’ equity and cash flows for the period from April 11, 2005 (inception) to August 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Music Group, Inc. as of August 31, 2005, and the results of its operations and its cash flows for the period from April 11, 2005 (inception) to August 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Perry-Smith LLP

Sacramento, California

September 26, 2005

DIGITAL MUSIC GROUP, INC

(formerly Online Music Corp.)

BALANCE SHEET

August 31, 2005
Assets
Current assets:
Cash	$45,000
Prepaid expenses	55,000

Total assets	$100,000

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable to related parties	$18,328
Note payable to a related party	100,000

Total liabilities	118,328

Commitments and contingencies

Shareholders’ deficit:
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued and outstanding at August 31, 2005	—
Common stock, $.01 par value; 20,000,000 shares authorized, 2,575,000 issued and outstanding at August 31, 2005	25,750
Accumulated deficit	(44,078)

Total shareholders’ deficit	(18,328)

Total liabilities and shareholders’ deficit	$100,000

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSIC GROUP, INC.

(formerly Online Music Corp.)

STATEMENT OF OPERATIONS

From April 11, 2005 (Inception) to August 31, 2005
Revenues	$—
Operating expenses	44,078

Loss from operations	(44,078)
Income taxes	—

Net loss	$(44,078)

Net loss per common share—basic and fully diluted	$(0.02)

Weighted average common shares outstanding—basic	1,922,183

Weighted average common shares outstanding—fully diluted	2,575,000

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSIC GROUP, INC.

(formerly Online Music Corp.)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Issuance of common stock to founders at inception on April 11, 2005	1,900,000	$19,000	$—	$19,000
Issuance of common stock in August 2005	675,000	6,750	—	6,750
Net loss for the period from April 11, 2005 (inception) to August 31, 2005	—	—	(44,078)	(44,078)

Balances, August 31, 2005	2,575,000	$25,750	$(44,078)	$(18,328)

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSIC GROUP, INC.

(formerly Online Music Corp.)

STATEMENT OF CASH FLOWS

From April 11, 2005 (Inception) to August 31, 2005
Cash flows from operations:
Net loss	$(44,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	25,750
Changes in operating assets and liabilities:
Prepaid expenses	(55,000)
Accounts payable to related parties	18,328

Net cash used in operations	(55,000)

Cash flows from financing activities:
Proceeds from the issuance of note payable to a related party	100,000

Net increase in cash	45,000
Cash, beginning of period	—

Cash, end of period	$45,000

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSIC GROUP, INC.

(formerly Online Music Corp.)

NOTES TO FINANCIAL STATEMENTS

For the period from April 11, 2005 (inception) to August 31, 2005

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Digital Music Group, Inc. (the Company) was incorporated in Delaware on April 11, 2005 as Online Music Corp. for the purpose of pursuing digital music opportunities, including, the acquisition of digital music companies. In September 2005, the Company changed its name to Digital Music Group, Inc.

Management Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash consists of demand deposits.

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and note payable with near term maturity approximates their fair value.

Start Up Costs

Start up costs are expensed as incurred.

Income Taxes

The Company files its federal and state income tax returns using the accrual basis method of accounting under which certain income and expenses are not reported for tax purposes during the same time period in which they are recorded for financial reporting purposes. The Company was formed in 2005 accordingly no income tax returns have been required to be filed.

Stock Based Compensation

The Company elected early adoption of FASB Statement of Financial Accounting Standards No. 123 (R). Share-Based Compensation (“FAS 123 (R)”) which requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments.

Equity instruments issued to employees are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received, which is generally the vesting period. Equity instruments issued to non-employees in exchange for goods or services that are fully vested and non-forfeitable are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received.

DIGITAL MUSIC GROUP, INC.

(formerly Online Music Corp.)

NOTES TO FINANCIAL STATEMENTS

For the period from April 11, 2005 (inception) to August 31, 2005—(Continued)

Net Loss Per Share

Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding for the period from April 11, 2005 (inception) to August 31, 2005. Management considers all shares issued to be nominal issuances and fully diluted net loss per share has been computed as if all shares as of September 26, 2005 occurred as of April 11, 2005 (inception). The shares used in the fully diluted net loss per share computation for the period from April 11, 2005 (inception) to August 31, 2005 is comprised of all of the shares of common stock outstanding as of August 31, 2005.

2.    INCOME TAXES

At August 31, 2005, the Company had a net operating loss carryforward of approximately $44,000 available to reduce future federal and state taxable income that expires if not utilized in 2020 and 2015, respectively. At August 31, 2005, the Company had a deferred income tax asset of approximately $18,000 that has been fully offset by a valuation allowance.

3.    NOTE PAYABLE TO A RELATED PARTY

On August 31, 2005, the Company entered into a $500,000 borrowing arrangement with a company owned by a director of the Company under an uncollatarlized note that bears interest at the prime rate per annum. The interest rate at August 31, 2005 was 6.25%. The note is due, with accrued interest, on the earlier of an initial public offering of the Company’s common stock or February 28, 2006. If the Company fails to pay the note on or before its due date, the unpaid balance shall accrue interest at a rate of 9% per annum until paid. As of August 31, 2005, the Company had drawn $100,000 under this arrangement. In September 2005, the Company drew the remaining $400,000 available under the borrowing arrangement.

4.    CAPITAL STOCK

Common Stock

The Company has reserved 2,025,000 shares of its common stock for issuance in connection with the acquisition of Digital Musicworks International, Inc. and certain assets of Rio Bravo Entertainment, LLC described in Note 5.

During the period from April 11, 2005 (inception) to August 31, 2005, the Company issued 2,575,000 shares of its common stock to founders and management with a fair value of $25,750, as determined by the Company’s Board of Directors, in exchange for services.

Stock Dividend

In September 2005, the Company declared a 1,250 for 1 stock split in the form of a dividend. All share and per share data in the accompanying financial statements have been adjusted to reflect the stock dividend for the period from April 11, 2005 (inception) to August 31, 2005.

Stock Purchase Agreements

On August 26, 2005, the Company entered into restricted stock purchase agreements with three of its senior executives, whereby the executives agreed to purchase an aggregate of 600,000 shares of the Company’s common stock at a purchase price of $.01 per share. Pursuant to restricted stock purchase agreements with the executives, the Company has an option to repurchase, at the lesser of the fair market value, as determined by the

DIGITAL MUSIC GROUP, INC.

(formerly Online Music Corp.)

NOTES TO FINANCIAL STATEMENTS

For the period from April 11, 2005 (inception) to August 31, 2005—(Continued)

Company’s Board of Directors, or original purchase price per share, a certain number of the shares issued to them should they cease being employees, consultants, advisors or directors of the Company. The number of shares subject to this restriction is reduced on a pro-rata basis each month over 24 months so long as the executives remain a “Service Provider”, as defined in the agreements, to the Company. At August 31, 2005, 600,000 shares issued to the founders are subject to this restriction. In addition, the Company has a right of first refusal to purchase the executives’ shares should the executives wish to sell or otherwise transfer their shares at any time prior to (i) an initial public offering of the Company’s common stock; or (ii) a change in control, as defined in the agreements.

On August 30, 2005, the Company entered into a stock purchase agreement with an executive, whereby the executive agree to purchase 75,000 shares of the Company’s common stock at a price of $.01 per share. The Company has a right of first refusal to purchase the executive’s shares should the executives wish to sell or otherwise transfer their shares at any time prior to (i) an initial public offering of the Company’s common stock; or (ii) a change in control, as defined in the stock purchase agreement.

6.    ACQUISITIONS

In September 2005, the Company entered into an agreement to acquire all of the outstanding common and preferred stock, including all shares issued upon the exercise of outstanding options and warrants to purchase common stock of Digital Musicworks International, Inc. in exchange for 2,000,000 shares of the Company’s common stock. The close of this transaction is predicated on the completion of a planned initial public offering of the Company’s common stock that is currently in process.

In September 2005, the Company entered into an agreement to acquire certain digital recording rights and assume certain distribution agreements of Rio Bravo Entertainment, LLC in exchange for 25,000 shares of the Company’s common stock. The close of this transaction is predicated on the completion of a planned initial public offering of the Company’s common stock that is currently in process.

7.    SUBSEQUENT EVENTS

Stock Plan

In September 2005, the Company’s Board of Directors reserved 1,200,000 shares of its common stock for issuance under a stock plan to be adopted by the Company’s Board of Directors and approved by the Company’s stockholders prior to completion of this offering. Our stock plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, performance units and performance shares to our employees, directors and consultants.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

BALANCE SHEETS

	December 31, 2004	June 30, 2005
	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$735,837	$97,622
Accounts receivable	12,385	29,009
Current portion of advance royalties	21,000	31,000
Prepaid expenses and other current assets	15,980	1,000

Total current assets	785,202	158,631

Furniture and equipment, net	147,113	135,538
Digital music rights, net	176,174	219,892
Royalty advances, less current portion	85,717	124,563
Other assets	12,074	12,074

Total assets	$1,206,280	$650,698

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,979	32,363
Accrued liabilities	34,530	95,186
Royalties payable	8,436	28,485
Payable to DMI Music Publishing, Inc.	8,801	—
Accrued compensation and benefits	8,323	29,423
Current portion of capital lease obligations	44,012	50,497

Total current liabilities	128,081	235,954

Capital lease obligations, less current portion	44,541	20,035
Subordinated convertible notes payable	—	230,000

Total liabilities	172,622	485,989

Commitments and contingencies

Shareholders’ equity:
Convertible preferred stock, no par value, 10,200,000 shares authorized at December 31, 2004 and June 30, 2005:
Series A—8,801,409 shares issued and outstanding at December 31, 2004 and June 30, 2005 (liquidation preference of $1,729,299 at December 31, 2004 and June 30, 2005)	1,695,496	1,695,496
Common stock, no par value, 40,000,000 shares authorized 8,589,166 shares issued and outstanding at December 31, 2004 and June 30, 2005	6,479	6,479
Additional paid-in capital	1,281	4,706
Subscription receivable	(25,000)	—
Accumulated deficit	(644,598)	(1,541,972)

Total shareholders’ equity	1,033,658	164,709

Total liabilities and shareholders’ equity	$1,206,280	$650,698

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

	Period from February 26, 2004 (inception) to June 30, 2004	Six months ended June 30, 2005
	(Unaudited)	(Unaudited)
Revenues	$852	$95,040
Cost of revenues	567	115,326

Gross profit	285	(20,286)
Selling, general and administrative	8,693	871,527

Loss from operations	(8,408)	(891,813)
Interest income	—	2,898
Interest expense	—	(7,659)

Loss before income taxes	(8,408)	(896,574)
Income taxes	(800)	(800)

Net loss	$(9,208)	$(897,374)

Net loss per common share—basic	$—	$(0.10)

Net loss per common share—fully diluted	$—	$(0.03)

Weighted average common shares outstanding—basic	8,442,353	8,589,166

Weighted average common shares outstanding—fully diluted	27,779,924	27,779,924

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

	Period from February 26, 2004 (Inception) to June 30, 2004	Six Months Ended June 30, 2005
	(Unaudited)	(Unaudited)
Cash flows from operations:
Net loss	$(9,208)	$(897,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash charges to operations:
Depreciation of furniture and equipment	—	16,528
Amortization of digital music rights		13,494
Write off of digital music rights and advance royalties	—	73,833
Stock-based compensation related to stock options and warrants issued	—	3,425
Changes in operating assets and liabilities:
Accounts receivable	—	(16,624)
Prepaid expenses	—	14,980
Accounts payable	800	8,384
Accrued liabilities	—	60,656
Royalties payable	442	20,049
Payable to DMI Music Publishing, Inc.	—	(8,801)
Accrued compensation and benefits	—	21,100

Net cash used in operating activities	(7,966)	(690,350)

Cash used in investing activities;
Purchases of furniture and equipment	—	(4,953)
Purchases of digital music rights	(1,875)	(84,695)
Payments of advance royalties	(22,375)	(95,195)

Net cash used in investing activities	(24,250)	(184,843)

Cash flows from financing activities:
Proceeds from the sale of preferred stock	200,000	25,000
Proceeds from the sale of common stock	3,250	—
Proceeds from the issuance of subordinated notes payable	—	230,000
Payments on capital lease obligations	—	(18,022)

Net cash provided by financing activities	203,250	236,978

Net increase in cash and cash equivalents	171,034	(638,215)
Cash and cash equivalents, beginning of period	—	735,837

Cash and cash equivalents, end of period	$171,034	$97,622

Supplemental cash flow information:
Interest paid	$—	$7,658

Supplemental disclosure of non-cash investing and financing transactions:
Stock-based compensation related to issuance of stock options and warrants	$—	$3,425

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to June 30, 2004 and the six months ended June 30, 2005

(Unaudited)

1.    OVERVIEW

Digital Musicworks International, Inc. (the Company) was incorporated in California on February 26, 2004. The Company owns or licenses the digital rights to recorded music and licenses or sub-licenses online music stores, such as Apple’s iTunes Music Store, the rights to provide consumers the ability to electronically download such music. The Company is located and primarily operates in Sacramento, California.

2.    BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s financial position at June 30, 2005 and the results of its operations and cash flows for the period from February 26, 2004 (inception) to June 30, 2004 and the six months ended June 30, 2005.

Certain disclosures normally presented in the notes to the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These interim financial statements should be read in conjunction with the Company’s annual financial statements and notes thereto included elsewhere in this registration statement. The interim financial statements included herein have been prepared on a basis consistent with the accounting principles and policies reflected in the Company’s annual financial statements for the period from February 26, 2004 (inception) to December 31, 2004. The results of operations and cash flows for the period from February 26, 2004 (inception) to June 30, 2004 and the six-months ended June 30, 2005 may not necessarily be indicative of future operating results.

In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods reported. Actual results could differ significantly from those estimates.

3.    DIGITAL MUSIC RIGHTS AND ROYALTY ADVANCES

In February 2005, the Company entered into a license agreement pursuant to which it acquired the exclusive digital rights for a period of ten years to certain music recordings. In June 2005, the Company entered into a license agreement pursuant to which it acquired the exclusive digital rights to certain music recordings for a period of seven years. Pursuant to these and other agreements to license and acquire music recordings, the Company has total obligations to pay up to $487,500 upon the delivery of music recordings. In addition, the Company is obligated to pay up to $450,000 over 10 years as advances against royalties. Further, the Company is obligated to pay royalties of 25% after recoupment against the applicable royalty advances. The Company has the option to extend these agreements over the same period as the initial term.

At June 30, 2005, the Company reviewed its capitalized Digital Music Rights and Royalty Advances for recoverability and recorded a charge to cost of revenues in the amount of $28,833 to reduce the carrying value of its digital music rights to their estimated fair value. In addition, at June 30, 2005, the Company wrote off $46,350 of advance royalties relating to these digital music rights as a charge to cost of revenues.

4.    SUBORDINATED CONVERTIBLE NOTES PAYABLE

In September 2005, the principle amount of the notes plus accrued interest payable were automatically converted into shares of preferred stock in a qualified equity financing. The conversion resulted in the noteholders receiving a discount of 35%. The noteholders received an aggregate of 1,363,510 Series B

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to June 30, 2004 and the six months ended June 30, 2005—(Continued)

(Unaudited)

convertible preferred shares (see below), including 477,228 shares relating to the beneficial discount feature included in the notes. The beneficial shares had a fair value of $125,034 that was charged to interest expense in September 2005.

5.    SUBSEQUENT EVENTS

Capital Stock

Authorized Shares of Preferred Stock

In September 2005, in conjunction with the issuance of the Company’s Series B convertible preferred stock, the Company’s shareholders approved an amendment to the Company’s articles of incorporation increasing the total number of shares of common and preferred stock the Company is authorized to issue to 45,000,000 shares and 21,000,000 shares, respectively.

In addition, the shareholders amended the liquidation preference and liquidation distribution provisions of the Series A convertible preferred stock to conform to the comparable provisions of the Series B convertible preferred stock. After amendment, the Series A shareholders have a preference to any distribution of the Company’s assets on a pro-rata basis with the Series B shareholders up to a maximum of $0.1964798 per share. After receiving their liquidation preference, the Series A shareholders are entitled to receive on a pro-rata basis with the Series B and Common shareholders (on an as converted to common stock basis) a maximum of three times, including the amount received as their liquidation preference, their investment in the Series A shares.

Series B Convertible Preferred Stock.

On September 22, 2005, the Company issued 9,241,565 shares of its Series B convertible preferred stock at $0.262 per share and realized aggregate proceeds of $2,278,256, including $232,205 related to the subordinated convertible promissory notes and related accrued interest payable, net of $18,000 of issuance costs. The Series B shareholders have a preference to receive non-cumulative dividends at a rate of $0.013 per share, if declared by the Company’s Board of Directors. The Series B shareholders have a preference to any distribution of the Company’s assets on a pro-rata basis with the Series B shareholders up to a maximum of $0.262 per share. After receiving their liquidation preference, the Series B shareholders are entitled to receive on a pro-rata basis with the Series A and Common shareholders (on an as converted to common stock basis) a maximum of three times, including the amount received as their liquidation preference, their investment in Series B shares.

Merger with Digital Music Group, Inc.

In September 2005, the Company executed a merger agreement, whereby the Company agreed to merge with Digital Music Group, Inc. (“DMG”). The Company’s shareholders will receive an aggregate of 2,000,000 shares of DMG common stock in exchange for all of their common and preferred stock, including shares issued upon the exercise of all outstanding stock options and warrants. The transaction is scheduled to close on the effective date of DMG’s initial public offering (“IPO”).

6.    STOCK OPTIONS

During the six months ended June 30, 2005, the Company granted options to purchase an aggregate of 226,000 shares of common stock to employees and consultants under the Company’s Stock Plan. During the six-months ended June 30, 2005, no options were exercised, none expired and 260,000 were cancelled.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to June 30, 2004 and the six months ended June 30, 2005—(Continued)

(Unaudited)

In accordance with FAS 123 (R), the Company has computed compensation cost of the options granted under the Plan using the fair value method, whereby the fair value of each option grant is estimated on the date of grant utilizing the Black-Scholes fair value model with the following weighted average assumptions: (a) expected life of approximately six years; (b) risk-free interest rate of 4.5%; (c) 0% dividend yield and (d) volatility of 75%. The weighted average fair value of the options granted during the six-months ended June 30, 2005 was $.02 per share.

The Company charged compensation costs related to the grant of options in the amount of $2,574 as a component of selling, general and administrative expenses in the six-months ended June 30, 2005.

7.    WARRANTS

During the six months ended June 30, 2005, the Company issued warrants to purchase an aggregate of 46,359 shares of common stock to consultants and a warrant to purchase 125,000 shares of common stock was cancelled. The Company computed consulting costs related to the warrants utilizing the methodology and assumptions used in valuing the stock options. The Company charged consulting costs related to the warrants in the amount of $851 as a component of selling, general and administrative expenses in the six-months ended June 30, 2005.

8.    NET LOSS PER SHARE

Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding from the period February 26, 2004 (inception) to June 30, 2004 and during the six months ended June 30, 2005. Management considers all shares issued to be nominal issuances and fully diluted net loss per share has been computed as if all shares, including common stock equivalents, as of September 27, 2005 occurred as of February 26, 2004 (inception). Common stock equivalents consist of outstanding options and warrants to purchase shares of common stock, convertible notes payable and convertible preferred stock.

The shares used in the fully diluted per share computations from the period February 26, 2004 (inception) to June 30, 2004 and during the six months ended June 30, 2005 are as follows:

	June 30, 2004	June 30, 2005
Common shares outstanding	8,460,000	8,589,166
Common stock equivalents:
Options to purchase common stock	968,425	968,425
Issuances of common stock, including options exercised subsequent to period end	147,166	18,000
Warrants to purchase common stock	161,359	161,359
Series A convertible preferred stock	8,801,409	8,801,409
Series B convertible preferred stock, including convertible notes payable	9,241,565	9,241,565

Common shares outstanding—fully diluted	27,779,924	27,779,924

9.    INCOME TAXES

At June 30, 2005, the Company had deferred income tax assets that were fully offset by a valuation allowance due to the uncertainty of their ultimate realization.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to June 30, 2004 and the six months ended June 30, 2005—(Continued)

(Unaudited)

10.    FOREIGN REVENUES

Revenues in Europe accounted for approximately 8% of the Company’s total revenues for the six months ended June 30, 2005. There were no foreign revenues earned in the period from February 26, 2004 (inception) to June 30, 2004.

11.    RECENT ACCOUNTING PRONOUNCEMENTS

Emerging Issues Task Force Issue 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings per Share (“EITF 04-08”), became effective for fiscal periods ending after December 15, 2004. EITF 04-08 requires the inclusion of shares related to certain contingently convertible debt instruments for computing diluted earnings per share using the if-converted method, even when a market price contingency has not been met. Management considers the shares related to convertible notes to represent a nominal issuance. Accordingly, the Company included the convertible notes payable in the calculation of diluted earnings per share.

RIO BRAVO ENTERTAINMENT, LLC

BALANCE SHEETS

	December 31, 2004	June 30, 2005
	(Audited)	(Unaudited)
Assets
Current assets:
Cash	$16,875	$39,208
Accounts receivable	7,376	21,376

Total assets	$24,251	$60,584

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$23,913	$57,479

Note payable to member	112,400	102,150

Total liabilities	136,313	159,629

Commitments and contingencies

Members’ deficit:
Members’ deficit	(1,000)	(4,000)
Accumulated deficit	(111,062)	(95,045)

Total Members’ deficit	(112,062)	(99,045)

Total liabilities and Members’ deficit	$24,251	$60,584

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT, LLC

STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,
	2004	2005
	(Unaudited)
Revenues:
Digital music sales	$874	$128,632
Recorded music sales	58,333	13,814

Total revenues	59,207	142,446

Cost of revenues:
Cost of digital music sales	700	97,430
Cost of recorded music sales	25,563	21,112

Total cost of revenues	26,263	118,542

Gross profit	32,944	23,904

Selling, general and administrative	15,802	7,887

Net income	$17,142	$16,017

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT, LLC

STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2004	2005
	(Unaudited)
Cash flows from operations:
Net income	$17,142	$16,017
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts receivable	—	(14,000)
Accounts payable	(4,851)	33,566

Net cash provided by operations	12,291	35,583

Cash flow from financing activities:
Repayments of note payable to member	(8,000)	(10,250)
Member draws	(4,000)	(3,000)

Net cash used in financing activities	(12,000)	(13,250)

Net increase in cash	291	22,333
Cash, beginning of period	13,174	16,875

Cash, end of period	$13,465	$39,208

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT, LLC

NOTES TO FINANCIAL STATEMENTS

For the six month periods ended June 30, 2004 and 2005

(Unaudited)

1.    OVERVIEW

Rio Bravo Entertainment, LLC (the Company), doing business as Psychobaby, a Delaware limited liability company was formed in 1998. The Company’s headquarters and operations are in Austin, Texas. The Company primarily licenses, for a specified time ranging from one to two years, the digital rights to recorded music and sub-licenses online music stores, such as Apple’s iTune Music Store, the rights to provide consumers the ability to electronically download such music. Prior to 2003, the Company primarily sold recorded music that it had produced.

2.    BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s financial position at June 30, 2005 and the results of operations and cash flows for the six months ended June 30, 2004 and 2005.

Certain disclosures normally presented in the notes to the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These interim financial statements should be read in conjunction with the annual financial statements and notes thereto included elsewhere in this registration statement. The interim financial statements included herein have been prepared on a basis consistent with the accounting principles and policies reflected in the Company’s annual financial statements for the year ended December 31, 2004. The results of operations and cash flows for the six-month periods ended June 30, 2004 and 2005 may not necessarily be indicative of future operating results.

In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the periods reported. Actual results could differ significantly from those estimates.

3.    RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2004 and 2005, the Company paid a management fee to its majority member, Richard Rees LLC, in the amounts of $4,000, and $855, respectively.

4.    INDUSTRY SEGMENTS

The Company has two reportable industry segments: digital music sales and recorded music sales. They are managed separately because each business utilizes different technology and requires different marketing strategies. Digital music sales consists of revenue derived from the sub-licensing fees earned from online music stores relating to the electronic downloading of music. Recorded music sales consists of the revenue earned from the sale of recorded music.

The accounting policies for the segments are the same as those described in the “Summary of Significant Accounting Policies” in the Company’s annual financial statements. Segment net sales include sales to external customers. There are no inter-segment activities.

The Company’s reportable segments are strategic business operations that offer different products and services. The Company’s chief operating decision maker is considered to be the Company’s majority member.

RIO BRAVO ENTERTAINMENT, LLC

NOTES TO FINANCIAL STATEMENTS

For the six month periods ended June 30, 2004 and 2005—(Continued)

(Unaudited)

The majority member reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues and income (loss) by operating segment. The tables below present information for the six month periods ended June 30, 2004 and 2005.

June 30, 2004	Digital Music Licensing	Recorded Music	Total
Revenue	$874	$58,333	$59,207
Cost of revenue	700	25,563	26,263
Operating expenses	—	15,802	15,802
Net income (loss)	174	16,968	17,142

June 30, 2005	Digital Music Licensing	Recorded Music	Total
Revenue	$128,632	$13,814	$142,446
Cost of revenue	97,430	21,112	118,542
Operating expenses	—	7,889	7,889
Net income (loss)	31,202	(15,187)	16,015

Revenues in Europe accounted for approximately 25% of the Company’s total revenues for the six months ended June 30, 2005. The Company had no foreign revenue for the six months ended June 30, 2004.

5.    SUBSEQUENT EVENT

On August 26, 2005, the Company entered into an agreement to sell its digital recording rights operations, consisting of digital recording licenses and related royalty obligations, to Digital Music Group, Inc. (“DMG”) in exchange for 25,000 shares of DMG’s common stock. The transaction is scheduled to close on the effective date of DMG’s initial public offering.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors

Digital Musicworks International, Inc.

Sacramento, California

We have audited the accompanying balance sheet of Digital Musicworks International, Inc. as of December 31, 2004, and the related statements of operations, shareholders’ equity and cash flows for the period from February 26, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Musicworks International, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the period from February 26, 2004 (inception) to December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/    Perry-Smith LLP

Sacramento, California

September 27, 2005

DIGITAL MUSICWORKS INTERNATIONAL, INC.

BALANCE SHEET

December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$735,837
Accounts receivable, net	12,385
Current portion of royalty advances	21,000
Prepaid expenses and other current assets	15,980

Total current assets	785,202

Furniture and equipment, net	147,113
Digital music rights, net	176,174
Royalty advances, less current portion	85,717
Other assets	12,074

Total assets	$1,206,280

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,979
Accrued liabilities	34,530
Royalties payable	8,436
Payable to DMI Music Publishing, Inc.	8,801
Accrued compensation and benefits	8,323
Current portion of capital lease obligations	44,012

Total current liabilities	128,081

Capital lease obligations, less current portion	44,541

Total liabilities	172,622

Commitments and contingencies

Shareholders’ equity:
Convertible preferred stock, no par value, 10,200,000 shares authorized at December 31, 2004:
Series A—8,801,409 shares issued and outstanding at December 31, 2004 (liquidation preference of $1,729,299)	1,695,496
Common stock, no par value, 40,000,000 shares authorized 8,589,166 shares issued and outstanding	6,479
Additional paid-in capital	1,281
Subscription receivable	(25,000)
Accumulated deficit	(644,598)

Total shareholders’ equity	1,033,658

Total liabilities and shareholders’ equity	$1,206,280

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

STATEMENT OF OPERATIONS

Period from February 26, 2004 (inception) to December 31, 2004
Revenues	$37,268
Cost of revenues	13,744

Gross profit	23,524
Selling, general and administrative	666,831

Loss from operations	(643,307)
Interest income	2,302
Interest expense	(2,793)

Loss before income taxes	(643,798)
Income taxes	(800)

Net loss	$(644,598)

Net loss per common share—basic	$(0.08)

Net loss per common share—fully diluted	$(0.02)

Weighted average common shares outstanding—basic	8,461,706

Weighted average common shares outstanding—fully diluted	27,779,924

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

For the period from February 26, 2004 (inception) to December 31, 2004

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Issuance of shares of common stock to founders at inception on February 26, 2004	—	$—	8,410,000	$3,200	$—	$—	$—	$3,200
Issuance of shares of common stock for cash	—	—	50,000	50	—	—	—	50
Stock-based compensation related to stock options and warrants issued to employees and consultants	—	—	—	—	1,281	—	—	1,281
Issuance of shares of Series A convertible preferred stock for cash, net of issuance costs of $25,000	8,801,409	1,695,496	—	—	—	—	—	1,695,496
Subscription receivable for purchase of Series A convertible preferred stock						(25,000)	—	(25,000)
Issuance of shares of common stock in connection with purchase of digital music rights	—	—	129,166	3,229	—	—	—	3,229
Net loss for the period from February 26, 2004 (inception) to December 31, 2004	—	—	—	—	—	—	(644,598)	(644,598)

Balances, December 31, 2004	8,801,409	$1,695,496	8,589,166	$6,479	$1,281	$(25,000)	$(644,598)	$1,033,658

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

STATEMENT OF CASH FLOWS

Period from February 26, 2004 (inception) to December 31, 2004
Cash flows from operations:
Net loss	$(644,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash charges to operations:
Depreciation of furniture and equipment	3,137
Amortization of digital music rights	3,041
Stock-based compensation related to stock options and warrants issued	1,281
Changes in operating assets and liabilities:
Accounts receivable	(12,385)
Prepaid expenses and other current assets	(15,980)
Accounts payable	23,979
Accrued liabilities	34,530
Royalties payable	8,436
Payable to DMI Music Publishing, Inc.	8,801
Accrued compensation and benefits	8,323

Net cash used in operating activities	(581,435)

Cash used in investing activities:
Purchases of furniture and equipment	(27,981)
Purchases of digital music rights	(175,986)
Payments of advance royalties	(106,717)
Deposits on office and capital leases	(12,074)

Net cash used in investing activities	(322,758)

Cash flows from financing activities:
Proceeds from the sale of preferred stock, net of issuance costs of $25,000	1,670,496
Proceeds from the sale of common stock	3,250
Payments on capital lease obligations	(33,716)

Net cash provided by financing activities	1,640,030

Net increase in cash and cash equivalents	735,837
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$735,837

Supplemental cash flow information:
Interest paid	$1,925

Supplemental disclosure of non-cash investing and financing transactions:
Purchase of furniture and equipment under capital leases obligations	$122,269

Issuance of shares of common stock in connection with purchase of digital music rights	$3,229

The accompanying notes are an integral part of these financial statements.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Digital Musicworks International, Inc. (the Company) was incorporated in California on February 26, 2004. The Company owns or licenses the digital rights to recorded music and licenses or sub-licenses online music stores, such as Apple’s iTunes Music Store, the rights to provide consumers the ability to electronically download such music. The Company is located and primarily operates in Sacramento, California.

Management Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and money market funds. The carrying value of these instruments approximates their fair value. At December 31, 2004, the Company had deposits in excess of federally insured limits. The Company has not incurred losses on these deposits to date and does not expect to incur any losses based on the credit ratings of the financial institutions. Cash equivalents of $728,200 at December 31, 2004 consist of money market funds.

Significant Customers

For the period from February 26, 2004 (inception) to December 31, 2004, one customer accounted for approximately 87% of the Company’s revenue. At December 31, 2004, four customers accounted for approximately 62%, 13% 12% and 11%, respectively, of the Company’s accounts receivable.

Industry Segments

The Company operates in one industry segment, digital music. Revenues in Europe accounted for approximately 6% of the Company’s total revenues for the period from February 26, 2004 (inception) to December 31, 2004.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value.

Furniture and Equipment

Furniture and equipment are stated at cost and depreciated over the estimated useful lives of the assets, ranging from three to eight years, using the straight-line method. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Each of the Company’s capital leases has a $1 buy out option at the end of the initial non-cancelable lease term which the Company intends to exercise. Accordingly, assets under capital lease obligations are being depreciated using the straight-line method over the useful life of the assets, which exceeds the lease terms.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

Digital Music Rights and Royalty Advances

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 50 (SFAS 50), Financial Reporting in the Record and Music Industry, the Company capitalizes the cost of acquiring master recordings and digital music rights and payments of advance royalties when the past performance and current popularity of the artist provides a reasonable basis for estimating that such costs and advances will be recovered from future sales or licensing fees, as appropriate. Digital music rights acquired by the Company are stated at cost and are amortized using the straight-line method over the shorter of the term of the related agreement or seven years, which management believes will reasonably relate the amount of amortization to the revenue expected to be realized. Royalty advances will be recouped from the Company’s future royalty obligations resulting from the fees it earns from online music stores.

The Company reviews its capitalized Digital Music Rights and Royalty Advances whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates that the carrying amount of the asset exceeds the sum of it expected future cash flows on an undiscounted basis, the asset’s carrying amount is written down to its estimated fair value. As of December 31, 2004, management believes that there has been no impairment of the Company’s assets.

Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred income tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred income tax asset to the amount that is expected to be realized.

Revenue Recognition

The Company licenses online music stores to provide consumers the ability to electronically download music owned or controlled through licenses by the Company. The Company earns a fee related to each download transaction, as defined in the license agreements. Each licensee reports the number of downloads, generally on a monthly basis, pursuant to the license agreements. The Company recognizes revenue related to such digital downloads when the transaction occurs if persuasive evidence of a sale exists, delivery has occurred, the price is fixed and collectibility is reasonably assured.

Allowance for Doubtful Accounts

The Company establishes allowances for doubtful accounts based on credit profiles of licensees, current economic trends, contractual terms and conditions and historical payment experience, as well as for known or expected events. The Company has not experienced any bad debts since its inception. Accordingly, at December 31, 2004 no allowance for doubtful accounts has been recorded.

Advertising Costs

The Company expenses advertising costs as incurred. For the period from February 26, 2004 (inception) through December 31, 2004, advertising expense was $26,886.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

Stock Based Compensation

The Company elected early adoption of FASB Statement of Financial Accounting Standards No. 123 (R), Share-Based Compensation (“FAS 123 (R)”), which requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees and non-employees and warrants.

Equity instruments issued to employees are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received, which is generally the vesting period. Equity instruments issued to non-employees in exchange for goods or services that are fully vested and non-forfeitable are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received.

The Company recorded a non-cash charge of $1,281 related to stock-based arrangements in the period from February 26, 2004 (inception) to December 31, 2004.

Net Loss Per Share

Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding for the period from February 26, 2004 (inception) to December 31, 2004. Management considers all shares issued to be nominal issuances and fully diluted net loss per share has been computed as if all shares, including common stock equivalents, as of September 27, 2005 occurred as of February 26, 2004 (inception). Common stock equivalents consist of outstanding options and warrants to purchase shares of common stock, convertible notes payable and convertible preferred stock.

The shares used in the fully diluted per share computation for the period from February 26, 2004 (inception) to December 31, 2004 are as follows:

Common stock outstanding	8,589,166
Common stock equivalents:
Options to purchase common stock	968,425
Options exercised subsequent to December 31, 2004	18,000
Warrants to purchase common stock	161,359
Series A convertible preferred stock	8,801,409
Series B convertible preferred stock, including convertible notes payable	9,241,565

Common shares outstanding—fully diluted	27,779,924

2.    SUBSEQUENT EVENTS

In February 2005, the Company entered into a license agreement pursuant to which it acquired the exclusive digital rights for a period of ten years to certain music recordings. In June 2005, the Company entered into a license agreement pursuant to which it acquired the exclusive digital rights to certain music recordings for a period of seven years. Pursuant to these and other agreements to license and acquire music recordings, the Company has total obligations to pay up to $487,500 upon the delivery of music recordings. In addition, the Company is obligated to pay up to $450,000 over 10 years as advances against royalties. Further, the Company is obligated to pay royalties of 25% after recoupment against the applicable royalty advances. The Company has the option to extend these agreements over the same period as the initial terms.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

Subordinated Convertible Notes Payable

In September 2005, the principal amount of the notes plus accrued interest payable was automatically converted into shares of preferred stock in a qualified equity financing. The conversion resulted in the noteholders receiving a discount of 35%. The noteholders received an aggregate of 1,363,510 Series B convertible preferred shares (see below), including 477,228 shares relating to the beneficial discount feature included in the notes. The beneficial shares had a fair value of $125,034 that was charged to interest expense in September 2005.

Capital Stock

Authorized Shares of Preferred Stock

In September 2005, in conjunction with the issuance of the Company’s Series B convertible preferred stock, the Company’s shareholders approved an amendment to the Company’s articles of incorporation increasing the total number of shares of common and preferred stock the Company is authorized to issue to 66,000,000 shares and 21,000,000 shares, respectively.

In addition, the shareholders amended the liquidation preference and liquidation distribution provisions of the Series A convertible preferred stock to conform to the comparable provisions of the Series B convertible preferred stock. After amendment, the Series A shareholders have a preference to any distribution of the Company’s assets on a pro-rata basis with the Series B shareholders up to a maximum of $0.1964798 per share. After receiving their liquidation preference, the Series A shareholders are entitled to receive on a pro-rata basis with the Series B and Common shareholders (on an as converted to common stock basis) a maximum of three times, including the amount received as their liquidation preference, their investment in the Series A shares.

Series B Convertible Preferred Stock.

On September 22, 2005, the Company issued 9,241,565 shares of its Series B convertible preferred stock at $0.262 per share and realized aggregate proceeds of $2,278,256, including $232,205 related to the subordinated convertible promissory notes and related accrued interest payable, net of $18,000 of issuance costs. The Series B shareholders have a preference to receive non-cumulative dividends at a rate of $0.013 per share, if declared by the Company’s Board of Directors. The Series B shareholders have a preference to any distribution of the Company’s assets on a pro-rata basis with the Series B shareholders up to a maximum of $0.262 per share. After

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

receiving their liquidation preference, the Series B shareholders are entitled to receive on a pro-rata basis with the Series A and Common shareholders (on an as converted to common stock basis) a maximum of three times, including the amount received as their liquidation preference, their investment in Series B shares.

Merger with Digital Music Group, Inc.

In September 2005, the Company executed a merger agreement, whereby the Company agreed to merge with Digital Music Group, Inc. (“DMG”). The Company’s shareholders will receive an aggregate of 2,000,000 shares of DMG common stock in exchange for all of their common and preferred stock, including shares issued upon the exercise of all outstanding stock options and warrants. The transaction is scheduled to close on the effective date of DMG’s initial public offering (“IPO”).

3.    FURNITURE AND EQUIPMENT

At December 31, 2004 furniture and equipment comprise:

Computers and office equipment	$23,619
Furniture and fixtures	4,362
Equipment under capital lease obligations	122,269

Furniture and equipment, at cost	150,250
Less accumulated depreciation and amortization	(3,137)

$147,113

Depreciation expense for the Company’s furniture and equipment totaled $3,137, of which $1,949 related to equipment under capital lease obligations, for the period from February 26, 2004 (inception) to December 31, 2004.

4.    DIGITAL MUSIC RIGHTS AND ROYALTY ADVANCES

During the period from February 26, 2004 (inception) to December 31, 2004, the Company acquired or licensed digital rights to music directly from the artists and to a catalogue of music. Depending on the arrangement, the Company either pays for the production of the music recording, advance royalties to the artists that are recouped from future revenue generated by the music acquired or licensed, or pays for the digital right to a catalogue of music as the tracks of music are delivered. In July 2004 in connection with the digital rights to acquire a catalogue of music, the Company issued 129,166 shares of common stock with a fair value of $3,229, as determined by the Company’s Board of Directors. At December 31, 2004, the Company has the rights to acquire digital rights to a catalogue of music for additional tracks of music totaling approximately $119,000.

At December 31, 2004, digital music rights comprise:

Digital music rights	$179,214
Less accumulated amortization	(3,040)

$176,174

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

5.    LEASES

Operating Lease

The Company leases its office facility under a non-cancelable sub-lease that expires on October 31, 2005. Rent expense totaled $8,360 for the period from February 26, 2004 (inception) to December 31, 2004. Minimum annual rent payments for 2005 aggregate $55,730.

Capital Leases

The Company leases certain of its computers and office equipment under capital leases with interest rates ranging from 14% to 15% per annum. Future minimum lease payments for assets under capital lease obligations at December 31, 2004 are as follows:

Year ended December 31,
2005	$54,012
2006	47,725

Total minimum lease payments	101,737
Less amount representing interest	(13,184)

Capitalized lease obligations	88,553
Less current portion	(44,012)

Long-term portion of capital lease obligations	$44,541

6.    INCOME TAXES

Income taxes for the period from February 26, 2004 (inception) to December 31, 2004 is comprised of the following:

Currently payable:
Federal	$—
State	800

Total current	800

Deferred:
Federal	(199,781)
State	(56,901)

Total deferred	(256,682)
Valuation allowance	256,682

Net deferred	—

Income taxes	$800

The Company reports certain expenses for tax purposes in different periods than they are recorded for financial reporting purposes. These timing differences give rise to deferred tax assets and liabilities. Net deferred income tax assets totaling $256,682 at December 31, 2004, have been fully offset by a valuation allowance due to the uncertainty of their ultimate realizability.

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

The temporary timing differences that give rise to the deferred tax assets and liabilities are as follows:

Deferred income tax assets:
Net operating loss carryforward	$306,131
Federal tax benefit of state deferred income taxes	(19,346)
Accrued vacation	3,429

Total deferred income tax assets	290,214
Deferred income tax liabilities:
Depreciation and amortization	(33,532)

Net deferred income tax assets	256,682
Valuation allowance	(256,682)

Net deferred income tax assets	$—

At December 31, 2004, the Company had federal and state net operating loss carryforwards of approximately $733,000 and $642,000, respectively, available to reduce future taxable income. If not utilized to reduce taxable income, the federal net operating loss carryforward expires in 2019 and the state net operating loss carryforward expires in 2014.

Under the provisions of the Internal Revenue Code (the “Code”), the amount and benefit from net operating loss carryforwards may be limited in certain circumstances, including, but not limited to, a cumulative stock ownership change of more than 50% over a three year period, as defined in the Code.

Income taxes differs from the amount computed by applying the U.S. federal statutory tax rate (34%) to loss before income taxes as follows:

Federal income tax benefit	$(218,891)
State income tax benefit, net of federal effect	(37,562)
Change in valuation allowance	256,682
Other, net	571

$800

7.    CAPITAL STOCK

Preferred Stock

During 2004, the Company issued an aggregate of 8,801,409 shares of Series A convertible preferred stock at a per share price of $0.1964798 and received cash proceeds of $1,670,496, net of offering costs of $25,000 and $8,801 collected on behalf of DMI Publishing, Inc., an affiliated company, and a subscription receivable for $25,000. The subscription receivable was collected in January 2005.

The Series A shareholders have a liquidation preference of $0.1964798 per share and a preference to receive non-cumulative dividends at a rate of $0.01 per share, if declared by the Company’s Board of Directors. Each share of Series A preferred stock has voting rights similar to common stock and is convertible into common stock on a share for share basis under certain circumstances (see Note 2).

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

Common Stock

Pursuant to restricted stock purchase agreements with the founders of the Company, the Company has an option to repurchase, at the lower of fair value, as determined by the Company’s Board of Directors or the original per share value of $0.001, a certain number of the shares issued to them should they cease being employees, consultants, advisors or directors of the Company prior to March 2007. The number of shares subject to this restriction is reduced each month that the founders remain a “Service Provider”, as defined in the agreements, to the Company. In addition, should the Company terminate the founders within twelve months after a change of control of the Company, as defined in the agreements, an additional 1,401,661 restricted shares will be released from the restriction. At December 31, 2004, 3,153,750 shares issued to the founders are subject to this restriction.

In addition, the Company has the right of first refusal to repurchase the shares of the founders’ common stock that are not restricted, the 50,000 shares of common stock issued to consultants in connection with its formation and the 129,166 shares of common stock issued in conjunction with the Company’s acquisition of certain digital rights to a catalog of music should such holders wish to sell their shares. At December 31, 2004, an aggregate of 5,435,416 shares of common stock are subject to the Company’s right of first refusal.

An aggregate of 10,516,000 shares of the Company’s authorized but unissued common stock is reserved for issuance upon the exercise of stock options and warrants and the conversion of the Series A preferred stock.

8.    STOCK OPTIONS

The Company has a Stock Plan (the “Plan”) under which 1,500,000 shares of common stock have been reserved for issuance to employees, directors and consultants. Under the Plan, options are granted at fair value, as determined by the Company’s Board of Directors, vest over periods ranging from immediately to four years and are exercisable for periods not exceeding ten years from the date of grant.

The Company has computed compensation cost of the options granted under the Plan using the fair value method, whereby the fair value of each option grant is estimated on the date of grant utilizing the Black-Scholes fair value model with the following weighted average assumptions: (a) expected life of approximately six years; (b) risk-free interest rate of 4.5%; (c) 0% dividend yield and (d) volatility of 75%. The weighted average fair value of the options granted during the period from February 26, 2004 (inception) to December 31, 2004 was $.02.

A summary of stock option activity in the period from February 26, 2004 (inception) to December 31, 2004 is set forth in the table below:

	Shares of Common Stock		Weighted- Average Exercise Price Per Share
	Available for Option	Under Option
Shares reserved at inception of Plan	1,500,000
Options granted	(381,000)	381,000	$0.025

Balance, December 31, 2004	1,119,000	381,000

Options exercisable at December 31, 2004		16,666	$0.025

DIGITAL MUSICWORKS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from February 26, 2004 (inception) to December 31, 2004—(Continued)

During the period from February 26, 2004 (inception) to December 31, 2004, no options were exercised and none expired or were cancelled.

The remaining weighted average exercise period of options outstanding at December 31, 2004 was approximately 9.8 years.

The Company charged expense for compensation costs related to the grant of options totaling $426 as a component of selling, general and administrative expenses in the period from February 26, 2004 (inception) and December 31, 2004.

9.    WARRANTS

During the period from February 26, 2004 (inception) to December 31, 2004, the Company issued warrants to purchase an aggregate of 215,000 shares of common stock in exchange for legal and consulting services.

In March 2004, in connection with its incorporation, the Company issued a warrant to purchase 40,000 shares of its common stock at an exercise price of $0.001 per share. The warrant is exercisable at any time prior to the earlier of (i) a change in control of the Company or (ii) March 21, 2014.

In August 2004, the Company issued a warrant to purchase 50,000 shares of its common stock to a consultant at an exercise price of $0.30 per share. The warrant is exercisable at any time prior to (i) a change in control of the Company; (ii) an IPO; or (iii) August 1, 2009. On October 1, 2004, the exercise price of the warrant was reduced to $0.10 per share and the original warrant was replaced with an amended warrant with the same vesting and exercise terms as the original.

In November 2004, the Company issued a warrant to purchase 125,000 shares of its common stock to a consultant at an exercise price of $0.025 per share. The warrant is exercisable pursuant to a monthly vesting schedule over twelve months from the date the warrant holder commenced service to the Company as a member of its board of advisors. The warrant is exercisable, to the extent vested, at any time prior to (i) a change in control of the Company; (ii) an IPO; or (iii) November 1, 2009. At December 31, 2004, warrants to purchase 10,417 shares were vested. In February 2005, the consultant’s relationship with the Company terminated and the consultant forfeited his right purchase 93,749 shares of common stock under the warrant.

The warrants have been valued in accordance with the provisions of FAS 123 (R), whereby the Company has computed compensation cost of the warrants using the Black-Scholes fair value method. The fair value of each warrant is estimated on the date of grant using the following weighted average assumptions: (a) expected life ranging between 5 and 10 years; (b) risk-free interest rate of 4.5%; (c) 0% dividend yield and (d) volatility of 75%. The weighted average fair value of the warrants granted during the period from February 26, 2004 (inception) to December 31, 2004 was $.02. In connection with the warrants, the Company charged expense for legal and consulting costs total $855, as a component of selling, general and administrative expenses in the period from February 26, 2004 (inception) to December 31, 2004.

RIO BRAVO ENTERTAINMENT LLC

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Members

Rio Bravo Entertainment LLC

Austin, Texas

We have audited the accompanying balance sheet of Rio Bravo Entertainment, LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ deficit and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rio Bravo Entertainment, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/    Perry-Smith LLP

Sacramento, California

September 23, 2005

RIO BRAVO ENTERTAINMENT, LLC

BALANCE SHEETS

	December 31,
	2003	2004
Assets
Current assets:
Cash	$13,174	$16,875
Accounts receivable	—	7,376

Total assets	$13,174	$24,251

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$8,072	$23,913

Note payable to member	120,900	112,400

Total liabilities	128,972	136,313

Commitments and contingencies

Members’ deficit:
Members’ capital (deficit)	3,000	(1,000)
Accumulated deficit	(118,798)	(111,062)

Total Members’ deficit	(115,798)	(112,062)

Total liabilities and Members’ deficit	$13,174	$24,251

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT, LLC

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2002	2003	2004
Revenues:
Digital music sales	$—	$—	$35,752
Recorded music sales	91,944	85,013	74,961

Total revenues	91,944	85,013	110,713

Cost of revenues:
Cost of digital music sales	—	—	29,301
Cost of recorded music	65,948	48,068	51,339

Total cost of revenues	65,948	48,068	80,640

Gross profit	25,996	36,945	30,073

Selling, general and administrative	55,364	37,109	22,337

Net income (loss)	$(29,368)	$(164)	$7,736

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT, LLC

STATEMENTS OF MEMBERS’ DEFICIT

	Richard Rees LLC	Mark Kordelos	Total Members’ Deficit
Balances, January 1, 2002	$(43,133)	$(43,133)	$(86,266)
Net loss for the year	(14,684)	(14,684)	(29,368)

Balances, December 31, 2002	(57,817)	(57,817)	(115,634)
Net loss for the year	(82)	(82)	(164)

Balances, December 31, 2003	(57,899)	(57,899)	(115,798)
Member draw	—	(4,000)	(4,000)
Member assignment	(34,739)	34,739	—
Net income for the year	6,189	1,547	7,736

Balances, December 31, 2004	$(86,449)	$(25,613)	$(112,062)

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT, LLC

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2002	2003	2004
Cash flows from operations:
Net (loss) income	$(29,368)	$(164)	$7,736
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts receivable	—	—	(7,376)
Accounts payable	2,381	4,811	15,841

Net cash (used in) provided by operations	(26,987)	4,647	16,201

Cash flows from financing activities:
Advances from member	45,700	18,900	—
Repayment of advances from member	(16,000)	(13,700)	(8,500)
Member draws	—	—	(4,000)

Net cash provided by (used in) financing activities	29,700	5,200	(12,500)

Net increase in cash	2,713	9,847	3,701
Cash, beginning of period	614	3,327	13,174

Cash, end of period	$3,327	$13,174	$16,875

The accompanying notes are an integral part of these financial statements.

RIO BRAVO ENTERTAINMENT LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2003 and 2004

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Rio Bravo Entertainment, LLC (the Company), doing business as Psychobaby, a Delaware limited liability company was formed in 1998. The Company’s headquarters and operations are in Austin, Texas. The Company primarily licenses, for a specified time ranging from one to two years, the digital rights to recorded music and sub-licenses online music stores, such as Apple’s iTune Music Store, the rights to provide consumers the ability to electronically download such music. Prior to 2003, the Company primarily sold recorded music that it had produced.

Management Estimates and assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash consists of demand deposits.

Significant customers

For the year ended December 31, 2002, three customers accounted for 10%, 12%, and 59% of revenue, respectively. For the year ended December 31, 2003, two customers accounted for 58% and 38% of revenue, respectively. For the year ended December 31, 2004, two customers accounted for 40% and 33% of revenue, respectively. At December 31, 2004, one customer accounted for 99% of accounts receivable.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable and accounts payable and accrued liabilities approximates their fair value.

Income taxes

Because the Company is a limited liability company, the members are responsible for any federal and state tax liabilities relating to its operations.

Revenue Recognition

Digital Music Sales

The Company sub-licenses online music stores to provide consumers the ability to electronically download music it owns or licenses in exchange for a license fee for each download transaction, as defined in the sub-license agreements. Each sub-licensee reports the number of downloads, generally on a monthly basis, pursuant to the sub-license agreements. The Company recognizes revenue related to the digital download when it occurs provided there is persuasive evidence of a sale, delivery has occurred, the price is fixed and collectibility is reasonably assured.

RIO BRAVO ENTERTAINMENT LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2003 and 2004—(Continued)

Recorded Music Sales

The Company sells recorded music, such as CDs, that have been produced by the Company. The Company recognizes revenue related to such transactions in the month the transaction occurs provided there is persuasive evidence of a sale, delivery has occurred, the price is fixed and collectibility is reasonably assured.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $1,881, none and $650 for the years ended December 31, 2002, 2003 and 2004, respectively.

2.    NOTE PAYABLE TO MEMBER

Prior to April 2003, the Company’s majority member would, from time to time, advance the Company funds for working capital. In April 2003, the Company formalized the financing arrangement with the majority member by issuing a non-interest bearing promissory note in the principal amount of $129,400. The note is due no later than April 2008. If the Company fails to pay the note on or before its due date, the unpaid balance shall accrue interest at a rate of 6% per annum until paid. At December 31, 2003 and 2004, the note balance was $120,900 and $112,400, respectively.

3.    MEMBERS’ DEFICIT

Members’ deficit consists of each members’ contribution adjusted for draws and proportionate share of the Company’s net income (loss), pursuant to the Company’s Limited Liability Company Agreement, as amended. On December 31, 2004, one of the Company’s members, Richard Rees LLC acquired 60% of Mark Kordelos’ membership. Effective for the year ended December 31, 2004 and thereafter, the Company’s net income (loss) is to be allocated 80% to Richard Rees LLC and 20% to Mark Kordelos.

4.    RELATED PARTY TRANSACTIONS

During the years ended December 31, 2002, 2003 and 2004, the Company paid a management fee to the Company’s majority member, Richard Rees LLC, in the amounts of $7,157, $9,640 and $855, respectively.

5.    INDUSTRY SEGMENTS

The Company has two reportable industry segments: digital music sales and recorded music sales. Digital music sales consists of revenue derived from the sub-licensing fees earned from digital music stores relating to the electronic downloading of music. Recorded music sales consists of the revenue earned from the sale of recorded music.

The accounting policies for the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment net sales include sales to external customers. There are no inter-segment activities.

The Company’s reportable segments are strategic business operations that offer different products and services. They are managed separately because each business utilizes different technology and requires different marketing strategies. The Company’s chief operating decision maker is considered to be the Company’s majority member. The majority member reviews financial information presented on a consolidated basis accompanied by

RIO BRAVO ENTERTAINMENT LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2003 and 2004—(Continued)

disaggregated information about revenues and income (loss) by operating segment. The tables below present information for years ended December 31, 2002, 2003 and 2004.

December 31, 2002	Digital Music	Recorded Music	Total
Revenue	$—	$91,944	$91,944
Cost of revenue	—	65,948	65,948
Operating expenses		55,364	55,364
Net loss	—	(29,368)	(29,368)

December 31, 2003	Digital Music	Recorded Music	Total
Revenue	$—	$85,013	$85,013
Cost of revenue	—	48,068	48,068
Operating expenses		37,109	37,109
Net loss	—	(164)	(164)

December 31, 2004	Digital Music	Recorded Music	Total
Revenue	$35,752	$74,961	$110,713
Cost of revenue	29,301	51,339	80,640
Operating expenses	—	22,337	22,337
Net income	6,451	1,285	7,736

Revenues in Europe accounted for approximately 4% and 7% of the Company’s total revenues for the years ended December 31, 2002 and 2004, respectively. The Company had no foreign revenue during the year ended December 31, 2003.

6.    SUBSEQUENT EVENT

On August 26, 2005, the Company entered into an agreement to sell its digital recording rights operations, consisting of digital music licenses and related royalty obligations, to Digital Music Group, Inc. (“DMG”) in exchange for 25,000 shares of DMG’s common stock. The transaction is scheduled to close on the effective date of DMG’s initial public offering.

Through and including                     , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                    Shares

Common Stock

PROSPECTUS

I-Bankers Securities, Inc.

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Digital Music Group, Inc. in connection with the sale and distribution of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee		$4,238
NASD filing fee		4,100
Nasdaq National Market listing fee		100,000
Blue Sky fees and expenses		*
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Insurance Premiums		*
Miscellaneous expenses		*
Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Registrant’s Amended and Restated Certificate of Incorporation provides for mandatory indemnification, to the fullest extent permitted by the General Corporation Law, of each person that such law grants Registrant the power to indemnify.

Registrant’s Bylaws provide for mandatory indemnification to the fullest extent permitted by law of each person that such law grants Registrant the power to indemnify.

Registrant’s directors and officers are covered by insurance maintained by Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Registrant has entered into contracts with certain of its directors and executive officers providing indemnification of such directors and officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

The underwriting agreement provides for indemnification by the Underwriters of Registrant and its executive officers and directors, and by Registrant of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of Registrant’s transactions within the last three years, involving sales of Registrant’s securities that were not registered under the Securities Act:

(a) On April 15, 2005, Registrant issued and sold an aggregate of 1,600,000 shares of common stock to Steve Colmar, a director of Registrant, Cliff Haigler, Registrant’s Chief Financial Officer, Craig Colmar, Richard Rees, Registrant’s Vice President of Business Development and Secretary and a director, and Austin Trust, at a price of $0.01 per share, for an aggregate of $16,000 of non-cash consideration including services rendered to Registrant. In addition, on April 15, 2005, Registrant issued and sold 300,000 shares of common stock to Business Ventures Corp., Registrant’s bridge lender for expenses in connection with the offering, at a price of $0.01 per share, for an aggregate of $3,000 of non-cash consideration including services rendered to Registrant. Steve Colmar is the trustee of Austin Trust and a shareholder of Business Ventures Corp. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

(b) On August 26, 2005, Registrant issued and sold (i) 200,000 shares of common stock to Mitchell Koulouris, Registrant’s Chief Executive Officer, (ii) 200,000 shares of common stock to Anders Brown, Registrant’s Chief Operating Officer, and (iii) 200,000 shares of common stock to Peter Koulouris, Registrant’s Vice President of Business Development, at a price of $0.01 per share, for an aggregate of $6,000, in each instance the consideration of which was services rendered or cash paid to Registrant. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

(c) On August 30, 2005, Registrant issued and sold 75,000 shares of common stock to Richard Rees, a director of Registrant, at a price of $.01 per share, for an aggregate of $750, the consideration of which was services rendered to Registrant. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

(d) On September 27, 2005, Registrant issued and sold 100,000 shares of common stock to Clayton Trier, a director and Chairman of the Board of Registrant, at a price of $0.01 per share, for an aggregate of $1,000, the consideration of which was services rendered to Registrant. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

(e) In connection with the acquisition of Digital Musicworks International, Inc. concurrent with the completion of this offering, Registrant will acquire all of the outstanding shares of equity stock of Digital Musicworks International, Inc. in exchange for an aggregate of 2,000,000 shares of common stock. The foregoing purchase and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction does not involve a public offering.

(f) In connection with the acquisition of certain assets of Rio Bravo Entertainment LLC concurrent with the completion of this offering, Registrant will acquire certain agreements of Rio Bravo Entertainment LLC in exchange for an aggregate of 25,000 shares of common stock. The foregoing purchase and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction does not involve a public offering.

The number of shares of common stock set forth above include a dividend of 1,249 shares of our common stock for each share of our common stock held as of September 8, 2005. Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof. The recipients in such transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through their relationships with Registrant, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

2.1†	Agreement and Plan of Reorganization dated as of September 12, 2005, by and among Digital Music Group, Inc. and Digital Musicworks International, Inc.

2.2	Asset Purchase Agreement dated as of September 22, 2005, by and between Digital Music Group, Inc. and Rio Bravo Entertainment LLC.

3.1	Certificate of Incorporation of Registrant, as amended.

3.2	Proposed Amended and Restated Certificate of Incorporation of Registrant.

3.3	Bylaws of Registrant.

3.4	Proposed Amended and Restated Bylaws of Registrant.

4.1*	Form of Registrant’s Common Stock Certificate.

5.1	Form of Opinion of Hayden Bergman, Professional Corporation.

10.1	Form of Indemnification Agreement by and between Registrant and each of its directors and officers.

10.2*	2005 Stock Plan.

10.3	Second Amended and Restated Stockholders Agreement dated September 8, 2005 by and among Digital Musicworks International, Inc. and certain of its shareholders.

10.4	Sublease Agreement dated October 28, 2004 by and among Digital Musicworks International, Inc. and Gilbert J. Malmgren, Inc. and Landlord Consent to Sublease dated October 28, 2004.

10.5	Founder’s Restricted Stock Purchase Agreement dated March 21, 2004 between Digital Musicworks International, Inc. and Mitchell Koulouris.

10.6	Founder’s Restricted Stock Purchase Agreement dated March 21, 2004 between Digital Musicworks International, Inc. and Peter Koulouris.

10.7	Executive’s Restricted Stock Purchase Agreement dated August 26, 2005 between Registrant and Mitchell Koulouris.

10.8	Executive’s Restricted Stock Purchase Agreement dated August 26, 2005 between Registrant and Anders Brown.

10.9	Executive’s Restricted Stock Purchase Agreement dated August 26, 2005 between Registrant and Peter Koulouris.

10.10	Non-Competition and Non-Solicitation Agreement dated September 12, 2005 between Registrant and Mitchell Koulouris.

Exhibit Number	Description
10.11	Non-Competition and Non-Solicitation Agreement dated September 12, 2005 between Registrant and Anders Brown.

10.12	Non-Competition and Non-Solicitation Agreement dated September 12, 2005 between Registrant and Peter Koulouris.

10.13	Non-Competition and Non-Solicitation Agreement dated September 22, 2005 between Registrant and Richard Rees.

10.14	Employment Agreement dated September 13, 2005 with Mitchell Koulouris, President and Chief Executive Officer and Director Nominee of Registrant.

10.15	Employment Agreement dated September 13, 2005 with Anders Brown, Chief Operating Officer of Registrant.

10.16	Employment Agreement dated September 13, 2005 with Peter Koulouris, Vice President of Business Development of Registrant.

10.17	Employment Agreement dated September 27, 2005 with Richard Rees, Vice President of Business Development and Director of Registrant.

10.18†	Digital Rights Purchase Agreement dated as of July 12, 2004 between Prime Entertainment Group, Inc. and Digital Musicworks International, Inc., and addendum dated July 12, 2005.

10.19†	Deal Memorandum dated February 7, 2005 between Carinco AG and Digital Musicworks International, Inc.

10.20†	Digital Rights Purchase Agreement dated August 26, 2005 between CASCADE GmbH and Digital Musicworks International, Inc.

10.21†	Deal Memorandum dated June 15, 2005 between San Juan Music Group and Digital Musicworks International, Inc.

10.22†	Digital Music Download Sales Agreement dated March 30, 2004 between Apple Computer, Inc. and Digital Musicworks International, Inc.

10.23†	Digital Music Download Sales Agreement dated March 2, 2004 between Apple Computer, Inc. and Rio Bravo Entertainment LLC dba Psychobaby Records.

10.24†	Digital Distribution Agreement dated as of October 1, 2005 between Fulfill aka Artful Records and Rio Bravo Entertainment, LLC dba Psychobaby.

10.25†	Portal Agreement dated September 9, 2004 between Green Linnet Records Inc. and Rio Bravo Entertainment, LLC dba Psychobaby.

10.26	Employment Agreement dated September 26, 2005 with Clifford Haigler, Chief Financial Officer of Registrant.

10.27†	Distribution Agreement dated September 29, 2005 between LICENSEMUSIC.COM ApS and Digital Musicworks International, Inc.

23.1	Consent of Perry-Smith, LLP with respect to Digital Music Group, Inc.

23.2	Consent of Perry-Smith, LLP with respect to Digital Musicworks International, Inc.

23.3	Consent of Perry-Smith, LLP with respect to Rio Bravo Entertainment LLC.

23.4	Consent of Hayden Bergman, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-6).

*	To be filed by amendment.
†	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 29th day of September 2005.

DIGITAL MUSIC GROUP, INC.

By:	/S/ MITCHELL KOULOURIS
Mitchell Koulouris
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Mitchell Koulouris and Cliff Haigler, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ MITCHELL KOULOURIS Mitchell Koulouris	President and Chief Executive Officer (principal executive officer)	September 29, 2005

/S/ CLIFF HAIGLER Cliff Haigler	Chief Financial Officer (principal financial and accounting officer)	September 29, 2005

/S/ RICHARD REES Richard Rees	Vice President of Business Development, Secretary and Director	September 29, 2005

/S/ CLAYTON TRIER Clayton Trier	Chairman of the Board and Director	September 29, 2005

/S/ STEVE COLMAR Steve Colmar	Director	September 29, 2005

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

2.1†	Agreement and Plan of Reorganization dated as of September 12, 2005, by and among Digital Music Group, Inc. and Digital Musicworks International, Inc.

2.2	Asset Purchase Agreement dated as of September 22, 2005, by and between Digital Music Group, Inc. and Rio Bravo Entertainment LLC.

3.1	Certificate of Incorporation of Registrant, as amended.

3.2	Proposed Amended and Restated Certificate of Incorporation of Registrant.

3.3	Bylaws of Registrant.

3.4	Proposed Amended and Restated Bylaws of Registrant.

4.1*	Form of Registrant’s Common Stock Certificate.

5.1	Form of Opinion of Hayden Bergman, Professional Corporation.

10.1	Form of Indemnification Agreement by and between Registrant and each of its directors and officers.

10.2*	2005 Stock Plan.

10.3	Second Amended and Restated Stockholders Agreement dated September 8, 2005 by and among Digital Musicworks International, Inc. and certain of its shareholders.

10.4	Sublease Agreement dated October 28, 2004 by and among Digital Musicworks International, Inc. and Gilbert J. Malmgren, Inc. and Landlord Consent to Sublease dated October 28, 2004.

10.5	Founder’s Restricted Stock Purchase Agreement dated March 21, 2004 between Digital Musicworks International, Inc. and Mitchell Koulouris.

10.6	Founder’s Restricted Stock Purchase Agreement dated March 21, 2004 between Digital Musicworks International, Inc. and Peter Koulouris.

10.7	Executive’s Restricted Stock Purchase Agreement dated August 26, 2005 between Registrant and Mitchell Koulouris.

10.8	Executive’s Restricted Stock Purchase Agreement dated August 26, 2005 between Registrant and Anders Brown.

10.9	Executive’s Restricted Stock Purchase Agreement dated August 26, 2005 between Registrant and Peter Koulouris.

10.10	Non-Competition and Non-Solicitation Agreement dated September 12, 2005 between Registrant and Mitchell Koulouris.

10.11	Non-Competition and Non-Solicitation Agreement dated September 12, 2005 between Registrant and Anders Brown.

10.12	Non-Competition and Non-Solicitation Agreement dated September 12, 2005 between Registrant and Peter Koulouris.

10.13	Non-Competition and Non-Solicitation Agreement dated September 22, 2005 between Registrant and Richard Rees.

10.14	Employment Agreement dated September 13, 2005 with Mitchell Koulouris, President and Chief Executive Officer and Director Nominee of Registrant.

10.15	Employment Agreement dated September 13, 2005 with Anders Brown, Chief Operating Officer of Registrant.

Exhibit Number	Description
10.16	Employment Agreement dated September 13, 2005 with Peter Koulouris, Vice President of Business Development of Registrant.

10.17	Employment Agreement dated September 27, 2005 with Richard Rees, Vice President of Business Development and Director of Registrant.

10.18†	Digital Rights Purchase Agreement dated as of July 12, 2004 between Prime Entertainment Group, Inc. and Digital Musicworks International, Inc., and addendum dated July 12, 2005.

10.19†	Deal Memorandum dated February 7, 2005 between Carinco AG and Digital Musicworks International, Inc.

10.20†	Digital Rights Purchase Agreement dated August 26, 2005 between CASCADE GmbH and Digital Musicworks International, Inc.

10.21†	Deal Memorandum dated June 15, 2005 between San Juan Music Group and Digital Musicworks International, Inc.

10.22†	Digital Music Download Sales Agreement dated March 30, 2004 between Apple Computer, Inc. and Digital Musicworks International, Inc.

10.23†	Digital Music Download Sales Agreement dated March 2, 2004 between Apple Computer, Inc. and Rio Bravo Entertainment LLC dba Psychobaby Records.

10.24†	Digital Distribution Agreement dated as of October 1, 2005 between Fulfill aka Artful Records and Rio Bravo Entertainment, LLC dba Psychobaby.

10.25†	Portal Agreement dated September 9, 2004 between Green Linnet Records Inc. and Rio Bravo Entertainment, LLC dba Psychobaby.

10.26	Employment Agreement dated September 26, 2005 with Clifford Haigler, Chief Financial Officer of Registrant.

10.27†	Distribution Agreement dated September 29, 2005 between LICENSEMUSIC.COM ApS and Digital Musicworks International, Inc.

23.1	Consent of Perry-Smith, LLP with respect to Digital Music Group, Inc.

23.2	Consent of Perry-Smith, LLP with respect to Digital Musicworks International, Inc.

23.3	Consent of Perry-Smith, LLP with respect to Rio Bravo Entertainment LLC.

23.4	Consent of Hayden Bergman, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-6).

*	To be filed by amendment.
†	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.